    As filed with the Securities and Exchange Commission on August 27, 1996



                                                       Registration No. 333-8147

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                               ------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                               ------------------

                        DOVER DOWNS ENTERTAINMENT, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              Delaware                                          7900
    State or other jurisdiction                     (Primary Standard Industrial
 of incorporation or organization)                  Classification Code Number)

                                   51-0357525

                      (I.R.S. Employer Identification No.)

                           1131 North DuPont Highway

                             Dover, Delaware 19901

                                 (302) 674-4600

              (Address, including zip code, and telephone number,

       including area code, of registrant's principal executive offices)
                               ------------------

                           Klaus M. Belohoubek, Esq.

                        Dover Downs Entertainment, Inc.

                               2200 Concord Pike

                              Wilmington, DE 19803

                                 (302) 426-2806

               (Name, address, including zip code, and telephone

               number, including area code, of agent for service)
                               ------------------

                                   COPIES TO:

    Kathleen M. Shay, Esq.                     Stephen A. Greene, Esq.
  Duane, Morris & Heckscher                    Cahill Gordon & Reindel
      One Liberty Place                             80 Pine Street
 Philadelphia, PA 19103-7396                      New York, NY 10005

                               ------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. / /

                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 27, 1996


PROSPECTUS

                                2,500,000 SHARES

                     [LOGO] DOVER DOWNS ENTERTAINMENT, INC.

                                  COMMON STOCK

                         ------------------------------

     Of the 2,500,000 shares of Common Stock offered hereby, 1,000,000 shares are being offered by Dover Downs Entertainment, Inc. ('Dover Downs' or the 'Company') and 1,500,000 shares are being offered by the Selling Stockholders. See 'Principal and Selling Stockholders.' The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

     Prior to this offering (the 'Offering'), there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $18.00 and $21.00 per share. See 'Underwriting' for information relating to the factors to be considered in determining the initial public offering price.

     The Common Stock has been approved for listing on the New York Stock Exchange under the symbol 'DVD,' subject to official notice of issuance.


     See 'Risk Factors' beginning on page 7 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.


                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                                               PROCEEDS TO
                                     PRICE TO          UNDERWRITING        PROCEEDS TO           SELLING
                                      PUBLIC           DISCOUNT(1)          COMPANY(2)         STOCKHOLDERS
Per Share.....................          $                   $                   $                   $
Total (3).....................          $                   $                   $                   $

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See
    'Underwriting.'


(2) Before deducting expenses of the Offering payable by the Company, estimated at $488,000.


(3) The Company and certain Selling Stockholders have granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an additional 75,000 and 300,000 shares of Common Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Company
    and Proceeds to Selling Stockholders will be $         , $         ,
    $         , and $         respectively. See 'Underwriting.'

                         ------------------------------

     The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of shares of Common Stock will be made in New York, New York on or
about              , 1996.

                         ------------------------------

                              MERRILL LYNCH & CO.

                         ------------------------------

                The date of this Prospectus is          , 1996.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

          [ PHOTOGRAPH OF VIDEO LOTTERY (SLOTS) CASINO APPEARS HERE ]

              [ PHOTOGRAPH OF HARNESS RACING HORSES APPEARS HERE ]


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         ------------------------------

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent public accountants and to announce publicly its quarterly results for the first three quarters of each fiscal year.

          [ PHOTOGRAPH OF STOCK RACING TRACK ON RACE DAY APPEARS HERE]

          [ PHOTOGRAPH OF STOCK RACING TRACK ON RACE DAY APPEARS HERE]

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements (including the notes thereto), Glossary of Certain Terms and more detailed information appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained herein assumes no exercise of the Underwriters' over-allotment option or of options granted pursuant to the Company's 1991 and 1996 Stock Option Plans. See 'Underwriting' and 'Management -- Stock Option Plans.'


                                  THE COMPANY

     Dover Downs owns and operates the Dover Downs International Speedway, the Dover Downs Raceway and a video lottery casino at a multi-purpose gaming and entertainment complex. The facility is located in close proximity to the major metropolitan areas of Philadelphia, Baltimore and Washington, D.C. on approximately 775 acres of land owned by the Company in Dover, Delaware.


     Dover Downs International Speedway offers a modern, state-of-the-art, concrete superspeedway for top-rated NASCAR-sanctioned auto racing events with one of the largest and most comfortable seating capacities in its market. Dover Downs Raceway offers traditional harness horse racing and year-round satellite-linked pari-mutuel wagering on simulcast harness and thoroughbred horse races from regional and national tracks. The Company has recently expanded into video lottery (slot) machine gaming. The video lottery operations are managed by Caesars World Gaming Development Corporation, a wholly owned subsidiary of Caesars World, Inc., the casino gaming arm of ITT Corporation. Using Caesars' expertise and marketing skills in the gaming industry, the Company has created a stylish gaming facility with attractive decor, dining and nightly entertainment.



     Dover Downs offers a unique gaming and entertainment experience. Management believes it to be the only facility in the country that combines in one location NASCAR-sanctioned Winston Cup/Busch Series stock car racing, harness horse racing, pari-mutuel wagering on both live and simulcast horse races, and video lottery (slot) machine gaming.


MOTORSPORTS


     Dover Downs has presented NASCAR-sanctioned racing events for 28 consecutive years. The Company currently conducts four major NASCAR-sanctioned events per year. Two races are associated with the Winston Cup professional stock car racing circuit and two races are associated with the Busch Series, Grand National Division racing circuit.



     For the past 11 years, NASCAR-sanctioned Winston Cup events at Dover Downs have sold out well in advance of the race. Current seating capacity consists of 88,977 grandstand seats and 1,000 skybox seats. The Company has increased seating capacity for the last 11 consecutive years, adding 64,000 seats (53,000 permanent and 11,000 temporary seats) during that period. An additional 7,500 permanent grandstand seats, 960 skybox seats, new food concessions and restroom facilities are expected to be completed in time for the 1997 race season.



     All races are conducted on a recently resurfaced, high-banked, one mile long, concrete superspeedway known by NASCAR race fans as the 'Monster Mile.' The Dover Downs track is currently the only superspeedway made of concrete that conducts NASCAR-sanctioned events. The concrete surface provides several advantages over the traditional asphalt paving employed by other tracks. It offers a fast racing surface yet remains cooler than asphalt. It has a longer useful life and is considered by management to be safer for the drivers. Unlike some speedways, substantially all grandstand seats at Dover Downs, including indoor, air-conditioned grandstand and skybox seats, offer an unobstructed view of the entire track.



     In recent years, attendance, television coverage and corporate sponsorship have significantly increased for NASCAR-sanctioned events. According to statistics made available by The Goodyear Tire & Rubber Co., spectator attendance at Winston Cup events and Busch Series events has shown strong growth. For the 1993, 1994 and 1995 racing seasons, attendance at Winston Cup events nationwide increased over the prior year by 9%, 18% and 9%, respectively. For Busch Series events, the corresponding increases were 10%, 12% and 23%. In 1995, total attendance at Winston Cup events exceeded 5.3 million. The Company's NASCAR-sanctioned events are currently televised live by TNN to a nationwide audience and broadcast nationally to a network of radio stations affiliated with the Motor Racing Network.



     The increasing corporate presence in autosports has resulted in significant demand for premier seating in skyboxes and for corporate hospitality services. Dover Downs has one of the largest corporate hospitality programs associated with NASCAR-sanctioned events. Over 6 acres of its facility are dedicated to corporate hospitality villages consisting of temporary pavilions erected for entertaining at race events. All pavilions are presently filled to capacity at Winston Cup events.


GAMING

     Dover Downs has presented harness horse racing events for 28 consecutive years. On December 29, 1995, the Company introduced video lottery (slot) machines to its entertainment mix.

     Under an agreement with the Company, Caesars, a leader in the gaming industry, supervises, manages, markets and operates the Company's video lottery operations. The newly constructed, air-conditioned 'video lottery casino' was designed and built using expertise from Caesars. The 24,000 square foot facility features a stylish video lottery casino area with a hand-painted mural of the sky on its dome ceiling and murals of floral design which adorn the surrounding walls. A total of 572 lottery machines are currently in operation. The casino is open every day of the year, except Christmas and Easter. By October 1996, management expects to complete the expansion of the video lottery casino to approximately 41,000 square feet, almost double the size of the existing gaming floor, add a gourmet coffee shop, and improve parking and access to the casino. With the completion of this expansion, an additional 428 machines will be added, bringing the facility up to 1,000 machines, which is the maximum permitted by law.

     For the harness horse racing season expected to begin November 1996 and end April 1997, the Company anticipates that it will schedule a minimum of 70 live racing dates. Live harness horse races are held on Thursday, Friday and Saturday evenings, and on Sunday afternoons. The five-eighths mile harness racing track is located inside the one mile auto racing superspeedway and is lighted for nighttime racing.

     The Company has facilities for pari-mutuel wagering on both live harness horse races and on simulcast thoroughbred and harness horse races received from numerous tracks across North America. With the recent expansion of its simulcasting operations, pari-mutuel wagering is now conducted on a year-round basis. Beginning with the race season commencing November 1996, for the first time, the Company will simulcast live races held at Dover Downs to tracks and other off-track betting locations across the country.

     In June 1994, the Delaware General Assembly passed the Horse Racing Redevelopment Act in order to legalize the use of video lottery (slot) machines in Delaware. The Act limits video lottery operations to the three locations in Delaware where thoroughbred horse racing or harness horse racing was held in 1993. A portion of the proceeds from the wagering on the machines at Dover Downs is allocated by law to increase the purse for live harness horse races held at Dover Downs and is intended to provide increased vitality for Delaware's horse racing industry. A portion of the Company's simulcast revenues is also allocated to the purses.


     With a percentage of video lottery (slot) machine revenues and simulcast revenues supplementing the purses, the Company has experienced a dramatic increase in the size of its purses and expects to attract higher quality horses. Bettors are attracted to races with larger purses and typically wager more on the higher quality and more predictable horses. Management believes that larger purses and better horses should increase attendance and wagering and also have a positive impact on the number of markets that may wish to receive the Company's racing signal for simulcasting. Dover Downs expects to begin its live race season commencing November 1996 with a daily purse distribution of over $100,000, more than a ten-fold increase over the daily purse distribution prior to the introduction of video lottery (slot) machines.

GROWTH STRATEGY

     The Company's mission is to provide all of its customers a premier gaming and entertainment experience. The Company's growth strategy is to continue to increase revenue and profitability by focusing on the following:

          o Increase the seating capacity and corporate hospitality facilities for NASCAR-sanctioned events

          o Complete the expansion of the video lottery (slot) machine facilities, increasing the number of machines to 1,000

          o Increase the attendance and wagering on live harness horse racing through increased purse levels and facility upgrades

          o Expand the existing simulcasting operations and begin transmitting to tracks and other locations throughout North America

          o Pursue innovative marketing programs

          o Seek additional gaming and entertainment opportunities

                         ------------------------------

     The Company's principal executive office is located at 1131 North DuPont Highway, Route 13, in Dover, Delaware, 19901. Its mailing address is Post Office Box 843, Dover, Delaware 19903, and its telephone number is (302) 674-4600.

                                  THE OFFERING

     The Company has two classes of authorized and issued common stock. Holders of the Common Stock, par value $.10 per share, which is offered hereby, are entitled to one vote per share. Holders of the Class A Common Stock, par value $.10 per share (the 'Class A Common Stock'), are entitled to ten votes per share on all matters submitted to a vote of stockholders of the Company. Class A Common Stock is convertible at any time into Common Stock on a share for share basis at the option of the holders thereof. See 'Description of Capital Stock.'


Common Stock offered by:
     The Company.......................................  1,000,000 shares (1)
     The Selling Stockholders..........................  1,500,000 shares (1)
Capital Stock to be outstanding after the Offering:
     Common Stock......................................  2,500,000 shares (1)(2)
     Class A Common Stock..............................  12,515,830 shares (3)
     Common Stock and Class A Common Stock.............  15,015,830 shares (1)(2)(3)
Use of Proceeds........................................  To improve and further expand the Company's facilities, to repay all borrowings under the Company's credit
                                                         facility, and for general corporate purposes. See 'Use
                                                         of Proceeds.'
NYSE symbol............................................  DVD


- ------------------
(1) Excludes up to 375,000 shares of Common Stock that may be sold by the Company or certain Selling Stockholders upon exercise of the over-allotment option granted to the Underwriters. See 'Underwriting.'

(2) Excludes 96,256 shares of Common Stock reserved for issuance upon the exercise of options granted pursuant to the Company's 1996 Stock Option Plan. See 'Management -- Stock Option Plans.'


(3) Excludes 495,000 shares of Class A Common Stock reserved for issuance upon the exercise of options granted pursuant to the Company's 1991 Stock Option Plan. See 'Management -- Stock Option Plans.'

                      SUMMARY CONSOLIDATED FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)


                                                                                 YEAR ENDED JULY 31,
                                                                -----------------------------------------------------
                                                                  1992       1993       1994       1995       1996
                                                                ---------  ---------  ---------  ---------  ---------
EARNINGS DATA:
Revenues:
  Motorsports.................................................  $  10,182  $  11,941  $  13,524  $  16,099  $  18,115
  Gaming......................................................      2,476      1,936      1,024      1,309     38,278
                                                                ---------  ---------  ---------  ---------  ---------
                                                                   12,658     13,877     14,548     17,408     56,393

Expenses:
  Operating...................................................      6,238      6,706      6,107      7,445     35,245
  Depreciation................................................        678        721        775      1,088      1,495
  General and administrative..................................      1,338      1,603      1,468      1,643      2,285
                                                                ---------  ---------  ---------  ---------  ---------
                                                                    8,254      9,030      8,350     10,176     39,025
                                                                ---------  ---------  ---------  ---------  ---------
Operating earnings............................................      4,404      4,847      6,198      7,232     17,368
Interest expense..............................................        328        175        185        142        272
                                                                ---------  ---------  ---------  ---------  ---------
Earnings before income taxes..................................      4,076      4,672      6,013      7,090     17,096
Income taxes..................................................      1,543      1,834      2,314      2,847      7,104
                                                                ---------  ---------  ---------  ---------  ---------
Net earnings..................................................  $   2,533  $   2,838  $   3,699  $   4,243  $   9,992
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------

Earnings per common share.....................................  $     .18  $     .20  $     .27  $     .29  $     .69
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Weighted average common shares and common share equivalents
  outstanding.................................................     14,207     13,935     13,935     14,511     14,511

SUPPLEMENTAL PRO FORMA EARNINGS DATA:(1)
    Net earnings..............................................                                              $  10,151
    Earnings per common share.................................                                              $     .70
    Weighted average common shares and common share
      equivalents outstanding(2)..............................                                                 14,574

SELECTED COMPANY OPERATING DATA:
  Motorsports
    Winston Cup admissions (3)................................    113,000    129,000    143,000    161,000    173,000
    Seating capacity..........................................     60,000     65,000     75,000     82,000     89,000
  Gaming
    Number of live horse race dates...........................         47         44         36         39         67
    Number of simulcast dates.................................        173        137         72        127        239
    Number of slot machines...................................         --         --         --        ---        572




                                                                                            JULY 31, 1996
                                                                                      --------------------------
                                                                                       ACTUAL    AS ADJUSTED(4)
                                                                                      ---------  ---------------
BALANCE SHEET DATA:
    Working capital (deficit).......................................................  $ (10,758)    $  (7,258)(5)
    Total assets....................................................................  $  43,609     $  57,756
    Long-term debt, less current portion............................................  $     774     $     774
    Shareholders' equity............................................................  $  24,447     $  42,094



- ------------------


(1) Amounts reflect the elimination of $272 ($159 net of tax) of interest expense on Company debt which will be repaid with proceeds of the Offering. See 'Use of Proceeds'.



(2) Based on the 14,511,000 weighted average common shares and common share equivalents outstanding before the Offering plus the number of shares the Company would need to sell in order to fund the retirement of debt. See Note 11 to the Consolidated Financial Statements.



(3) Includes two dates in each year.



(4) Adjusted to reflect the sale of 1,000,000 shares of Common Stock by the Company and the application of the net proceeds therefrom at an assumed initial public offering price of $19.50 per share (the midpoint of the estimated public offering price range).



(5) Excludes the portion of net proceeds which are intended to be invested in property, plant and equipment.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors, in addition to the other information in this Prospectus, before purchasing shares of Common Stock. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and involve a number of risks and uncertainties. Actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the following factors, and other information in this Prospectus, which could cause actual results to differ materially from those indicated by such forward-looking statements.

DEPENDENCE ON RELATIONSHIP WITH NASCAR


     The Company's success in motorsports has been and will remain dependent to a significant extent upon maintaining a good working relationship with NASCAR, the sanctioning body for Winston Cup and Busch Series races. The Company currently holds sanctions to conduct two Winston Cup races and two Busch Series races in 1996. For the fiscal year ended July 31, 1996, the most recent four races accounted for approximately 32% of the Company's total revenues. NASCAR sanctions are issued on an annual basis. The Company has held NASCAR-sanctioned events for 28 consecutive years, and management believes that its relationship with NASCAR remains good. By sanctioning an event, NASCAR does not warrant, either expressly or by implication, nor is it responsible for, the financial or other success of the sanction event or the number or identity of vehicles or competitors participating in the event. Similarly, no existing NASCAR sanction agreement, nor anything in the course of dealing between Dover Downs and NASCAR, should be construed to require NASCAR to enter into a sanction agreement or to issue a sanction for any other event in the future. Nonrenewal of a NASCAR event sanction would have a material adverse effect on the Company's financial condition and results of operations. See 'Business -- Motorsports' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


GOVERNMENT REGULATION AND TAXATION

     General. Dover Downs is a 'Licensed Agent' authorized to conduct video lottery operations under the Delaware State Lottery Code. Dover Downs also holds a license from the Delaware Harness Racing Commission by which it is authorized to hold harness race meetings on its premises and to make, conduct and sell pools by the use of pari-mutuel machines or totalizators. The Company's video lottery and pari-mutuel wagering operations are contingent upon the continued governmental acceptance of such operations as forms of legalized gambling. As forms of gambling, video lottery machines and pari-mutuel wagering are subject to extensive regulation and could be subjected at any time to additional or more restrictive regulations, or be banned entirely.

     Sunset Provisions in Video Lottery Legislation. The legislation authorizing video lottery operations in the State of Delaware was adopted in July 1994, and is referred to as the 'Horse Racing Redevelopment Act.' Unless the Act is extended or reenacted, it will terminate on March 15, 2000, in which event the Company will be required to discontinue its video lottery operations. There can be no assurances that the General Assembly will extend or reenact the legislation beyond March 15, 2000.

     Under the Delaware State Lottery Code, payments made to a Licensed Agent, such as Dover Downs, are permitted to continue on the current basis only until December 29, 1998. No payments can be made to Dover Downs, or to any Licensed Agent in the State, beyond December 29, 1998 unless new legislation is enacted which, according to the Horse Racing Development Act, 'will establish an appropriate and equitable distribution of the proceeds of the video lottery so as to ensure that the State's General Fund receives an appropriate share of the proceeds.' Unless such new legislation is enacted, the Company will be required to discontinue its video lottery operations. Even if such new legislation is enacted, there can be no assurances that the Company's video lottery operations will continue to generate an acceptable level of revenue, or any revenues at all after December 29, 1998, and there can be no assurances that the General Assembly will act to allow payments to Licensed Agents to continue.

     Control Over Video Lottery Equipment and Technology. Dover Downs does not own or lease the video lottery machines or computer systems used in connection with its video lottery gaming operations. The Director of the Delaware State Lottery Office enters into contracts directly with the providers of the video lottery machines and computer systems (the 'Technology Providers'). Equipment is provided to the State by sale or lease and all Technology Providers must be licensed by the Director. There are also limitations on the number of video lottery machines that may be used at any one facility that are supplied by the same Technology Provider. The operations of the Company could be disrupted in the event that a licensed Technology Provider in any way breaches its agreement with the State or ceases to be properly licensed for any reason. Such an event would be outside of the control of the Company.

     Yearly Harness Racing Licensing Requirement. The Company's license from the Delaware Harness Racing Commission must be renewed on a yearly basis. The Commission has broad discretion to reject any application for a license. In order to maintain its license for video lottery (slot) machine gaming, Dover Downs is required to maintain its license for harness horse racing with the Delaware Harness Racing Commission and must conduct a minimum of 42 live race days each racing season, subject to the availability of racing stock. The Company has received an annual license from the Commission for the past 28 consecutive years and management believes that its relationship with the Commission remains good. However, there can be no assurances that the Company will continue to be licensed in the future.

     Revocation, Suspension or Modification of Licenses. The Director of the Delaware State Lottery Office may revoke or suspend the license of a Licensed Agent, such as Dover Downs, for 'cause.' 'Cause' is broadly defined and could potentially include an unintentional violation of any federal, state or local law. All existing or new officers, directors, key employees and owners of a Licensed Agent are subject to extensive background investigations. Failure to satisfy the background investigation may constitute cause for suspension or revocation of the license. The Director also has broad discretion to modify the terms of a license already granted. The Delaware Harness Racing Commission also has broad discretion to suspend or revoke a license once issued.

     Any modification or termination of existing legislation or any revocation, suspension or modification of the Company's licenses could have a material adverse effect on the Company's financial condition and results of operations. Various operational aspects of the video lottery operations are subject to regulation by the Director of the Delaware State Lottery Office. Various operational aspects of harness racing are subject to regulation by the Delaware Harness Racing Commission and the United States Trotting Association. See 'Business -- Government Regulation of Gaming.'

     Taxation. The Company believes that the prospect of significant additional revenue is one of the primary reasons that jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal and state income taxes, and such taxes and fees are subject to increase at any time. The Company pays substantial taxes and fees with respect to its operations. From time to time, federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. Recent proposals have included a federal gaming tax and limitations on the federal income tax deductibility of the cost of furnishing complimentary promotional items to customers. It is not possible to determine with certainty the likelihood of possible changes in tax laws or in the administration of such laws. Such changes, if adopted, could have a material adverse effect on the Company's financial condition and results of operations.

     Compliance with Other Laws. The sale of alcoholic beverages at Dover Downs is subject to licensing, control and regulation by applicable local authorities. All licenses are revocable and are not transferable. Dover Downs' facilities are subject to various federal, state and local regulatory requirements, such as state and local fire and safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that its facilities are currently in substantial compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which could have a material adverse effect upon the Company's financial condition and results of operations.

DEPENDENCE ON RELATIONSHIP WITH CAESARS

     The success of the Company's video lottery operations has been and will remain dependent to a significant extent upon maintaining a good working relationship with Caesars. Dover Downs and Caesars are parties to a management agreement under which Caesars is the Company's exclusive agent to supervise, manage and operate the Company's video lottery operations. Caesars has been properly licensed by the Delaware State Lottery Office in order to perform these functions. Management believes that its relationship with Caesars is good. However, should Caesars cease to be licensed by the Delaware State Lottery Office or should the Company be unable to continue its present relationship with Caesars, such events could have a material adverse effect on the Company's financial condition and results of operations. See 'Business -- Gaming -- Management of Video Gaming Operations by Caesars.'

DEPENDENCE ON SINGLE FACILITY

     The Company's operations are located at a single facility in Dover, Delaware. Any prolonged disruption of operations at the facility due to destruction of or material damage to the facility or other reasons could have a material adverse effect on the Company's financial condition and results of operations. The Company maintains property and business interruption insurance to protect against such types of disruption, but there can be no assurance that the proceeds of such insurance would be adequate to repair or rebuild its facilities in such event or to compensate the Company for losses incurred during the period of any such disruption. See 'Business -- Insurance.'

LOSSES FROM HARNESS RACETRACK OPERATIONS; DECLINING ON-TRACK BETTING HANDLE


     Since the 1970s, and through the 1994-1995 racing season, the Company's harness horse racing operations experienced regular declines in daily average on-track attendance and in the total amount bet on live events at the track ('on-track betting handle'). For fiscal years ended July 31, 1994, 1995 and 1996, the Company incurred losses before income taxes of $1,058,616, $1,101,403 and $1,040,888, respectively, from its harness horse racing operations. Management believes that this decline reflected an industry wide decline in horse racing resulting from the adverse effects of competition from lotteries and other forms of gambling.



     Beginning with the 1995-1996 racing season, Dover Downs has had improvement in on-track attendance and on-track betting handle and has taken steps to increase the purse for its live races, both from pari-mutuel and simulcasting proceeds and from a dedicated percentage of the revenues from its video lottery operations. However, there can be no assurances that the Company will be able to keep its purses at a competitive level or that higher purses will translate into long term increases in on-track attendance and handle. No assurances can be given that the Company will not incur substantial operating losses from its harness horse track operations in the future.


DEPENDENCE ON RELATIONSHIP WITH CLOVERLEAF

     The success of the Company's harness horse racing operations requires that it maintain a good working relationship with Cloverleaf Standardbred Owner's Association, Inc. Cloverleaf represents owners, trainers, and drivers of harness horses participating in harness race meetings at Dover Downs. Dover Downs and Cloverleaf are parties to an agreement whereby Dover Downs is required to distribute as purses for races conducted at Dover Downs, a percentage of the Company's revenues from pari-mutuel wagering. Management believes that its relationship with Cloverleaf is good. However, should the Company be unable to continue its present relationship with Cloverleaf or find itself unable to attract high quality horses and horsemen to its harness horse races, such events could have a material adverse effect on the Company's financial condition and results of operations. See 'Business -- Gaming -- Agreement with Cloverleaf.'

COMPETITION

     Motorsports, harness horse racing, pari-mutuel wagering, simulcasting, and video lottery (slot) machine gaming are all competitive industries. The Company competes in local and regional markets with auto speedways, horse tracks, off-track betting, state-run lotteries, casinos, and other gaming facilities. Many of these competitors have resources that exceed those of the Company. The Company also competes locally with other sports and entertainment businesses, many of which have resources that exceed those of the Company. There can be no assurance that the Company will maintain or improve its position in light of such competition. The Company believes that there is a trend towards the legalization of casino and other forms of gaming throughout the country. From time to time, legislation has been introduced in the neighboring states of Pennsylvania, Maryland and New Jersey, which could further expand gaming opportunities. Approval of such legislation could increase competition for the Company in the future and could have a material adverse effect on the Company's financial condition and results of operations. See 'Business -- Competition.'

SEASONALITY


     The Company derives a substantial portion of its total revenues from admissions and event-related revenue attributable to four NASCAR-sanctioned events which are currently held in June and September, and from live harness horse racing which is currently held between November and April. As a result, the Company's business has been, and is expected to remain, highly seasonal. This is expected to be offset to some degree by the year-round video lottery
(slot) machine gaming operations and year-round simulcasting, but quarterly earnings may vary. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


FINANCIAL IMPACT OF BAD WEATHER

     The Company sponsors and promotes outdoor motorsports and horse racing events. Weather conditions affect sales of tickets, concessions and souvenirs, among other things, at these events. Although the Company sells tickets well in advance of its motorsports events and such tickets are non-refundable, poor weather conditions can have an adverse effect on the Company's results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends upon its senior management, particularly John
W. Rollins, the Chairman of the Board of the Company, and Denis McGlynn, the Company's President and Chief Executive Officer. Their experience and contacts within the gaming and entertainment industry will continue to be of considerable importance to the Company. The loss of any of the Company's key personnel or its inability to attract and retain key employees in the future could have a material adverse effect on the Company's operations and business plans. See 'Management.'

LIABILITY FOR PERSONAL INJURIES

     Motorsports and harness horse racing can be dangerous to participants and to spectators. The Company maintains insurance policies that provide coverage within limits that are sufficient, in management's judgment, to protect the Company from material financial loss due to liability for personal injuries sustained by persons on the Company's premises in the ordinary course of Company business. Nevertheless, there can be no assurance that such insurance will be adequate at all times and in all circumstances. The Company's financial condition and results of operations could be adversely affected to the extent claims and associated expenses exceed insurance recoveries. See 'Business -- Legal Proceedings' and 'Business -- Insurance.'

POSSIBLE LIMITATIONS ON TRANSFERABILITY OF SHARES

     Dover Downs is a Licensed Agent authorized to conduct licensed video lottery operations under the Delaware State Lottery Code. Under Delaware law, a change of ownership of a Licensed Agent will automatically terminate its license 90 days after the change of ownership occurs, unless the Director of the Delaware State Lottery Office determines after application to issue a new license to the new owners. Change of ownership may occur if any new individual or entity acquires, directly or indirectly, 10% or more of the Licensed Agent or if more than 20% of the legal or beneficial interest in the Licensed Agent is transferred, whether by direct or indirect means. The Commission may require extensive background investigations of any new owner acquiring a 10% or greater interest in a Licensed Agent, including criminal background checks. These investigations and checks could severely limit transferability of the Company's Common Stock and could have an adverse effect on the market for the Company's securities.

     Pursuant to the Company's Bylaws, (a) any holders of Common Stock found to be disqualified or unsuitable or not possessing the qualifications required by the appropriate gaming authority could be required to dispose of such stock and
(b) any holder of Common Stock intending to acquire 10% or more of the outstanding common stock of the Corporation must first obtain prior written approval from the Delaware State Lottery Office. All certificates issued for shares of Common Stock of the Company are legended to reflect these requirements. See 'Business -- Government Regulation of Gaming' and 'Description of Capital Stock -- Possible Limitations on Transferability of Shares.'

CONTROL OF THE COMPANY

     Upon the completion of the Offering, John W. Rollins, Chairman of the Board, will own approximately 42% of the outstanding shares of Common Stock and Class A Common Stock of the Company, and the current officers and directors, including John W. Rollins, will own approximately 77%. Due to the concentration of voting control in Class A Common Stock, the above share ownership translates into approximately 49% of the voting power residing with John W. Rollins and approximately 90% of the voting power residing with the current officers and directors, including John W. Rollins. As a result, John W. Rollins will continue to control the outcome of substantially all issues submitted to the Company's stockholders, including the election of all of the Company's directors. Collectively, the current officers and directors, including John W. Rollins, will, if acting in concert, have the same or even greater control. The purchasers of the shares of Common Stock, individually and in the aggregate, will be minority stockholders. See 'Management,' 'Principal and Selling Stockholders' and 'Description of Capital Stock -- Common Stock and Class A Common Stock.'

ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation and Bylaws establish a dual class structure with super majority voting provisions in Class A Common Stock, authorize the issuance of 'blank check' preferred stock, stagger the election of directors, establish advance notice requirements for director nominations and actions to be taken at stockholder meetings, and require special approvals for certain business combinations involving the Company and any person owning 20% or more of the Company's voting stock. The Company has adopted Rights Plans relative to the Common Stock and the Class A Common Stock which could act to dilute the ownership and control of certain persons that seek to acquire 10% or more of the outstanding Common Stock and Class A Common Stock of the Company or engage in a tender offer. The Company also is subject to the provisions of
Section 203 of the General Corporation Law of the State of Delaware. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company, which transaction might be viewed favorably by minority stockholders. See 'Description of Capital Stock.'

DILUTION


     Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in net tangible book value per share of the Common Stock from the initial public offering price of $16.70 per share (or $16.62 per share if the Underwriters exercise their right to purchase from the Company an additional 75,000 shares of Common Stock to cover over-allotments). See 'Dilution.'


SHARES ELIGIBLE FOR FUTURE SALE


     Shares of Class A Common Stock are convertible at any time into shares of Common Stock, on a share for share basis at the option of the holders thereof. The 12,515,830 shares of Class A Common Stock beneficially owned by the existing stockholders of the Company upon the completion of the Offering, and 495,000 shares of Class A Common Stock which may be issued under options previously granted under the 1991 Stock Option Plan, will be 'restricted securities' as defined in Rule 144 under the Securities Act of 1933, as amended. Such shares of Class A Common Stock, if converted into Common Stock, may be resold thereafter in compliance with Rule 144. An additional 96,256 shares of Common Stock which may be issued under options previously granted under the 1996 Stock Option Plan will also be available for resale under Rule 144.



     No prediction can be made as to the effect that resale of shares of Common Stock or the availability of shares of Common Stock for resale will have on the market price of the Common Stock prevailing from time to time. The resale of substantial amounts of Common Stock, or the perception that such resales may occur, could adversely affect prevailing market prices for the Common Stock. The Company has agreed not to issue, and all directors and officers of the Company and the Selling Stockholders have agreed not to sell (subject to certain exceptions in the case of the Company's Stock Option Plans), directly or indirectly, or otherwise dispose of, any shares of Common Stock, Class A
Common Stock or other equity securities of the Company or securities convertible or exchangeable into, or exercisable for such securities for 180 days after the date of this Prospectus without the prior written consent of the representative of the Underwriters. See 'Shares Eligible for Future Sale' and 'Underwriting.'


NO PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock. The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance. The initial public offering price for the Common Stock will be determined by negotiations between the Company, the Selling Stockholders and the representative of the Underwriters. See 'Underwriting.' There can be no assurance that the market price of the Common Stock prevailing at any time after the Offering will equal or exceed the initial public offering price. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations, which could adversely affect the market price of the Common Stock without regard to the financial performance of the Company. The market price of the Common Stock may fluctuate substantially in response to quarterly variations in the Company's results of operations, announcements by the Company or other developments affecting the Company, as well as by general economic and other external factors.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of 1,000,000 shares of Common Stock offered hereby by the Company, assuming a price to the public of $19.50 per share (the midpoint of the estimated public offering price range) and after deducting estimated offering expenses and underwriting discounts, are expected to be approximately $17.6 million ($19.0 million if the Underwriters' over-allotment option is exercised in full). Of such proceeds, management expects to apply approximately $6.2 million to complete the expansion of the Company's video lottery operations and related parking facilities, approximately $3.5 million to repay all borrowings under the Company's revolving credit facility with PNC Bank, and approximately $5.0 million to construct new grandstand seating and skyboxes. The remainder of such proceeds will be used for other facility improvements or general corporate purposes. Pending such uses, the Company intends to invest such proceeds in investment grade, interest-bearing instruments or in investment companies that invest principally in such instruments. The revolving credit facility to be paid down by the Company with proceeds of the Offering bore interest, during the year ended July 31, 1996, at 7 1/4% on the first million dollars and 7 3/4% on the balance, and otherwise would mature on June 30, 2000. Repayment of such bank debt will provide the Company with enhanced borrowing capacity to be used for general corporate purposes. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Expenditures.'


                                DIVIDEND POLICY


     The Company has not paid or declared any cash dividends on its capital stock in the past. No assurance can be given that the Company will decide to or be able to pay dividends at any time in the future. Any declaration and payment of dividends will be (i) dependent upon the Company's results of operations, financial condition, capital requirements, and other relevant factors, (ii) subject to the discretion of the Board of Directors of the Company, and (iii) payable only out of the Company's surplus or current net profits in accordance with the General Corporation Law of the State of Delaware. Dividends on Class A Common Stock, if any, cannot exceed dividends on Common Stock. Dividends on Common Stock, if any, may, at the discretion of the Board of Directors, be paid at a higher rate than dividends, if any, on Class A Common Stock. The ability of the Company to pay dividends will depend on dividends and other payments from its subsidiaries. Dover Downs is not permitted under the terms of its credit facility with PNC Bank to pay any dividends in excess of its net earnings for the preceding fiscal year.


                                    DILUTION


     As of July 31, 1996, the net tangible book value per share of Common Stock and Class A Common Stock was $1.74. Net tangible book value per share of Common Stock and Class A Common Stock represents the total tangible assets less total liabilities, divided by the number of shares of Common Stock and Class A Common Stock outstanding. After giving effect to the Offering at an assumed public offering price of $19.50 per share (the midpoint of the estimated public offering price range), and after deducting estimated offering expenses and underwriting discounts, the pro forma net tangible book value per share of Common Stock as of July 31, 1996 would have been approximately $2.80. This represents an immediate dilution of $16.70 per share to new investors purchasing shares of Common Stock in the Offering.



     The following table illustrates the pro forma dilution in net tangible book value per share to new investors as of July 31, 1996, after giving effect to the Offering at an assumed public offering price of $19.50 per share (the midpoint of the estimated public offering price range):



Assumed public offering price per share...................................................                $19.50
     Net tangible book value per share before offering....................................     $ 1.74
     Increase in net tangible book value per share attributable to the offering...........       1.06
                                                                                            ---------
Pro forma net tangible book value per share after the offering............................                  2.80
                                                                                                       ---------
Dilution per share to new investors.......................................................                $16.70
                                                                                                       ---------
                                                                                                       ---------



     If the Underwriters exercise their right to purchase from the Company an additional 75,000 shares of Common Stock in the aggregate to cover over-allotments, the net tangible book value per share after the Offering would be $2.88, which would result in dilution to new investors of $16.62 per share.



     The following table sets forth, on a pro forma basis as of July 31, 1996, the differences between existing stockholders and new investors (at the estimated public offering price of $19.50 per share and before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company) with respect to the number of shares of Common Stock and Class A Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and to be paid by new stockholders.


                                                      SHARES PURCHASED            TOTAL CONSIDERATION        AVERAGE
                                                 ---------------------------  ---------------------------     PRICE
                                                     NUMBER        PERCENT        AMOUNT        PERCENT     PER SHARE
                                                 --------------  -----------  --------------  -----------  -----------
Existing Stockholders(1).......................      14,015,830        93.3%  $    6,000,382        23.5%   $     .43
New Stockholders(1)............................       1,000,000         6.7       19,500,000        76.5        19.50
                                                 --------------  -----------  --------------  -----------
     Total.....................................      15,015,830       100.0%  $   25,500,382       100.0%
                                                 --------------  -----------  --------------  -----------
                                                 --------------  -----------  --------------  -----------


- ------------------

(1) These data exclude 495,000 shares of Class A Common Stock reserved for issuance upon the exercise of options granted under the Company's 1991 Stock Option Plan and 96,256 shares of Common Stock reserved for issuance upon the exercise of options granted under the Company's 1996 Stock Option Plan. See 'Management -- Stock Option Plans.' These data also exclude up to 375,000 shares of Common Stock that may be sold by the Company or certain Selling Stockholders upon exercise of the over-allotment option granted to the Underwriters. See 'Underwriting.' Sales by the Selling Stockholders in the Offering will reduce the number of shares held by existing stockholders to 12,515,830, or approximately 83.4% of the total number of shares to be outstanding after the Offering, and will increase the number of shares held by new stockholders to 2,500,000, or approximately 16.6% of the total number of shares to be outstanding after the Offering. If the Underwriters' over-allotment option is exercised in full, the number of shares held by the new stockholders will increase to 2,875,000 shares, or approximately 19.1% of the total number of shares to be outstanding after the Offering.


                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at July 31, 1996 and as adjusted to reflect the sale by the Company of 1,000,000 shares of Common Stock in the Offering and the application of the estimated net proceeds therefrom as described under 'Use of Proceeds.'




                                                                                             AT JULY 31, 1996
                                                                                       ---------------------------
                                                                                         ACTUAL     AS ADJUSTED(1)
                                                                                       -----------  --------------
                                                                                            (IN THOUSANDS)
Revolving line of credit.............................................................  $     3,500   $         --
Long-term debt, including current portion............................................          796            796
Stockholders' equity:
  Preferred Stock, par value $.10 per share 1,000,000 shares authorized; no shares
     issued or outstanding...........................................................           --             --
  Common Stock, par value $.10 per share 35,000,000 shares authorized; 2,500,000
     shares issued and outstanding, as adjusted......................................           --            250
  Class A Common Stock, par value $.10 per share 30,000,000 shares authorized;
     14,015,830 shares issued and outstanding, actual; 12,515,830 issued and
     outstanding, as adjusted........................................................        1,402          1,252
  Additional paid-in capital.........................................................        4,701         22,248
  Retained earnings..................................................................       18,344         18,344
                                                                                       -----------  --------------
           Total stockholders' equity................................................       24,447         42,094
                                                                                       -----------  --------------
                                                                                       -----------  --------------
           Total capitalization......................................................  $    28,743   $     42,890
                                                                                       -----------  --------------
                                                                                       -----------  --------------


- ------------------

(1) These data exclude 495,000 shares of Class A Common Stock reserved for issuance upon the exercise of options granted to date pursuant to the Company's 1991 Stock Option Plan, 96,256 shares of Common Stock reserved for issuance upon the exercise of options granted under the Company's 1996 Stock Option Plan, and up to 75,000 shares of Common Stock that may be sold by the Company upon exercise of the over-allotment option granted to the Underwriters. See 'Management -- Stock Option Plans' and 'Underwriting.' These data assume conversion by the Selling Stockholders of 1,500,000 shares of Class A Common Stock prior to the sale of shares of Common Stock in the Offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA



     The following selected consolidated financial data for the five fiscal years ended July 31, 1996 has been derived from audited financial statements of the Company. The financial statements for the two fiscal years ended July 31, 1995 were audited by Siegfried Schieffer & Seitz, independent certified public accountants. The financial statements for the fiscal year ended July 31, 1996 were audited by KPMG Peat Marwick LLP, independent certified public accountants. These financial statements and related auditors' reports are contained elsewhere in this Prospectus. The earnings data for the years ended July 31, 1992 and 1993 and the balance sheet data as of July 31, 1992 and 1993 has been derived from audited consolidated financial statements not included herein. All of the data set forth below are qualified by this reference to, and should be read in conjunction with, the Company's Consolidated Financial Statements (including the Notes thereto), and its 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' appearing elsewhere in this Prospectus.




                                                                          YEAR ENDED JULY 31,
                                                         -----------------------------------------------------
                                                           1992       1993       1994       1995       1996
                                                         ---------  ---------  ---------  ---------  ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS DATA:
  Revenues:
     Motorsports.......................................  $  10,182  $  11,941  $  13,524  $  16,099  $  18,115
     Gaming............................................      2,476      1,936      1,024      1,309     38,278
                                                         ---------  ---------  ---------  ---------  ---------
                                                            12,658     13,877     14,548     17,408     56,393
  Expenses:
     Operating.........................................      6,238      6,706      6,107      7,445     35,245
     Depreciation......................................        678        721        775      1,088      1,495
     General and administrative........................      1,338      1,603      1,468      1,643      2,285
                                                         ---------  ---------  ---------  ---------  ---------
                                                             8,254      9,030      8,350     10,176     39,025
                                                         ---------  ---------  ---------  ---------  ---------
  Operating earnings...................................      4,404      4,847      6,198      7,232     17,368
  Interest expense.....................................        328        175        185        142        272
                                                         ---------  ---------  ---------  ---------  ---------
  Earnings before income taxes.........................      4,076      4,672      6,013      7,090     17,096
  Income taxes.........................................      1,543      1,834      2,314      2,847      7,104
                                                         ---------  ---------  ---------  ---------  ---------
  Net earnings.........................................  $   2,533  $   2,838  $   3,699  $   4,243  $   9,992
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
  Earnings per common share............................  $     .18  $     .20  $     .27  $     .29  $     .69
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
  Weighted average common shares and common share
     equivalents outstanding...........................     14,207     13,935     13,935     14,511     14,511
SUPPLEMENTAL PRO FORMA EARNINGS DATA:(1)
  Net earnings.........................................                                              $  10,151
  Earnings per common share............................                                              $     .70
  Weighted average common shares
     and common share equivalents
     outstanding(2)....................................                                                 14,574
BALANCE SHEET DATA:
  Total assets.........................................  $  15,681  $  15,539  $  20,244  $  24,042  $  43,609
  Long-term debt, less current portion.................  $     533  $     829  $     753  $     675  $     774
  Shareholders' equity.................................  $   3,624  $   6,159  $   9,859  $  14,120  $  24,447



- ------------------


(1) Amounts reflect the elimination of $272 ($159 net of tax) of interest expense on Company debt which will be repaid with proceeds of the Offering. See 'Use of Proceeds'.


(2) Based on the 14,511,000 weighted average common shares and common share equivalents outstanding before the Offering plus the number of shares the Company would need to sell in order to fund the retirement of debt. See Note 11 to the Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



     The following discussion and analysis of the Company's historical results of operations and liquidity and capital resources should be read in conjunction with the 'Selected Consolidated Financial Data' and Consolidated Financial Statements (including the notes thereto) appearing elsewhere in this Prospectus. The Company's future results may differ significantly from the results discussed in these statements. Factors that may cause or contribute to such differences include those discussed in 'Risk Factors' as well as those discussed elsewhere in this Prospectus.



OVERVIEW

     The Company's results of operations are grouped into two segments: motorsports and gaming. Motorsports revenues include admissions, parking, concessions, broadcast rights and sponsorships to the Company's motorsports events. Historically, the Company's primary motorsports events have been two annual Winston Cup races and two annual Busch Series races sanctioned by NASCAR. Gaming revenues include video lottery (slot) machine revenues, pari-mutuel wagering revenues from live and simulcast horse races and other revenues associated with the video lottery (slot) machine, horse racing and simulcasting operations.



     On December 29, 1995, the Company opened new facilities and placed in service 500 machines for video lottery (slot) machine gaming. Therefore, the results of operations for fiscal year 1994 and 1995, and the first five months of fiscal year 1996 exclude revenues from video lottery (slot) machine operations. At the same time the video lottery operations began, the Company expanded its simulcasting operations and has since experienced an increase in pari-mutuel wagering from year-round simulcast programs of thoroughbred and harness horse racing.



     In the Company's video lottery (slot) machine business, the difference between the amount wagered by bettors and the amount paid out to bettors is the Company's win, which is the amount recorded in its financial statements as gaming revenue. The Delaware State Lottery Office sweeps the winnings from the Company's video lottery operations, collects the State's share of the winnings and the amount due to the providers of the video lottery machines and associated computer systems, collects the amount allocable to purses for harness horse racing, and remits the remainder to the Company. Pari-mutuel wagering revenues refer to income received from betting on live on-site harness horse racing and from wagering on simulcast races of thoroughbred and harness horse racing held across North America. The wagering by the public on the horse races is referred to as the handle. From the handle, a substantial portion is returned to the wagering public and the residual is retained by the Company and recorded in its financial statements as gaming revenues. Simulcasting is the transmission of live horse racing by television, cable or satellite signal from one race track to another with pari-mutuel wagering being conducted at the sending and receiving track and a portion of the handle being shared by the sending and receiving tracks.



     The Company promotes outdoor motorsports and horse racing events. Weather conditions affect sales of tickets, concessions, souvenirs and novelty merchandise, among other things, at these events. Although the Company sells tickets well in advance of its motorsports events, and such tickets are non-refundable, poor weather conditions may have a negative impact on the Company's results of operations.



     Growth in the Company's revenues depends on continued investment in facilities, renewal of annual NASCAR sanctions, renewal of annual harness racing and simulcasting licenses, extension of video lottery legislation, and the ability to preserve existing licenses and approvals and obtain any other licenses or approvals as may be required by the State of Delaware or other regulatory authorities.



     The Company currently holds sanctions to conduct four NASCAR-sanctioned events in 1996 (two of which were held in June 1996 and two of which will be held in September 1996). NASCAR sanctions are issued on an annual basis and require the payment of sanction fees, prize money and point funds to NASCAR. The Company has held NASCAR-sanctioned events for 28 consecutive years. Nonrenewal of a NASCAR event license would have a material adverse effect on the

Company's financial condition and results of operations. In fiscal 1996, payments to NASCAR amounted to $3,154,000.



     In May 1995, Dover Downs, Inc., a subsidiary of the Company, entered into a long-term management agreement with Caesars. The initial term of the agreement expires in December 1998 and Caesars has two additional three-year renewal options which Dover Downs may void if certain financial results are not achieved. Caesars acts as the exclusive agent to supervise, market, manage and operate the Company's video lottery operations. Caesars has been properly licensed by the Delaware State Lottery Office to perform these functions. In fiscal 1996, Caesars' performance-based fee for such services was $2,748,000, which is included in operating expenses.



     The Company does not believe that its financial performance has been materially affected by inflation.



RESULTS OF OPERATIONS

     The table below shows the percentage relationship of revenue and expense items relative to total revenue for the fiscal years ended July 31, 1994, 1995 and 1996.




                                                            1994       1995       1996
                                                          ---------  ---------  ---------
REVENUES:
  Motorsports...........................................       93.0%      92.5%      32.1%
  Gaming................................................        7.0%       7.5%      67.9%
                                                          ---------  ---------  ---------
     Total revenues.....................................      100.0%     100.0%     100.0%
EXPENSES:
  Operating.............................................       42.0%      42.8%      62.5%
  Depreciation..........................................        5.3%       6.3%       2.7%
  General and administrative............................       10.1%       9.4%       4.1%
  Interest..............................................        1.3%        .8%        .4%
                                                          ---------  ---------  ---------
     Total..............................................       58.7%      59.3%      69.7%
                                                          ---------  ---------  ---------
Earnings before taxes...................................       41.3%      40.7%      30.3%



FISCAL YEAR 1996 COMPARED WITH FISCAL YEAR 1995

     Revenues increased by $38,985,000 to $56,393,000 from the $17,408,000 reported in the prior year. The significant increase in revenues was principally due to the introduction of video lottery (slot) machine operations in late December 1995. Fiscal year 1996 revenues include seven months of video lottery revenues of $34,864,000 compared with none in fiscal 1995. Motorsports revenues increased by $2,016,000 or 12.5%. Approximately $1,028,000 or 6.4% of the total motorsports revenue increase resulted from increased attendance and $345,000 or 2.1% resulted from increased ticket prices. The remainder of the revenue increase of $643,000 or 4.0% was principally due to increased marketing and sponsorship revenues.



     Operating expenses increased by $27,800,000 of which $25,107,000 was due to the introduction of video lottery (slot) machine operations. Payments to the State of Delaware, fees to the manager who operates the video lottery (slot) machine operation, and payments to the vendors who provide the video lottery machines were $14,845,000 in fiscal 1996 and none in fiscal 1995. Amounts allocated from the video lottery operation for harness horse racing purses were $4,284,000 in fiscal 1996 and none in fiscal 1995. Wages and benefits of newly hired employees for the video lottery (slot) machine operation were $2,548,000. Advertising, promotional and customer complimentary costs of $838,000, costs associated with casino food and beverage sales of $712,000 and building service costs of $257,000 were some of the other significant operating costs of the video lottery (slot) machine operations.

     For the horse racing and simulcasting operations, increased purses of $502,000 (exclusive of the $4,284,000 of harness horse racing purses allocated from video lottery operations), higher wage and benefit costs of $477,000 and increased simulcasting costs of $312,000 accounted for the most significant operating cost increases.



     Motorsports' operating expenses increased principally due to a $505,000 increase in purse obligation expenses. Sanction fees increased by $91,000 and wages and related benefits increased by $66,000 during the 1996 fiscal year.



     Depreciation increased by $407,000 or 37.4% to $1,495,000 from $1,088,000 due to the capital expenditures related to the Company's newly constructed video lottery casino and to the further expansion of its motorsports facilities.



     General and administrative expenses increased by $642,000 to $2,285,000 from $1,643,000. Wage and benefit costs increased by $687,000 principally due to the Company's introduction of video lottery (slot) machine operations and expansion of simulcasting operations.



     The Company's effective income tax rates for fiscal 1996 and fiscal 1995 were 41.6% and 40.2%, respectively.



     Net earnings increased by $5,749,000 due to the inclusion of video lottery
(slot) machine operations for seven months in fiscal 1996 and also due to higher attendance and related revenues at the Company's NASCAR-sanctioned events in September 1995 and June 1996.



FISCAL YEAR 1995 COMPARED WITH FISCAL YEAR 1994

     Revenues in fiscal 1995 increased by $2,860,000 or 19.7% to $17,408,000 from the prior year. Motorsports revenues increased by $2,575,000 principally due to increased admissions, revenues associated with marketing programs and higher concession and novelty sales. Gaming revenues associated with live harness horse racing and simulcasting operations increased by $285,000 or 27.8% due in large part to the increase in the number of simulcast racing dates to 127 in fiscal 1995 from 72 dates in fiscal 1994. Live harness horse race dates also increased marginally in fiscal 1995 to 39 from 36 in fiscal 1994.



     Operating expenses in fiscal 1995 increased by $1,338,000 or 21.9% to $7,445,000 from the prior year. The increase was attributed to the higher revenue in both motorsports and gaming activities.



     Depreciation in fiscal 1995 increased by $313,000 or 40.4% to $1,088,000 from the prior year. The increase related to the higher level of capital expenditures incurred for the expansion and improvement of the Company's motorsports facilities.



     General and administrative expenses in fiscal 1995 increased by $175,000 or 11.9% to $1,643,000 from the prior year. The increase was due to the growth in revenues in both motorsports and gaming which required more marketing and overhead expenses.



     The Company's effective income tax rates for fiscal 1995 and fiscal 1994 were 40.2% and 38.5%, respectively.



     Net earnings in fiscal 1995 increased by $544,000 or 14.7% to $4,243,000 from the prior year principally due to the higher revenues associated with motorsports events.



SEASONALITY AND QUARTERLY RESULTS

     The Company historically has derived a substantial portion of its total revenues from admissions and event-related revenue attributable to four NASCAR-sanctioned events, which currently are held in June and September, and live horse racing which is currently held between November and April each year. These schedules cause the Company's results of operations to be highly seasonal. The inclusion of year-round video lottery (slot) machine gaming and simulcast operations is expected to offset to some extent seasonal fluctuations in the future. Quarterly earnings may vary considerably due to the fact that NASCAR-sanctioned events occur in only two out of four quarters. Set forth below is certain summary information (in thousands of dollars) with respect to the Company's operations for the most recent eight fiscal quarters.




                                               FISCAL 1995                                 FISCAL 1996
                                ------------------------------------------  ------------------------------------------

                                  FIRST     SECOND      THIRD     FOURTH      FIRST     SECOND      THIRD     FOURTH
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total revenues................  $   7,143  $     704  $     607  $   8,954  $   8,545  $   4,691  $  16,263  $  26,894
Net earnings (loss)...........      2,352       (642)      (440)     2,973      2,809       (184)     1,762      5,605



LIQUIDITY AND CAPITAL RESOURCES

     Cash flow from operations for the three years ended July 31, 1994, 1995 and 1996 was $4,871,000, $6,269,000 and $15,239,000 respectively. The significant increase from fiscal 1995 to fiscal 1996 reflected the Company's higher net earnings and increased non-cash charges, principally deferred revenue, which is cash received in advance for NASCAR-sanctioned event tickets. Deferred revenue at July 31, 1996 amounted to $6,738,000 and represents approximately 63% of the Company's working capital deficit at that date.



     The Company has a credit facility with three lines of credit aggregating $15,000,000 from PNC Bank to provide seasonal funding needs and to finance capital improvements and working capital requirements. One line of credit is a $7,000,000 decreasing, revolving facility with an expiration date of June 30, 2000. Another line is for $2,000,000 and is renewable annually. The third line of credit is a $6,000,000 decreasing, revolving facility renewable annually with an expiration date of June 30, 1997. At July 31, 1996 a total of $3,500,000 was outstanding under the facility. The Company was in compliance with all terms of the facility at July 31, 1996. Under the credit facility, the Company is not permitted to pay any dividends in excess of its net earnings for the preceding year.



     Capital expenditures for the year ended July 31, 1996 were $18,861,000. Purchases of land for $7,619,000 were completed to provide for additional parking and other future expansion. Construction of the existing casino for $6,242,000 and construction of additional permanent seating for motorsports events of approximately $2,000,000 represented the other significant capital projects in fiscal 1996.



     Capital expenditures were $7,323,000 in fiscal 1995 compared with $3,006,000 in fiscal 1994. Construction of the Company's video lottery gaming facility was begun in fiscal 1995 with $1,790,000 expended during the year. The higher level of capital spending in fiscal 1995 compared with fiscal 1994 also reflected the construction of additional grandstand seating, new skyboxes, the acquisition and improvement of land, the resurfacing of the auto race track, and improvements to the horse racing facilities.



     In fiscal 1997, the Company expects to make capital expenditures of approximately $15,500,000 which will include completing the expansion of the video lottery casino and additional permanent grandstand and skybox seating. Management anticipates that the net proceeds of the Offering, together with cash from operations and funds expected to be available under its bank credit facilities, will satisfy the Company's cash requirements in fiscal 1997.



IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board ('FASB') issued Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of' ('SFAS 121'). SFAS 121 requires that the Company's long-lived assets, which consist primarily of casino facilities, racing facilities and other equipment, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Company intends to adopt this standard as required in fiscal 1997. The implementation of SFAS 121 is not expected to have an impact on the results of operations or financial position of the Company.



     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation' ('SFAS 123') which encourages the fair value based method of accounting for stock options and similar equity instruments granted to employees. This method requires that the fair value of equity instruments granted to employees be recorded as compensation expense. However, SFAS 123 allows for the continued use of the intrinsic value based method, which in most cases, does not result in a charge to earnings. The Company does not expect to change its method of accounting for stock options. However, the Company will adopt the disclosure requirements of SFAS 123 when required in fiscal 1997.

                                    BUSINESS

     Dover Downs owns and operates the Dover Downs International Speedway, the Dover Downs Raceway and a video lottery casino at a multi-purpose gaming and entertainment complex. The facility is located in close proximity to the major metropolitan areas of Philadelphia, Baltimore and Washington, D.C. on approximately 775 acres of land owned by the Company in Dover, Delaware.


     Dover Downs International Speedway offers a modern, state-of-the-art, concrete superspeedway for top-rated NASCAR-sanctioned auto racing events with one of the largest and most comfortable seating capacities in its market. Dover Downs Raceway offers traditional harness horse racing and year-round satellite-linked pari-mutuel wagering on simulcast harness and thoroughbred horse races from regional and national tracks. The Company has recently expanded into video lottery (slot) machine gaming. The video lottery operations are managed by Caesars World Gaming Development Corporation, a wholly-owned subsidiary of Caesars World, Inc., the casino gaming arm of ITT Corporation. Using Caesars' expertise and marketing skills in the gaming industry, the Company has created a stylish gaming facility with attractive decor, dining and nightly entertainment.


     Dover Downs offers a unique gaming and entertainment experience. Management believes it to be the only facility in the country that combines in one location NASCAR Winston Cup/Busch Series stock car racing, harness horse racing, pari-mutuel wagering on both live and simulcast horse races, and video lottery
(slot) machine gaming.

GROWTH STRATEGY

     The Company's mission is to provide all of its customers a premier gaming and entertainment experience. The Company's growth strategy is to continue to increase revenue and profitability by focusing on the following:

     Increase the seating capacity and corporate hospitality facilities for NASCAR-sanctioned events


     Management believes that present spectator demand for NASCAR-sanctioned Winston Cup events at Dover Downs exceeds its existing seating capacity. Current seating capacity consists of 88,977 grandstand seats and 1,000 skybox seats. The Company has increased seating capacity for the last 11 consecutive years, adding 64,000 seats (53,000 permanent and 11,000 temporary seats) during that period. An additional 7,500 permanent grandstand seats, 960 skybox seats, new food concessions and restroom facilities are expected to be completed in time for the 1997 race season. Management continues to review additional expansion plans and believes that seating expansion will generate additional admissions and event-related revenues.


     Complete the expansion of the video lottery (slot) machine facilities, increasing the number of machines to 1,000

     Expansion of the recently constructed video lottery casino and related parking facilities is currently under way. By October 1996, management expects to complete the expansion of the video lottery casino to approximately 41,000 square feet, almost double the size of the existing gaming floor, add a gourmet coffee shop, and improve parking and access to the casino. The Company began video lottery (slot) machine operations in December 1995 with 500 machines. The number of machines was increased to 572 in May 1996. With the completion of the current expansion plans, an additional 428 lottery machines are expected to be added in October 1996, including a number of higher denomination machines that are expected to yield a higher win per machine. The addition of these machines will bring the facility up to 1,000 machines, which is the maximum number permitted by law.

     Increase the attendance and wagering on live harness horse racing through increased purse levels and facility upgrades

     With a percentage of video lottery (slot) machine revenues and simulcast revenues supplementing the purses for the horsemen, the Company has experienced a dramatic increase in the size of its purses and expects to attract higher quality horses. Bettors are attracted to races with larger purses and typically wager more on the higher quality and more predictable horses. The Company also has various upgrades planned to enhance the harness horse racing facilities, including renovations to the track and grounds, receiving barn and paddock areas. Management believes that these factors should increase attendance and wagering.


     Prior to the introduction of video lottery (slot) machines at the racetrack on December 29, 1995, the purse for harness horse racing at Dover Downs was very low, averaging approximately $9,000 per day. Purses have been raised on a regular basis since that time and as of the end of the 1995 to 1996 season, the daily purse distribution was up to $75,000. According to information published by the Harness Tracks of America, Inc., an association of harness race tracks throughout the world of which Dover Downs is a member, at this level Dover Downs would have been ranked 4th among 36 North American harness tracks in daily purse distribution.


     During the 1995 to 1996 season, which was extended from March to April 1996, the horsemen at Dover Downs raced for total purses of approximately $3,000,000, a more than eight-fold increase over the total purses for the previous season. With more money available for purses, the Company plans to stage more prestigious events. For the season commencing November 1996, the Company plans to present the inaugural 'Progress Pace' with a $100,000 purse. This event is expected to attract some of the country's top 3 year old horses. Other events with purses in the $50,000 range are also being planned.

     Expand the existing simulcasting operations and begin transmitting to tracks and other locations throughout North America


     With the recent expansion of the simulcasting facilities, Dover Downs is scheduled to conduct simulcasting and pari-mutuel wagering 363 days of the year, compared to 72, 127 and 239 days for fiscal years ended 1994, 1995, and 1996, respectively. The Company plans to increase the number of terminals on site for the November 1996 season, including the addition of portable, state-of-the-art, personalized terminals affording patrons the opportunity to wager while seated at a clubhouse dining room table. Beginning with the 1996 season, the Company will simulcast live races at Dover Downs to tracks and other off-track betting locations across the country for the first time. Management believes that these factors should increase revenues from pari-mutuel wagering.


     Pursue innovative marketing programs


     Database marketing is one of the principal marketing tools Dover Downs will use to develop long-term relations with its video lottery (slot) machine customers. The data collected will allow promotions to be targeted to specific customer segments. To identify customers, track and reward their level of play through awards programs, a slots club card tracking system, referred to as the Blue Diamond Club, has been implemented. Membership in this club currently stands at approximately 20,000 customers.


     Programs are currently being developed to provide bus transportation for video lottery (slot) machine customers traveling to Dover Downs from surrounding counties and states. For example, one of these programs will focus marketing efforts on individuals that frequent Delaware's nearby ocean resorts.

     Management believes that it is important to market the Company's scheduled events throughout the year, both regionally and nationally. The Company will continue to market its various events throughout the year in traditional media such as television, cable, radio, billboards, newspapers, trade journals and special publications, and by offering tours of its facilities, conducting direct mail campaigns, and staging other promotional activities.

     Seek additional gaming and entertainment opportunities

     Management constantly seeks revenue-producing uses for the Company's facilities on days not committed to auto or horse racing events. For example, the Company currently leases the superspeedway to a company that promotes the 'Monster Racing Experience,' a half-day race car driving experience for corporate outings and members of the general public. Activities which are being considered by Dover Downs for the future include other motorsports racing events, concerts, conventions, trade shows, banquets, car shows, vehicle testing and use of the facility as a setting for television commercials, print advertisements and motion pictures.

MOTORSPORTS

  Dover Downs International Speedway


     Dover Downs has presented NASCAR-sanctioned racing events for 28 consecutive years. The Company currently conducts four major NASCAR-sanctioned events annually. Two races are associated with the Winston Cup professional stock car racing circuit and two races are associated with the Busch Series, Grand National Division racing circuit. The Company's 1996 NASCAR-sanctioned racing season is as follows:



DATE              RACE                                              CIRCUIT
- ----------------  ------------------------------------------------  -----------------
June 1            'GM Goodwrench/Delco Battery 200'                 Busch Series
June 2            'Miller 500'                                      Winston Cup
September 14      'MBNA 200'                                        Busch Series
September 15      'MBNA 500'                                        Winston Cup

     Each of the Busch Series events at the Company's tracks will be conducted on the day before a Winston Cup event. Dover Downs is one of only six speedways in the country that presents Winston Cup events and also conducts two Busch Series events each year. The June and September dates have historically allowed Dover Downs to hold the first and last Winston Cup events in the Maryland to Maine region each year.


     The auto racing track is a high-banked, one mile long, concrete superspeedway. Current seating capacity at Dover Downs consists of 88,977 grandstand seats and 1,000 skybox seats. Unlike some speedways, substantially all grandstand seats at Dover Downs, including indoor, air-conditioned grandstand and skybox seats, offer an unobstructed view of the entire track. The recently completed installation of a concrete racing surface created the only concrete superspeedway (one mile or greater in length) that conducts NASCAR-sanctioned events. The decision to install concrete, as opposed to the traditional asphalt, was based on the Company's desire to provide a fast yet safe racing surface which would be more resistant to weather-related maintenance problems. The useful life of the concrete surface is expected to be significantly longer than asphalt. In addition, concrete remains much cooler than asphalt. This will add greatly to the useful life of racing tires, thus adding a degree of safety for drivers and cost savings for race teams. Due to the light color of the new surface, the superspeedway has also been nicknamed 'White Lightning.'


     The main grandstand used for both motorsports and harness horse racing events is an approximately 70,000 square foot, four level, steel frame, partially glass-enclosed, fully heated and air-conditioned facility, with an approximately 6,500 square foot dining area. The main grandstand can accommodate a total capacity of approximately 6,000 with seating for approximately 3,800. It has 4 concession food stands and 4 bars.

     Support facilities for motorsports events are located inside the speedway track. A Winston Cup garage area is located at the north end of the infield area and contains a Goodyear Tire building, a covered work area for race cars, tractor trailer car transporter parking area, gasoline pumps, first aid facilities, observation deck and tower, competitor lounge, and shower facilities. A Busch Series garage facility was installed for the 1996 automobile racing season at the south end of the infield with facilities similar to the Winston Cup garage. The east side of the infield contains a long automobile racing pit area, a pit control building, an electronic scoreboard and a media center and concession building.

     Additional support facilities for both motorsports and harness horse racing activities surround the tracks behind the grandstands. Restrooms, ticket sales buildings, portable concession and souvenir units, hospitality chalets, paved and fenced hospitality 'villages,' parking and handicapped parking areas, recreational vehicle parking areas, barns and paddock facilities and administrative offices are situated for appropriate access.


     In recent years, television coverage and corporate sponsorship have increased for NASCAR-sanctioned events. The Company's NASCAR-sanctioned events are currently televised live by TNN to a nationwide audience and broadcast nationally to a network of over 400 radio stations affiliated with the Motor Racing Network (over 200 stations for Busch Series events). TNN reported that its 1995 season ratings for all TNN televised NASCAR-sanctioned events increased 28% from 1994.



     Dover Downs' present sponsors for NASCAR-sanctioned events include Pepsi, AT&T, General Motors and MBNA America Bank. Pepsi is currently the 'official soft drink' of the Company's events. AT&T is the 'official telecommunications provider,' Chevy Truck is the 'official truck,' and Pontiac is the 'official pace car.'



     The increasing corporate presence in autosports has resulted in significant demand for premier seating in skyboxes and for corporate hospitality services. Dover Downs has one of the largest corporate hospitality programs associated with NASCAR-sanctioned events. Over 6 acres of its facility are dedicated to corporate hospitality villages consisting of temporary pavilions erected for entertaining at race events. All 6 acres of pavilions are presently filled to capacity at Winston Cup events.


  Overview of NASCAR, Racing Schedules and Sponsors

     The National Association for Stock Car Auto Racing, Inc. is the premier official sanctioning body of professional stock car racing in the United States. NASCAR officials supervise the conduct of all its races, and through its rules and regulations, NASCAR strives to keep the events that it sanctions competitive, interesting and well attended.


     Professional stock car racing developed in the Southeastern United States in the 1930s. The first NASCAR-sanctioned event was held on June 19, 1949 in Charlotte, North Carolina. Races became more popular in the mid-1960s, when major North American automobile and tire manufacturers first began offering engineering and financial support. In the late 1960s, NASCAR created a more elite circuit focused on the best drivers and reduced the number of races in its premier series from approximately 50 to approximately 30. In 1971, R. J. Reynolds Tobacco Company began to sponsor NASCAR-sanctioned events by developing the Winston Cup series as a marketing outlet for its products.


     NASCAR regulates its membership, including drivers and their crews, team owners and track owners, the composition of race cars and the sanctioning of races. It sanctions events by means of one-year agreements executed with track owners, each of which specifies the race date, the sanctioning fee and the purse payable by the track owner. The Company's NASCAR sanction agreements requires that it pay fees to NASCAR for each sanctioned event conducted, including sanction fees, prize money and point funds. NASCAR officials control qualifying procedures, the line-up of the cars, the start of the race, the compliance with rules throughout the race, the election to stop or delay a race, 'pit' activity, 'flagging,' the positioning of cars, the assessment of lap and time penalties, and the completion of the race.

     In most instances, team owners underwrite the financial risk of placing their teams in competition. They contract with drivers, hire pit crews and mechanics and syndicate sponsorship of their teams. A substantial majority of drivers contract independently with team owners while a few drivers own their own teams. Drivers receive income from contracts with team owners, prize money, and through endorsements. Dover Downs does not contract with or pay the team owners or drivers directly.

  The Winston Cup

     NASCAR's premier circuit is the Winston Cup, which currently begins with the 'Daytona 500' in February and concludes with the 'NAPA 500' in November. In total, 31 races awarding points towards a season championship are sanctioned annually to 18 tracks operating in 15 states. The 1996 announced Winston Cup schedule is as follows:



DATE               TRACK LOCATION            RACE
- -----------------  ------------------------  ----------------------------------
February 18        Daytona Beach, FL         'Daytona 500(Registered)'
February 25        Rockingham, NC            'Goodwrench 400'
March 3            Richmond, VA              'Pontiac Excitement 400'
March 10           Atlanta, GA               'Purolator 500'
March 24           Darlington, SC            'TranSouth Financial 400'
March 31           Bristol, TN               'Food City 500'
April 14           N. Wilkesboro, NC         'First Union 400'
April 21           Martinsville, VA          'Goody's Headache Powders 500'
April 28           Talladega, AL             'Winston Select 500'
May 5              Sonoma, CA                'Save Mart Supermarkets 300'
May 26             Charlotte, NC             'Coca-Cola 600'
JUNE 2             DOVER, DE                 'MILLER 500'
June 16            Pocono, PA                'UAW-GM Teamwork 500'
June 23            Brooklyn, MI              'Miller 400'
July 6             Daytona Beach, FL         'Pepsi 400'
July 14            Loudon, NH                'Jiffy Lube 300'
July 21            Pocono, PA                'Miller 500'
July 28            Talladega, AL             'Diehard 500'
August 3           Indianapolis, IN          'The Brickyard 400'
August 11          Watkins Glen, NY          'The Bud at the Glen'
August 18          Brooklyn, MI              'GM Goodwrench Service 400'
August 24          Bristol, TN               'Goody's Headache Powder 500'
September 1        Darlington, SC            'Mountain Dew Southern 500'
September 7        Richmond, VA              'Miller 400'
SEPTEMBER 15       DOVER, DE                 'MBNA 500'
September 22       Martinsville, VA          'Hanes 500'
September 29       N. Wilkesboro, NC         'Tyson Holly Farms 400'
October 6          Charlotte, NC             'UAW-GM Quality 500'
October 20         Rockingham, NC            'AC-Delco 400'
October 27         Phoenix, AZ               'Dura Lube 500'
November 10        Atlanta, GA               'NAPA 500'



     Dover Downs holds sanctions for the events noted in bold print. As the table indicates, no track currently sponsors more than two Winston Cup series events.


  The Busch Series

     Another major NASCAR racing division is the Busch Series, which in 1996 is scheduled to include 26 races held at 20 tracks in 15 states. The 1996 announced Busch Series schedule is as follows:


DATE               TRACK LOCATION            RACE
- -----------------  ------------------------  ----
February 17        Daytona Beach, FL         'Goody's Headache Powder 300'
February 24        Rockingham, NC            'Goodwrench Service 200'
March 2            Richmond, VA              'Hardee's Fried Chicken Challenge 250'
March 9            Atlanta, GA               'Busch Light 300'
March 17           Nashville, TN             'Opryland USA 320'
March 23           Darlington, SC            'Dura Lube 200'


DATE               TRACK LOCATION            RACE
- -----------------  ------------------------  ----
March 30           Bristol, TN               'Goody's Headache Powder 250'
April 6            Hickory, NC               'Sundrop 400'
May 19             Nazareth, PA              'Meridian Advantage 200'
May 25             Charlotte, NC             'Red Dog 300'
JUNE 1             DOVER, DE                 'GM GOODWRENCH/DELCO BATTERY 200'
June 8             S. Boston, VA             'South Boston 300'
June 22            Myrtle Beach, SC          'Carolina Price / Advance Auto 250'
June 30            Watkins Glen, NY          'Lysol 200'
July 7             Milwaukee, WI             'Sears Auto Center 250'
July 12            Loudon, NH                'Stanley 200'
July 27            Talladega, AL             'Humminbird Fishfinder 500K'
August 2           Indianapolis, IN          'Kroger 200'
August 17          Brooklyn, MI              'Detroit Gasket 200'
August 23          Bristol, TN               'Food City 250'
August 31          Darlington, SC            'South Carolina 200'
September 6        Richmond, VA              'Autolite Platinum 250'
SEPTEMBER 14       DOVER, DE                 'MBNA 200'
October 5          Charlotte, NC             'All Pro Bumper to Bumper 300'
October 19         Rockingham, NC            'AC-Delco 200'
November 3         Homestead, FL             'Jiffy Lube Miami 300'


     Dover Downs holds sanctions for the events noted in bold print. Many tracks, such as Dover Downs, which hold Winston Cup sanctions also hold Busch Series events on the day preceding a Winston Cup event. Accordingly, Winston Cup drivers will occasionally compete in Busch Series races, which can boost overall attendance.



  Spectators and Sponsors at NASCAR-Sanctioned Events

     NASCAR-sanctioned events enjoy a large and growing base of spectator support. The NASCAR Winston Cup circuit is the most widely attended racing circuit in North America and draws the top names in the sport, such as Dale Earnhardt, Jeff Gordon, Bill Elliott, Rusty Wallace and Dale Jarrett. Increased media coverage has led to national recognition of several 'star' NASCAR drivers. According to statistics made available by The Goodyear Tire & Rubber Co., spectator attendance at Winston Cup events and Busch Series events has shown strong growth. For the 1993, 1994 and 1995 racing seasons, attendance at Winston Cup events nationwide increased over the prior year by 9%, 18% and 9%, respectively. For Busch Series events, the corresponding increases were 10%, 12% and 23%. In 1995, total attendance at Winston Cup events exceeded 5.3 million.



     Surveys published recently by NASCAR indicate that 38% of Winston Cup spectators are women; 53% work in professional, managerial or skilled labor jobs; 58% are married; 65% own homes; and 78% use credit cards. The median annual family income of Winston Cup spectators has been estimated in NASCAR publications at $39,280. The result has been not only record race attendance, but also increasing payments to track owners for broadcast rights and sponsorship fees. The Company believes that the demographic profile of this growing base of spectators has considerable appeal to sponsors and advertisers.



     In recent years, television coverage has increased for NASCAR-sanctioned events. Each NASCAR Winston Cup and Busch Series event currently is broadcast by ABC, CBS, ESPN, TBS or TNN. Major national corporate sponsorship of NASCAR-sanctioned events also has increased significantly, according to NASCAR. Corporate sponsors of NASCAR-sanctioned events now include most major North American automobile producers and parts manufacturers, the largest and best-known food, beverage and tobacco companies and leading firms in other manufacturing and consumer products industries.

     Corporate sponsorship of NASCAR teams is also extremely diverse. The following is a partial list of product sponsors that entered driver teams at Dover Downs over the race weekend held June 1 and June 2, 1996:

AC Delco           Dial Purex             Little Caesars              Shell Oil
AquaFresh          DuPont                 Lowe's                      Shoney's
Band-Aid           Family Channel         Lysol                       Skoal
Barbasol           GM Goodwrench          MBNA                        Slim Jim
Budweiser          Havoline               McDonald's                  Spam
Burger King        Hayes Modems           Miller                      Stanley Tools
Camel              Healthsource           New Holland Tractors        STP
Caterpillar        Interstate Batteries   Pennzoil                    Sunoco
ChannelLock        John Deere             Primestar                   Texaco
Circuit City       Kellogg's              Prodigy                     Tide
Citgo              Kmart                  QVC Network                 Valvoline
Coors Light        Kodak                  RCA                         WCW
Detroit Gasket     Lance Snacks           Red Dog
DeWalt Tools       Lipton Tea             Remington Arms

GAMING

  General

     Dover Downs has presented harness horse racing events for 28 consecutive years. On December 29, 1995, the Company introduced video lottery (slot) machines to its entertainment mix.

     Under an agreement with Caesars, a leader in the gaming industry, Caesars supervises, manages, markets and operates the Company's video lottery operations. The newly constructed, air-conditioned 'video lottery casino' housing the gaming equipment was designed and built using expertise from Caesars. Hours of operation are Monday through Saturday, 8:00 a.m. to 2:00 a.m., and Sunday, 1:00 p.m. to 2:00 a.m. The facilities are open every day of the year, except Christmas and Easter.

     Dover Downs is a 'Licensed Agent' authorized to conduct video lottery operations under the Delaware State Lottery Code. The video lottery machines are leased by and operated under the auspices of the Delaware State Lottery Office. A total of 572 lottery machines are currently in operation. An additional 428 lottery machines are expected to be added in October 1996, bringing the facility up to 1,000 machines, which is the maximum number presently permitted by law.

     Dover Downs is permitted by law to set its payout to customers between 87% and 95%. Prior approval from the Director of the Delaware State Lottery Office would be required for any payout in excess of 95%. Since inception of its operations on December 29, 1995, Dover Downs has maintained an average payout of 90.5%. Management believes that this represents a competitive payout percentage.


     By law, video lottery operations in Delaware are limited to the three locations in the State where thoroughbred horse racing or harness horse racing was held in 1993. In addition to the Dover Downs complex in Dover, Delaware, there are only two other locations permitted by law: Delaware Park, a northern Delaware thoroughbred track; and Harrington Raceway, a south central Delaware fairgrounds track. Dover Downs and Delaware Park began video lottery operations in December 1995; Harrington Raceway began video lottery operations in August 1996.


     The 'video lottery (slots) casino' which houses the video lottery gaming operations is adjacent to and connected with the main grandstand. It is an approximately 24,000 square foot steel structure featuring a stylish slots casino area with a hand-painted mural of the sky on its dome ceiling. Murals of floral design adorn the surrounding walls. In the middle of the betting area, there is typically a car or truck on a raised display, which is one of the grand prizes for playing the surrounding video lottery (slot) machines. The building also houses the Garden Cafe dining room and a stage where nightly entertainment is offered. The casino can accommodate a total capacity of approximately 2,300, with seating for approximately 560. Total restaurant seating capacity is for approximately 140 people in the casino area and approximately 440 people in the grandstand dining room.

     For the harness horse racing season expected to begin November 1996 and end April 1997, the Company anticipates that it will schedule a minimum of 70 live racing dates. Live harness horse races are held on Thursday, Friday and Saturday evenings, and on Sunday afternoons. For the racing season beginning November 1995 and ending April 1996, the Company had a total of 67 live racing dates. The prior year's season had a total of 39 live racing dates.

     The harness horse racing track is a five-eighths mile track and is lighted for nighttime harness horse racing. The track is located inside the one-mile auto racing superspeedway. The configuration offers turns with a wider than normal turning radius and 4 degree banking. This allows trotting and pacing horses to remain in full stride through the turns. The result has been higher than normal speeds attained by horses in competition. Adjacent to the main grandstand is a partially glass-enclosed paddock area where horse racing patrons can observe horses being prepared to compete. Support facilities for horse racing are located inside the horse track. The west side of the infield contains the horse racing tote board which displays wagering information, race results and official timing data. The Company plans to renovate the toteboard, the barns and paddocks in time for the fall 1996 harness racing season.

     The Company has facilities for pari-mutuel wagering on both live harness horse races and on simulcast thoroughbred and harness horse races received from numerous tracks across North America. Within the main grandstand is the simulcast parlor where patrons can wager on harness and thoroughbred races received by satellite into Dover Downs. Television monitors throughout the parlor area provide views of all races simultaneously and the parlor's 13 betting windows are tied into a central computer allowing bets to be received on all races from all tracks. The simulcasting parlor provides individual carrels where patrons can study handicapping data in relative privacy and watch individual races on their own special television monitors.


     With the recent expansion of its simulcasting operations, pari-mutuel wagering is now conducted on a year-round basis. For fiscal years ended July 31, 1994, 1995 and 1996, the Company had 72, 127 and 239 simulcast racing dates, respectively. For fiscal year ending July 31, 1997, the Company anticipates that it will schedule 363 simulcast racing dates. The Company expects that, for the first time, live harness races conducted at Dover Downs will be simulcast to tracks and other off-track betting locations across the country with the start of the race season beginning November 1996.


     Harness racing in the State of Delaware is governed by the Delaware Harness Racing Commission. The Company holds a license from the Commission by which it is authorized to hold harness race meetings on its premises and to make, conduct and sell pools by the use of pari-mutuel machines or totalizators. Harness racing refers to any racing of horses in which the horses competing or participating are harnessed to a sulky, carriage or similar vehicle and are not mounted by a jockey. Pari-mutuel wagering refers to pooled betting or wagering on harness horse racing by means of a totalizator. Through pooled betting, the wagering public, not the track, determines the odds and the payoff. The track retains a percentage of the amount wagered. Simulcasting refers to the transmission of live horse racing by television, cable or satellite signal from one race track to another with pari-mutuel wagering being conducted at the sending and receiving track and a portion of the handle being shared by the sending and receiving tracks.

     The legislation authorizing video lottery operations in the State of Delaware was adopted in June 1994, and is referred to as the 'Horse Racing Redevelopment Act.' The Delaware General Assembly's stated purpose in approving the legislation was to (i) provide non-state supported assistance in the form of increased economic activity and vitality for Delaware's harness and thoroughbred horse racing industries, which activity and vitality will enable the industry to improve its facilities and breeding stock, and cause increased employment; and
(ii) restrict the location of such lottery to locations where wagering is already permitted and controls exist. A portion of the proceeds from the wagering on the video lottery (slot) machines is allocated to increase the purse for harness horse races held at Dover Downs and is intended to provide increased vitality for Delaware's horse racing industry.

     Management anticipates that revenues from the Company's harness horse racing operations should continue to improve as a result of Delaware's Horse Racing Redevelopment Act and as a result of increased simulcasting. Pursuant to an agreement entered into with representatives of the horsemen, a portion of the Company's simulcast revenues is also required to supplement the purse for live harness horse races held at Dover Downs.


     With a percentage of video lottery (slot) machine revenues and simulcast revenues supplementing the purses, the Company has experienced a dramatic increase in the size of its purses and expects to attract higher quality horses. Bettors are attracted to races with larger purses and typically wager more on the higher quality and more predictable horses. Management believes that larger purses and better horses should increase attendance and wagering and also have a positive impact on the number of markets that may wish to receive the Company's racing signal for simulcasting. Dover Downs expects to begin its live race season commencing November 1996 with a daily purse distribution of over $100,000, more than a ten-fold increase over the daily purse distribution prior to the introduction of video lottery (slot) machines.


  Management of Video Gaming Operations by Caesars


     Dover Downs and Caesars are parties to a long-term management agreement with an initial term that expires in December 1998. Caesars has two additional three-year renewal options, which Dover Downs can void if certain financial results are not achieved. Under the agreement, Caesars is the Company's exclusive agent to supervise, market, manage and operate the Company's video lottery operations. The Company pays to Caesars a management fee based on pre-tax income generated by the video lottery operations. Management believes that the management agreement is typical of similar agreements in the industry. Caesars has been properly licensed by the Delaware State Lottery Office to perform these functions.


     Through its gaming interests in the State of Nevada, Atlantic City, and elsewhere, Caesars has developed considerable experience and expertise in the design, construction, operation, management and marketing of gaming operations. The Company expects to be able to continue deriving substantial benefit from Caesar's experience and expertise.

     The Company and Caesars have implemented extensive procedures for financial and accounting controls, safekeeping and accounting of monies, and security provisions. Security over the gaming operations involves the integration of surveillance cameras, observation and oversight by employees, security and gaming staff, and various security features built into the video lottery (slot) machines. The above, when combined with proper internal control procedures, are intended to maintain the security, integrity and accountability of the video lottery operations.

     Video lottery gaming procedures are monitored during all hours of operation by television cameras. The surveillance staff detects and investigates irregularities in gaming procedures, monitors sensitive areas such as the 'count room,' and observes gaming patrons and employees for collusion or other fraudulent activity. The 'count room' is monitored and taped on a regular basis.

  Agreement with Cloverleaf



     Dover Downs has an Agreement with Cloverleaf Standardbred Owner's Association, Inc., effective February 1996 and continuing through June 1998. Cloverleaf's membership consists of owners, trainers, and drivers of harness horses participating in harness race meetings at Dover Downs and elsewhere in the United States and Canada. Cloverleaf has been organized and exists for the purpose of promoting the sport of harness racing; improving the lot of owners, drivers, and trainers of harness racing horses participating in race meetings; establishing health, welfare and insurance programs for owners, drivers, and trainers of harness racing horses; negotiating with harness racing tracks on behalf of owners, trainers, drivers, and grooms of harness racing horses; and generally rendering assistance to them whenever and wherever possible. Under the Cloverleaf Agreement, the Company is required to distribute as purses for races conducted at Dover Downs, a percentage of the Company's retained share of pari-mutuel revenues, depending on the level of the average daily dollar handle. Over and above this amount, Dover Downs is required to distribute in purses one-half of the dollar amount of any gross income it receives by reason of any new legislation which raises its authorized revenues from pari-mutuel wagering above that which is allowed under existing law as of January 1, 1979.

     Dover Downs enjoys a good relationship with representatives of Cloverleaf and anticipates that this relationship will continue. Management believes that the Cloverleaf Agreement is typical of similar agreements in the industry. Cloverleaf has committed to support any amendments to the Horse Racing Redevelopment Act which may be beneficial to the Company's business, provided that such amendments do not negatively impact horsemens' issues.

  Totalizator System


     Dover Downs and United Tote Company are parties to a service agreement by which United Tote is the exclusive provider of totalizator services to the racetrack on all days on which pari-mutuel wagering is being conducted. The initial term of this agreement expires in October 2000. United Tote furnishes and maintains at the racetrack a state-of-the-art totalizator system, consisting of computerized pari-mutuel central processing equipment, terminals and certain associated equipment. United Tote remains in the possession of and in direct control of the system, except for the operation of the teller's terminals by Dover Downs personnel and the operation of self-service terminals by patrons. The system automatically registers and totals the amounts wagered at races held at the racetrack or simulcast to the racetrack from other racetracks.


     The totalizator system totals the amounts wagered in the win, place and show pools (or any combination of such pools), and in the Exacta, Quinella, Trifecta, Daily Double, Pick, and such other pools or combination of pools permitted to Dover Downs and approved in Delaware. The system displays the win, pool odds, pay off and similar items.

     United Tote is compensated based on a percentage of all pari-mutuel wagers made at the track and paid certain interface fees with respect to other host racetracks. Management believes that the service agreement is typical of similar agreements in the industry. The number of terminals to be provided by United Tote will vary based on the betting volume at the track. Currently there are 40 terminals for live racing performances and 15 terminals dedicated to simulcast performances.

MARKETING

     Management believes that it is important to market the Company's scheduled events throughout the year, both regionally and nationally. The Company markets its various events throughout the year in traditional media such as television, cable, radio, billboards, newspapers, trade journals and special publications, and by offering tours of its facilities, conducting direct mail campaigns, and staging pre-race promotional activities, such as 'Friday Night Live' and 'Monster Mile Movie Night' which are free evening events designed to provide a total entertainment weekend package for auto race fans. The Company has plans to develop its own intra-facility television show to support its upcoming November 1996 harness racing season. The Company's marketing program also includes the solicitation of prospective event sponsors. For example, sponsorship provisions for a typical NASCAR-sanctioned event might include national television and radio exposure, luxury suite rentals, block ticket sales, Company-catered hospitality, as well as souvenir race programs and track signage advertising.


     NASCAR-sanctioned events are experiencing significant growth in television viewership and spectator attendance. Management believes that spectator interest in stock car racing will continue to grow, thereby increasing broadcast media and sponsors' interest in the sport. The Company negotiates directly with television and radio networks for live coverage of its NASCAR-sanctioned events. Management also seeks to increase the visibility of its racing events and facilities through local and regional media interaction. For example, major events are typically supported by public relations programs consisting of press conferences, press releases, media tours, press kits, feature article distributions, and media interviews.

     The marketing of Dover Downs' newest venture - video lottery (slot) machines - will be assisted by Caesars personnel. Caesars has experience as a successful operator in a highly competitive environment. The payout established by management within the parameters of the law is intended to be extremely competitive with Atlantic City and other regional gaming operations.

     Database marketing is one of the principal marketing tools Dover Downs will use to develop long-term relations with its video lottery (slot) machine customers. The data collected will allow promotions to be targeted to specific customer segments. To identify customers and track their level of play, a slots club card tracking system, referred to as the Blue Diamond Club, has been implemented. Membership in this club currently stands at approximately 20,000 customers.

     A simple application allows customers to join the Blue Diamond Club. Slots club members will be rewarded for their play through various awards programs. Awards may include merchandise, restaurant and lounge discounts, invitations to parties and special entertainment events. Other benefits of membership may include sweepstakes and future promotions through the mail. Direct mail promotions will be developed from the resulting database to further build customer loyalty and to generate additional trips to the facility.

     Programs are currently being developed to provide bus transportation for video lottery (slot) machine customers travelling to Dover Downs from surrounding counties and states. For example, one of these programs will focus marketing efforts on individuals that frequent Delaware's nearby ocean resorts.

     The Company also has various promotions planned for its harness horse racing events. With more money available for purses, the Company plans to stage more prestigious events. For the season commencing November 1996, the Company has plans to present the inaugural 'Progress Pace' with a $100,000 purse. Management believes that this event should attract some of the country's top 3 year old horses. Other events with purses in the $50,000 range are also being planned. Beginner orientations, handicapping hints and seminars, and special interviews with harness drivers, trainers, and officials will also be provided.

     Each spectator or customer coming to Dover Downs for one form of entertainment or gaming will be exposed to the full range of activities available. The Company intends to market all of its facilities to individual customers in order to maximize cross-marketing opportunities.

LOCATION OF COMPLEX

     The Dover Downs complex is located in Dover, the capital of the State of Delaware. The Company draws spectators from several major metropolitan areas. Philadelphia, Baltimore and Washington, D.C. are all within a 1 hour and 45 minute drive. New York City is within a 3 hour drive. According to the 1990 United States Census, approximately 33 million people live within 150 miles and approximately 60 million people live within 300 miles of the complex.

                 [MAP OF THE EAST COAST WITH DOVER, DELAWARE AT
                    THE CENTER OF TWO CONCENTRIC CIRCLES OF
                        150 AND 300 MILES, RESPECTIVELY]

COMPETITION

  Motorsports


     The Company's racing events compete with other racing events sanctioned by various racing bodies, such as CART, USAC, SCCA, IMSA, ARCA, and NHRA, and with other sports and other recreational events scheduled on the same dates. Racing events sanctioned by different organizations are often held on the same dates at separate tracks, in competition with the NASCAR-sanctioned event dates. In addition, motorsports facilities compete with one another for the patronage of motor racing spectators, and with other sports and entertainment businesses, many of which have resources that exceed those of the Company. The quality of the competition, type of racing event, caliber of the events, sight lines, ticket pricing, location, and customer conveniences, among other things, distinguish the motorsports facilities.



     The two closest speedways that currently sponsor Winston Cup races are in Richmond, Virginia (approximately four hours to the South) and Pocono International Raceway in Long Pond, Pennsylvania (approximately three and a half hours to the North). Nazareth Speedway in Nazareth, Pennsylvania (approximately two hours to the North) currently conducts Busch Series, NASCAR Craftsman Truck and Indy races. Based on historical data, management does not believe that any of these facilities significantly impact operations at Dover Downs International Speedway. In recent years, the Company's NASCAR-sanctioned Winston Cup events have all sold out well in advance of the race.


  Gaming


     The Company believes that there is a trend towards the legalization of casino gaming in states throughout the country, including the legalization of casino gaming on various Native American reservations. The legalization of casino and other gaming venues in states close to Delaware, particularly Maryland, Pennsylvania and New Jersey, may have a material adverse effect on the Company's business. From time to time, legislation has been introduced in these states that would further expand gambling opportunities, including video lottery
(slot) machines at horse-tracks. The Company expects that additional lotteries, river boat casinos, and land based casinos, including Native American casinos, will be licensed eventually throughout the region. Some of these gaming operations may be owned by companies that are larger and have significantly greater financial and other resources than the Company.


     The Company also competes for attendance with a wide range of other entertainment and recreational activities available in the region, including professional and collegiate sporting events. Given these factors, it is possible that substantial competition will arise which could adversely affect the Company's existing and proposed operations. There can be no assurance that the Company will be able to remain competitive.

     Competition in horse racing is varied since race tracks in the surrounding area differ in many respects. Some tracks only offer thoroughbred or harness horse racing; others have both. Tracks have live racing seasons that may or may not overlap with neighboring tracks. Depending on the purse structure, tracks that are farther apart may compete with each other more for high quality horses than for patrons.


     Live harness racing also competes with simulcasts of thoroughbred and harness racing. All race tracks in the region are involved with simulcasting. In addition, a number of off-track betting parlors compete with track simulcasting activities. If the Company is successful in simulcasting its live harness races to tracks and other locations, its simulcast signals will be in direct competition with live races at the receiving track and other races being simulcast to the receiving location.


     Within the State of Delaware, Dover Downs faces little direct live competition from the State's other two tracks. Harrington Raceway, a south central Delaware fairgrounds track, conducts harness horse racing in the fall. There is no overlap presently with Dover Downs' live race season. Delaware Park, a northern Delaware track, conducts thoroughbred horse racing during the day and on Sunday afternoons. Its race season only overlaps with Dover Downs for approximately 4 to 5 weeks each year.

     The neighboring states of Pennsylvania, Maryland and New Jersey all have harness and thoroughbred racing and simulcasting. Dover Downs competes with Rosecroft Raceway in Maryland, Philadelphia Park in Pennsylvania, Garden State Park and The Meadowlands in New Jersey and a number of other race tracks in the surrounding area. The Company also receives simulcast harness and thoroughbred races from approximately 30 race tracks, including the tracks noted above.


     At present, video lottery (slot) machines are only permitted at two other locations in Delaware: Delaware Park and Harrington Raceway. Delaware Park presently has 1,000 machines in operation. Harrington Raceway began its video lottery operations with 500 machines in August 1996. The neighboring states of Pennsylvania and Maryland do not presently permit video lottery operations. Pennsylvania, Maryland and New Jersey all have state-run lotteries.


     Atlantic City, New Jersey is located approximately 100 miles from Dover Downs and a certain amount of market overlap should be expected. Casinos in Atlantic City offer a full range of gaming products. Dover Downs does not expect to compete directly with Atlantic City because of the Company's inability to offer a full range of casino gaming products, but it does expect to capture a small portion of the existing Atlantic City slot market in the Dover area, due to the facility's proximity, convenience and multiple attractions.

GOVERNMENT REGULATION OF GAMING

  Video Lottery Operations

     General. Video lottery operations are by statute operated and administered by the Director of the Delaware State Lottery Office. Dover Downs is a 'Licensed Agent' authorized to conduct video lottery operations under the Delaware State Lottery Code.


     A 'video lottery machine' is defined by law as any machine in which bills, coins or tokens are deposited in order to play in a game of chance in which the results, including options available to the player, are randomly and immediately determined by the machine. A machine may use spinning reels or video displays or both, and may or may not dispense coins or tokens directly to winning players. A machine shall be considered a video lottery machine notwithstanding the use of an electronic credit system making the deposit of bills, coins or tokens unnecessary. Various video lottery machines are in use at Dover Downs. All accept $1, $5, $10, $20, $50 and $100 bills. The maximum bet permitted by regulation is currently $5.00 per machine. The Company is prohibited by regulation from extending any credit to its gaming customers.


     The Director of the Delaware State Lottery Office has discretion to adopt such rules and regulations as the Director deems necessary or desirable for the efficient and economical operation and administration of the system, including
(i) type and number of games permitted, (ii) pricing of games, (iii) numbers and sizes of prizes, (iv) manner of payment, (v) value of bills, coins or tokens needed to play, (vi) requirements for licensing agents and service providers,
(vii) standards for advertising, marketing and promotional materials used by Licensed Agents, (viii) procedures for accounting and reporting, (ix) registration, kind, type, number and location of video lottery machines on a Licensed Agent's premises, (x) security arrangements for the video lottery system, and (xi) reporting and auditing of financial information of Licensed Agents.

     Licensing Requirements. Licensed Agents are granted a license for 5 years. Dover Downs' license was granted December 13, 1995 and terminates December 12, 2000.

     There are continuing licensure requirements for new officers, directors, key employees and persons who own directly or indirectly 10% or more of a Licensed Agent, which licensure requirements shall include the satisfaction of such security, fitness and background standards as the Director may deem necessary relating to competence, honesty and integrity, such that a person's reputation, habits and associations do not pose a threat to the public interest of the State or to the reputation of or effective regulation and control of the video lottery; it being specifically understood that any person convicted of any felony, a crime involving gambling, or a crime of moral turpitude within 10 years prior to applying for a license or at any time thereafter shall be deemed unfit.

     There are similar licensure requirements for providers of the video lottery machines and certain companies that seek to provide services to a Licensed Agent. Caesars has been licensed to provide management services to Dover Downs.

     Revocation, Suspension or Modification of License. The Director of the Delaware State Lottery Office may revoke or suspend the license of a Licensed Agent, such as Dover Downs, for 'cause.' 'Cause' is broadly defined and could potentially include falsifying any application for license or report required by the rules and regulations, the failure to report any information required by the rules and regulations, the material violation of any rules and regulations promulgated by the Director or any conduct by the licensee which undermines the public confidence in the video lottery system or serves the interest of organized gambling or crime and criminals in any manner. A license may be revoked for an unintentional violation of any federal, state or local law, rule or regulation provided that the violation is not cured within a reasonable time as determined by the Director. A hearing officer's decision revoking or suspending the license shall be appealable to the Delaware Superior Court under the provisions of the Administrative Procedures Act. All existing or new officers, directors, key employees and owners of a Licensed Agent are subject to background investigation. Failure to satisfy the background investigation may constitute cause for suspension or revocation of the License.

     As part of the licensing process, an applicant is required to submit to the Director a proposed business plan relating to the video lottery operations. The Director has the right, at any time and at its sole discretion, to amend the business plan if the Director determines that an amendment is necessary to increase revenues from the video lottery operations, protect the public welfare, or ensure the security of the video lottery system.

     Ownership Changes. Under Delaware law, a change of ownership of a Licensed Agent will automatically terminate its license 90 days after the change of ownership occurs, unless the Director of the Delaware State Lottery Office determines after application to issue a new license to the new owners. Change of ownership may occur if any new individual or entity acquires, directly or indirectly, 10% or more of the Licensed Agent or if more than 20% of the legal or beneficial interest in the Licensed Agent is transferred, whether by direct or indirect means. The Commission may require extensive background investigations of any new owner acquiring a 10% or greater interest in a Licensed Agent, including criminal background checks. Accordingly, the Company has a restrictive legend on its shares of Common Stock which require that (a) any holders of Common Stock found to be disqualified or unsuitable or not possessing the qualifications required by any appropriate gaming authority could be required to dispose of such stock and (b) any holder of Common Stock intending to acquire 10% or more of the outstanding common stock of the Corporation must first obtain prior written approval from the Delaware State Lottery Office. See 'Description of Capital Stock -- Possible Limitations on Transferability of Shares.'

     Five Year Sunset Provision in Enabling Legislation. The legislation authorizing video lottery operations in the State of Delaware was adopted in July 1994, and is referred to as the 'Horse Racing Redevelopment Act.' Unless the Act is extended or reenacted, it will terminate on March 15, 2000, in which event the Company will be required to discontinue its video lottery operations. There can be no assurances that the General Assembly will extend or reenact the legislation beyond March 15, 2000.

     Three Year Sunset Provision Relative to Payments. Under the Delaware State Lottery Code, payments made to a Licensed Agent, such as Dover Downs, are permitted to continue on the current basis only until December 29, 1998. No payments can be made to Dover Downs, or to any Licensed Agent in the State, beyond December 29, 1998 unless new legislation is enacted which, according to the Horse Racing Development Act, 'will establish an appropriate and equitable distribution of the proceeds of the video lottery so as to ensure that the State's General Fund receives an appropriate share of the proceeds.' Unless such new legislation is enacted, the Company would be required to discontinue its video lottery operations. There can be no assurances that the Company's video lottery operations will continue to generate an acceptable level of revenues, or any revenues at all after December 29, 1998, and no assurances that the General Assembly will act to allow payments to Licensed Agents to continue.

     Harness Racing Events.  In order to maintain its license for video lottery
(slot) machine gaming, Dover Downs is required to maintain its license for harness horse racing with the Delaware Harness Racing Commission and must conduct a minimum of 42 live race days each racing season, subject to the availability of racing stock.

     Control Over Equipment and Technology. Dover Downs does not own or lease the video lottery machines or computer systems used in connection with its video lottery gaming operations. The Director of the Delaware State Lottery Office enters into contracts directly with the providers of the video lottery machines and computer systems (the 'Technology Providers'). Equipment is provided to the State by sale or lease and all Technology Providers must be licensed by the Director. There are also limitations on the number of video lottery machines that may be used at any one facility that are supplied by the same Technology Provider. The operations of the Company could be disrupted in the event that a licensed Technology Provider in any way breaches its agreement with the State or ceases to be properly licensed for any reason. Such an event would be outside of the control of the Company.

  Harness Racing and Pari-Mutuel Wagering

     Harness racing in the State of Delaware is governed by the Delaware Harness Racing Commission. The Company holds a license from the Commission by which it is authorized to hold harness race meetings on its premises and to make, conduct and sell pools by the use of pari-mutuel machines or totalizators.

     The specific dates for harness horse race meets are awarded each year by the Delaware Harness Racing Commission. In order to conduct simulcasting, each licensee is required to conduct, at a minimum, live harness races on the same number of days as the licensee conducted live harness races for the 1991 to 1992 season. For Dover Downs, this requires a minimum of 47 race days. With the passage of the Horse Racing Redevelopment Act, in order to conduct video lottery operations, each licensee, such as Dover Downs, that is also a licensed operator of video lottery machines must conduct live racing operations on at least 90% of the number of days such live racing operations were conducted in the 1991 to 1992 season. For Dover Downs, this requires a minimum of 42 race days. The Company had 67 race days for the season ending April 1996.

     The license must be renewed on a yearly basis. The Commission may reject an application for a license for any cause which it deems sufficient and the action of the Commission is final. The Commission may also suspend or revoke a license which it has issued and its action in that respect is final, subject to review, upon questions of law only, by the Superior Court of the County within which the license was granted. The action of the Commission stands unless and until reversed by the Court. The Company has received an annual license from the Commission for the past 28 consecutive years and management believes that its relationship with the Commission remains good. However, there can be no assurances that the Company will continue to be licensed by the Delaware Harness Racing Commission in the future.

     Under the law, the Commission has broad powers of supervision and regulation. The Commission may prescribe rules, regulations and conditions under which all harness racing and betting pools shall be conducted; may regulate the performance of any service or the sale of any article on the premises of a licensee; may compel the production of books and documents of a licensee and require that books and records be kept in such manner as the Commission may prescribe; may visit, investigate and place accountants or other persons as it deems necessary, at the expense of a licensee, in the office, track or place of business of a licensee; may summon witnesses and administer oaths; and may require the removal of any employee or official employed by a licensee. All proposed extensions, additions or improvements to the property of a licensee are subject to the approval of the Commission.

     The Commission is required to inspect a licensee's racing plant not less than five days prior to a race meeting and may withdraw the license for the meeting if the racing plant is found to be unsafe for animals or persons or is not rendered safe prior to the opening of the meeting. A licensee must deposit with the Commission, ten days before a race meeting, a policy of insurance against personal injury liability in an amount to be approved by the Commission.

     Any license granted by the Delaware Harness Racing Commission is also subject to such reasonable rules and regulations as may be prescribed from time to time by the United States Trotting Association. The United States Trotting Association sets various rules relating to the conduct of harness racing. According to its Articles of Incorporation, the purposes of the Association shall include the improvement of the breed of trotting and pacing horses, the establishment of rules regulating standards and the registration of such horses thereunder, the advancement and promotion of the interest of harness racing in the United States, the investigation, ascertainment and registration of the pedigrees of such horses, the regulation and government of the conduct of the sport of harness racing, the establishment of rules for the conduct thereof, not inconsistent with the laws of the various States, and the sanctioning of the holding of exhibitions of such horses and meetings for the racing thereof, the issuance of licenses to qualified persons to officiate at harness race meetings and exhibitions, the issuance of licenses to the owners of horses permitting the exhibition and racing of such horses and the qualification thereof, the issuance of licenses to drivers of horses participating in such races or exhibitions, and providing for the enforcement of the rules promulgated by the Association, and providing for the fixing of penalties, fines, and the suspension or expulsion from membership, or privileges or for any other misconduct detrimental to the sport.

EMPLOYEES


     As of July 31, 1996, the Company had approximately 200 full-time employees and approximately 80 part-time employees. Personnel include corporate executive, marketing, administrative, clerical, pari-mutuel tellers, gaming, security, admissions, maintenance and parking personnel. The Company hires temporary employees to assist during periods of peak attendance at its auto racing and harness horse racing events. None of the Company's employees is represented by a labor union. Owners, drivers and trainers of horses participating in harness race meetings are represented by Cloverleaf Standardbred Owner's Association. See 'Business -- Harness Horse Racing and Pari-Mutuel Wagering -- Agreement with Cloverleaf.' Management believes that the Company enjoys a good relationship with its employees and representatives of Cloverleaf. The Company may also engage consultants from time to time to provide advisory services.


INSURANCE

     The Company maintains insurance with insurance companies against such risks and in such amounts, with such deductibles, as are customarily maintained by similar businesses. The policies currently provide business and commercial coverages, including workers' compensation, third party liability, property damage, boiler and machinery, and business interruption. The Company complies with insurance and bonding requirements mandated by relevant regulatory authorities and required under its various agreements, such as its agreements with NASCAR, Caesars, or various sponsors.

PATENTS AND TRADEMARKS

     The Company has statutory and common law trademark rights in the name and corporate logo of 'Dover Downs,' in the name 'Monster Mile' and in a stylized representation of a dinosaur emerging from the ground with its tail partially covered, a mark which is used in connection with clothing and souvenirs. Management's policy is to protect its intellectual property rights vigorously, through litigation if need be, chiefly because of their proprietary value in promotions and clothing and souvenir sales.

LITIGATION


     The Company is a party to ordinary routine litigation incidental to its business. Management does not believe that the resolution of any of these matters is likely to have a material adverse effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors, executive officers and other senior officers of the Company are as follows:


NAME                                   AGE      POSITION
- ---------------------------------  -----------  ---------------------------------------------------------
John W. Rollins..................          80   Chairman of the Board of Directors
Henry B. Tippie..................          69   Vice Chairman of the Board of Directors
Denis McGlynn....................          50   Director, President and Chief Executive Officer
Eugene W. Weaver.................          63   Director and Senior Vice President -- Administration
Melvin L. Joseph.................          74   Director, Vice President and Director of Auto Racing for
                                                  Dover Downs International Speedway, Inc.
Robert M. Comollo................          48   Treasurer and Secretary
John W. Rollins, Jr..............          54   Director
R. Randall Rollins...............          64   Director
Patrick J. Bagley................          49   Director
Jeffrey W. Rollins...............          31   Director
Michael B. Kinnard...............          38   Vice President and General Counsel

     John W. Rollins has been a major stockholder in the Company since 1967. He became Chairman of the Board of Directors in 1996. Mr. Rollins is Chairman of the Board and Chief Executive Officer of Rollins Environmental Services, Inc., Chairman of the Board and Chief Executive Officer of Rollins Truck Leasing Corp., and a Director of Rollins, Inc., Matlack Systems, Inc., RPC, Inc. and FPA Corp. (1)(2)

     Henry B. Tippie became a Director of the Company and Vice Chairman of the Board of Directors in 1996. Mr. Tippie is Chairman of the Executive Committee and Vice Chairman of the Board of Rollins Truck Leasing Corp., Chairman of the Executive Committee of Rollins Environmental Services, Inc., Chairman of the Executive Committee of Matlack Systems, Inc., Chairman of the Board and Chief Executive Officer of Tippie Communications, Inc., et al., and a Director of Rollins, Inc. and RPC, Inc. (1)

     Denis McGlynn has been employed by the Company since 1972, has been a Director since 1979, and has been President since 1979. He was elected to the newly created position of Chief Executive Officer in 1996. (1)

     Eugene W. Weaver has been employed by the Company since 1970, has been a Director since 1971, and has held various financial positions since 1970. Mr. Weaver also serves as Financial Vice President of John W. Rollins & Associates, Vice Chairman and Financial Vice President of Rollins Jamaica, Ltd., Financial Vice President and a Director of both Brandywine Sports, Inc. and Jefferic Enterprises, Inc. and an advisor to the Board of Directors of WSFS Financial Corp., a position he has held since 1992. (1)


     Melvin L. Joseph has been a Director of the Company since 1969, and has been Vice President and Director of Auto Racing since 1969. Mr. Joseph is president of Melvin Joseph Construction Company.(1)


     Robert M. Comollo has been employed by the Company for 16 years, of which 15 years have been in the capacity of Treasurer and Secretary. (1)

     John W. Rollins, Jr. became a Director of the Company in 1996. Mr. Rollins is Chairman of the Board of Matlack Systems, Inc., President, Chief Operating Officer and a Director of Rollins Truck Leasing Corp., and Senior Vice Chairman of the Board of Rollins Environmental Services, Inc. (1) (2)

     R. Randall Rollins became a Director of the Company in 1996. Mr. Rollins is Chairman of the Board and Chief Executive Officer of Rollins, Inc., Chairman of the Board and Chief Executive Officer of RPC, Inc., and a Director of SunTrust Banks Inc. and SunTrust Banks of Georgia. (1) (2)

     Patrick J. Bagley became a Director of the Company in 1996. Mr. Bagley is Vice President -- Finance and Treasurer of Rollins Truck Leasing Corp., Vice President -- Finance, Treasurer and a Director of Matlack Systems, Inc., and a Director of Rollins Environmental Services, Inc. (1)

     Jeffrey W. Rollins became a Director of the Company in 1993. Since October, 1995, Mr. Rollins has been Vice President of the Eastern Region of Rollins Environmental, Inc., a subsidiary of Rollins Environmental Services, Inc. Previously, he was Vice President of Business Planning and Operations and he has held various other offices with subsidiaries of Rollins Environmental Services, Inc. since 1988. (1) (2)

     Michael B. Kinnard has been Vice President -- General Counsel to the Company since 1995. Mr. Kinnard also serves as Vice President -- General Counsel and Secretary to Matlack Systems, Inc., Vice President -- General Counsel and Secretary to Rollins Truck Leasing Corp., and Vice President -- General Counsel and Secretary to Rollins Environmental Services, Inc. Prior to 1995, Mr. Kinnard was a partner in the law firm of Baker, Worthington, Crossley, Stansberry & Woolf (now known as Baker, Donelson, Bearman & Caldwell). (1)
- ------------------
(1) Except as otherwise indicated, the Directors and Officers listed above have held the positions of responsibility set out above for more than 5 years. References to the Company include Dover Downs, Inc. prior to the 1996 Restructuring. Rollins Environmental Services, Inc. is engaged in the business of industrial waste disposal. Rollins Truck Leasing Corp. is engaged in the business of truck leasing and logistics. Matlack Systems, Inc. provides transportation services. Rollins, Inc. is a consumer services company engaged in residential and commercial termite and pest control, security systems, landscaping and lawn care. RPC, Inc. is a diversified company engaged in oil and gas field services and boat manufacturing. Tippie Communications, Inc. et al. owns and operates radio stations. WSFS Financial Corp., SunTrust Banks Inc., and SunTrust Banks of Georgia are all financial institutions. John W. Rollins & Associates provides management services. Rollins Jamaica, Ltd., Brandywine Sports, Inc. and Jefferic Enterprises, Inc. are involved in real estate development.

(2) John W. Rollins is the father of John W. Rollins, Jr. and Jeffrey W. Rollins, and the uncle of R. Randall Rollins.

     Directors are generally elected to serve in staggered terms of three years and until their successors shall have been elected and qualified. The term of the Class I Directors, Henry B. Tippie, R. Randall Rollins, and Patrick J. Bagley, expires in 1997; the term of the Class II Directors, John W. Rollins, Jr., Eugene W. Weaver and Melvin L. Joseph, expires in 1998: and the term of the Class III Directors, John W. Rollins, Denis McGlynn, and Jeffrey W. Rollins, expires in 1999. Officers are elected by the Board of Directors to hold office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until their successors are elected and qualified.

AUDIT COMMITTEE


     The Audit Committee consists of Patrick J. Bagley, Chairman, and Henry B. Tippie. The Committee's functions include consulting with the Company's independent public accountants concerning the scope and results of the audit, reviewing the evaluation of internal accounting controls and inquiring into special accounting-related matters.


EXECUTIVE COMMITTEE

     The Executive Committee consists of John W. Rollins, Chairman, Denis McGlynn, and Eugene W. Weaver. The Executive Committee has the power to exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company in accordance with the provisions of the Bylaws of the Company.

COMPENSATION AND STOCK OPTION COMMITTEE

     The Compensation and Stock Option Committee consists of Henry B. Tippie, Chairman, and John W. Rollins. The Compensation and Stock Option Committee performs all of the functions of a compensation committee of the Board of Directors and administers the Company's outstanding Stock Option Plans including the granting of options to various employees of the Company and its subsidiaries.

     The Company does not have a nominating committee of the Board of Directors.

DIRECTOR COMPENSATION

     Members of the Board of Directors who are not employees of the Company will be compensated for their services in amounts not yet determined. The Company will also reimburse all directors for their expenses incurred in connection with their activities as directors of the Company. Employees who are also Directors of the Company receive no additional compensation for serving on the Board of Directors.

EXECUTIVE COMPENSATION


     Shown below is information concerning the annual compensation for services in all capacities to the Company for the fiscal year ended July 31, 1996, of those persons who were, at July 31, 1996, (i) the Chief Executive Officer and
(ii) the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 (the 'Named Executives'):


                           SUMMARY COMPENSATION TABLE


                                                                                        LONG TERM
                                                                                       COMPENSATION
                                                                               ----------------------------
                                                                                          AWARDS
                                                                               ----------------------------
                                                 ANNUAL             OTHER                       SECURITIES      PAYOUTS
                                              COMPENSATION         ANNUAL        RESTRICTED     UNDERLYING   -------------
NAME AND                                  --------------------     COMPEN-          STOCK         OPTIONS        LTIP
PRINCIPAL                                              BONUS     SATION (2)      AWARDS (3)        /SARS        PAYOUTS
POSITION                      YEAR (1)    SALARY $       $            $               $              $             $
- ---------------------------  -----------  ---------  ---------  -------------  ---------------  -----------  -------------
Denis McGlynn..............        1996     350,000    314,351           --              --             --            --
President and CEO

Eugene W. Weaver...........        1996      59,584    337,970           --              --             --            --
Senior Vice President --
Administration

Robert M. Comollo..........        1996      86,920    337,970           --              --             --            --
Treasurer and Secretary

                                ALL OTHER
NAME AND                         COMPEN-
PRINCIPAL                        SATION
POSITION                            $
- ---------------------------  ---------------
Denis McGlynn..............            --
President and CEO
Eugene W. Weaver...........            --
Senior Vice President --
Administration
Robert M. Comollo..........            --
Treasurer and Secretary



- ------------------

(1) Fiscal year ended July 31.

(2) The only type of Other Annual Compensation for each of the Named Executives was in the form of perquisites and was less than the level required for reporting.
(3) No awards have ever been made.

OPTION AND STOCK APPRECIATION RIGHTS GRANTS IN LAST FISCAL YEAR


     The Company did not grant any stock options or issue any Stock Appreciation Rights in fiscal year ended July 31, 1996.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES


     The following table summarizes option exercises during the fiscal year ending July 31, 1996 by the Named Executives, and the value of the options held by such persons as of July 31, 1996. The Company has not granted and does not have any Stock Appreciation Rights outstanding. All options disclosed below relate to Class A Common Stock.


                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISABLE
                              SHARES ACQUIRED      VALUE       UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                ON EXERCISE      REALIZED       OPTIONS AT FY-END (#)              AT FY-END ($)
            NAME                  (#)(1)          ($)(2)      EXERCISABLE/UNEXERCISABLE(1) EXERCISABLE/UNEXERCISABLE(3)
- ----------------------------  ---------------  -------------  ---------------------------  ----------------------------
Denis McGlynn...............        180,000     $ 1,548,702            -0-/382,500               -0-/$6,969,600
Eugene W. Weaver............         90,000         768,402            -0-/ 22,500               -0-/   428,400



- ------------------



(1) Per share data has been adjusted to reflect the share exchange effected prior to the Offering. See 'Restructuring -- 1996 Restructuring.'



(2) Based on the estimated fair value (as determined by the Company's Board of Directors) of the underlying securities on the date of exercise, less the exercise price paid for such shares.



(3) Value of the underlying securities is calculated at $19.50 per share (the midpoint of the estimated public offering range), less the exercise price payable for such shares.


              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR


     There were no Long-Term Incentive Plan Awards to the Named Executives during fiscal year ended July 31, 1996.


                                 BENEFIT PLANS

PENSION PLAN

     The Company's Pension Plan is a non-contributory qualified employee defined benefit plan. All full time employees of the Company are eligible to participate in the Pension Plan. Up to September 30, 1989, retirement benefits were equal to the sum of from 1% to 1.5% of an employee's annual cash compensation for each year of service to age 65. Commencing October 1, 1989 and thereafter, retirement benefits are equal to the sum of 1.35% of earnings up to covered compensation, as that term is defined in the Plan, and 1.7% of earnings above covered compensation. Covered compensation includes regular salaries or wages, commissions, bonuses, overtime earnings and short-term disability income protection benefits.

     Retirement benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee's benefits may be paid in certain alternative forms having actuarially equivalent values. Retirement benefits are fully vested after the completion of five years of credited service or, if earlier, upon reaching age 55. The maximum annual benefit under a qualified pension plan is currently $120,000 beginning at the Social Security retirement age (currently age 65).

     Annual pension benefit projections for the Named Executives assume: (a) that the participant remains in the service of the Company until age 65; (b) that the participant's earnings continue at the same rate as paid in the plan fiscal year ended September 30, 1995 during the remainder of his service until age 65; and (c) that the Plans continue without substantial modification. The estimated annual benefit at retirement for each of the following Named Executives of the Company is: Denis McGlynn, $61,342; Eugene W. Weaver, $38,027; and Robert M. Comollo, $46,866.

401(K) RETIREMENT PLAN


     Since October 1994, the Company has had a deferred compensation plan pursuant to section 401(k) of the Internal Revenue Code for all its full time employees who have completed one year of service (approximately 34). Covered employees may contribute up to 9% of their compensation for each calendar year. In addition, the Company contributes up to an additional 5% of the first 3% of compensation contributed by any covered employee to the plan (an employee's maximum contribution is $9,240 factored for inflation annually). The Company's expense for its contributions under this plan totalled less than $1,000 for fiscal year ending July 31, 1996. All contributions are funded currently.

STOCK OPTION PLANS

  1996 Stock Option Plan

     On June 14, 1996, the Board of Directors and sole stockholder of the Company (which was Dover Downs, Inc. immediately prior to the 1996 Restructuring) adopted the 1996 Stock Option Plan (the 'Plan' or '1996 Stock Option Plan'). The purpose of the Plan and the granting of Options thereunder to specific employees is to further the growth, development and financial success of the Company and its subsidiaries by providing additional incentives to certain of its employees, who have been or will be given responsibility for the management of its business affairs, by assisting them to become owners of shares of the Common Stock of the Company and thus to benefit directly from its growth, development and financial success.


     The aggregate number of shares of Common Stock in respect to which Options may be granted under the Plan is 750,000 subject, however, to increase or decrease in the event of certain changes in the capitalization of the Company. No options were granted under the Plan in fiscal year ended July 31, 1996. To date, in fiscal year ending July 31, 1997, options to acquire 96,256 shares of Common Stock have been granted, none of which are currently exercisable.


     The Plan is administered by the Compensation and Stock Option Committee of the Board of Directors of the Company (the 'Committee'). Under the Plan, the Committee is authorized and empowered to administer the Plan and to: (a) select the employees to whom Options are to be granted and to fix the number of shares to be granted to each; (b) determine whether the Option granted is to be considered an 'incentive stock option' qualified under Section 422 of the Internal Revenue Code, or a 'non-qualified stock option' (that is, any Option which is not considered an incentive stock option); (c) determine the date on which Options shall be granted and the terms and conditions of the granted Options in a manner consistent with the Plan, which terms need not always be identical; (d) interpret the Plan; (e) prescribe, amend and rescind rules relating to the Plan; and (f) determine the rights and obligations of participants under the Plan.

     The Option price of the shares under each Option shall be determined by the Committee, but shall not be less than 100% of the fair market value of such shares on the date of granting of the Option as reported in The Wall Street Journal. The employees who will be eligible to receive grants of Options under the Plan will be those key employees of the Company, or of any subsidiaries, who have been selected by the Committee.

     The Plan shall terminate on June 13, 2006; provided, however, that the Board of Directors of the Company within its absolute discretion may terminate the Plan at any time. No such termination, other than as a consequence of a merger or consolidation shall in any way affect any Option then outstanding. The aggregate fair market value of the stock (determined as of the time the Option is granted) with respect to which stock options are exercisable for the first time by the employee during any calendar year (under all the stock option plans maintained by the Company and its subsidiary corporations) shall not exceed $100,000 in accordance with Section 422 of the Internal Revenue Code of 1986 as amended. No Option shall be granted under the Plan after ten (10) years from the date the Plan is adopted.

  1991 Stock Option Plan


     On November 27, 1991, the Board of Directors and stockholders of Dover Downs, Inc. adopted the 1991 Stock Option Plan. As a result of the 1996 Restructuring, whereby Dover Downs, Inc. became a wholly-owned subsidiary of the Company, the 1991 Stock Option Plan of Dover Downs, Inc. became the 1991 Stock Option Plan of the Company (the '1991 Stock Option Plan'). In all material respects, except as noted herein, the 1991 Stock Option Plan is structured as is the 1996 Stock Option Plan. Options granted under the 1991 Stock Option Plan are exercisable for Class A Common Stock; options granted under the 1996 Stock Option Plan are exercisable for Common Stock. Options to acquire a total of 787,500 shares of Class A Common Stock were granted under the 1991 Stock Option Plan, and of this amount, options to acquire 495,000 shares remain unexercised. The 1991 Stock Option Plan has been amended so that no additional options may be granted thereunder. Options previously granted were granted based on the estimated fair value of the shares at the time of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following directors serve on the Company's Compensation and Stock Option Committee: John W. Rollins and Henry B. Tippie. Neither is presently an employee of the Company or participates in any of the Company's Stock Option Plans. John W. Rollins and Henry B. Tippie are members of the Executive Committee of Rollins Truck Leasing Corp., Rollins Environmental Services, Inc. and Matlack Systems, Inc. The Executive Committees of each of these three companies perform the functions of a compensation committee. Henry B. Tippie serves on the Compensation Committees of Rollins, Inc. and RPC, Inc.

LIMITATIONS OF DIRECTORS' LIABILITIES

     The Company is incorporated under the General Corporation Law of the State of Delaware ('Delaware Law'). Delaware Law permits a corporation to indemnify its directors and officers against expenses, judgments, settlement payments and other costs incurred in connection with litigation or similar proceedings, subject to certain limitations. The Bylaws of the Company provide for indemnification of directors to the fullest extent legally permissible under Delaware Law. Delaware Law also authorizes a Delaware corporation to include in its certificate of incorporation (and the Company's Certificate of Incorporation contains) a provision that eliminates or limits the ability of the corporation and its stockholders to recover monetary damages from a director for breach of fiduciary duty as a director; but Delaware Law does not permit such a provision to eliminate or limit the liability of a director for (i) any breach of the duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) paying a dividend or approving a stock repurchase which is illegal under certain provisions of Delaware Law, or (iv) any transaction from which the director derived an improper personal benefit. The Company believes that these provisions of its Certificate of Incorporation and Bylaws are necessary to attract and retain qualified persons to serve as directors.

                                 RESTRUCTURING

     The share numbers and per share prices disclosed in this section under the headings '1992 Tender Offer' and '1993 Statutory Merger' have been adjusted to reflect the share exchange disclosed under the heading '1996 Restructuring.'

1996 RESTRUCTURING

     The Company has three subsidiaries: Dover Downs, Inc. (gaming operations); Dover Downs International Speedway, Inc. (motorsports operations); and Dover Downs Properties, Inc. (real estate holdings). Dover Downs, Inc. was incorporated in 1967 and began the motorsports and harness horse racing operations of the Company in 1969. The Company and Dover Downs International Speedway, Inc. were formed in 1994 but were not operational. Dover Downs Properties, Inc. was formed by the Company in June 1996 for the initial purpose of holding some or all of the real estate of the Company. In 1996, prior to the Offering, the Company effected a tax-free restructuring pursuant to which all former stockholders of Dover Downs, Inc. exchanged each share of common stock held in Dover Downs, Inc. for 4,500 shares of Class A Common Stock of the Company. As a result of this share exchange, Dover Downs, Inc. became a wholly-owned subsidiary of the Company and the former stockholders of Dover Downs, Inc. acquired an equal percentage of the equity in the Company. To complete the restructuring, the Company acquired by dividend from Dover Downs, Inc. all of the outstanding capital stock of Dover Downs International Speedway, Inc., and the motorsports operations of Dover Downs, Inc. were transferred to Dover Downs International Speedway, Inc.

1992 TENDER OFFER

     On July 31, 1992, Dover Downs, Inc. commenced an offer to purchase, for cash, at a price of $1.11 per share, all shares of Dover Downs held by stockholders owning less than 45,000 shares of stock (the 'Tender Offer'). In connection with the Tender Offer, the Board of Directors concluded that the fair value of the Company's common stock, as of July 31, 1992, was $.67 per share and that the offer price of $1.11 per share constituted a significant premium over this fair value. Prior to the Tender Offer, 13,982,081 shares of Dover Downs, Inc. common stock were issued and outstanding and were owned by 113 record holders. Seven stockholders owned 13,709,831 shares, or approximately 99% of the outstanding common stock. John W. Rollins, the majority stockholder, owned 7,463,394 shares or approximately 54% of the common stock outstanding.

     In response to the Tender Offer, Dover Downs, Inc. redeemed approximately two-thirds of the common stock then owned by persons other than the seven majority stockholders. Thereafter, the seven majority stockholders determined to proceed with a statutory merger in order to effect the redemption of the remaining shares of common stock owned by persons holding less than 45,000 shares.

1993 STATUTORY MERGER

     Effective June 17, 1993, Dover Downs, Inc. merged (the 'Merger') with Dover Downs Enterprises, Inc., a Delaware corporation ('Enterprises'). Enterprises was formed on June 14, 1993 for the sole purpose of effectuating the Merger. Dover Downs was the surviving corporation to the Merger. As a result of the Merger, Dover Downs became solely owned by seven stockholders of Dover Downs, who, prior to the Merger, owned over 99% of the issued and outstanding common stock of Dover Downs, as well as 100% of the issued and outstanding common stock of Enterprises. As a result of the Merger, all holders of Dover Downs common stock who did not also hold shares in the common stock of Enterprises, being those holders of Dover Downs common stock owning less than 45,000 shares of such stock, were entitled to receive $1.11 per share in cash without payment of interest. Pursuant to Section 262 of the Delaware General Corporation Law, new stockholders had the option of accepting the $1.11 per share in cash or seeking statutory appraisal rights of the fair value of their shares. No stockholder exercised its statutory appraisal rights.

                              CERTAIN TRANSACTIONS

     In June 1996, the Company acquired for cash several tracts of undeveloped land comprising a total of 206 acres for $6,200,000 from Jefferic Enterprises, Inc. The purchase price was determined on the basis of an independent appraisal performed in 1996. The land was acquired for parking and expansion purposes. Substantially all of the land is adjacent to the Dover Downs' facility. It was owned by Jefferic Enterprises, Inc. for over twenty years prior to the purchase by the Company. Jefferic Enterprises, Inc. is wholly-owned by John W. Rollins. Eugene W. Weaver is Financial Vice President and a Director of Jefferic Enterprises, Inc.


     The Company provided certain management services to Brandywine Sports, Inc., involving total payments of approximately $229,000, $189,000 and $100,000 in fiscal years ended July 31, 1994, 1995 and 1996, respectively. John W. Rollins is a majority stockholder of Brandywine Sports, Inc. Eugene W. Weaver is Financial Vice President and a Director of Brandywine Sports, Inc. The management services have been discontinued.



     The Company previously had a note payable to John W. Rollins, its majority stockholder. The note was secured by a first mortgage on the Company's facilities. The note has been paid off with all accrued interest. The largest aggregate amount of indebtedness outstanding under the note was $2,498,000, $2,000,000 and $193,000 for fiscal years ended July 31, 1994, 1995 and 1996, respectively. Interest paid during each of these fiscal years was $375,000, $1,074,000 and $6,000, respectively. The note bore interest at the rate of 2% above the prime rate, with interest at the greater of 10% or the prime rate plus 2% payable at least quarterly.



     The Company purchased certain paving, site work and construction services from Melvin Joseph Construction Co. involving total payments of $242,000, $379,000 and $568,000 in fiscal years ended July 31, 1994, 1995 and 1996, respectively. Melvin Joseph Construction Co. is wholly-owned by Melvin L.
Joseph.


     In management's opinion, the Company's transactions with related parties as described in this section were in the Company's best interests and were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of July 31, 1996 and as adjusted to reflect the sale of 2,500,000 shares of Common Stock offered hereby, and the beneficial ownership of the Class A Common Stock, by (i) each Selling Stockholder, (ii) each person who is known to the Company to own, of record or beneficially, more than 5% of the Common Stock or Class A Common Stock, (iii) each of the Company's directors, (iv) each person named in the Summary Compensation Table under 'Management -- Executive Compensation' and (v) all of the Company's directors and executive officers as a group:




                                                                 SHARES OWNED                         SHARES OWNED
                                                               BEFORE OFFERING        SHARES         AFTER OFFERING
                                                           ------------------------    BEING    ------------------------
NAME                                                        OWNED (1)     PERCENT    OFFERED(1)  OWNED (1)     PERCENT
- ---------------------------------------------------------  -----------  -----------  ---------  -----------  -----------
Patrick J. Bagley
  Common Stock...........................................      --           --          --          --           --
  Class A Common Stock...................................      --           --          --          --           --
Robert M. Comollo
  Common Stock...........................................      --           --          --          --           --
  Class A Common Stock...................................      --           --          --          --           --
Melvin L. Joseph
  Common Stock...........................................      --           --          25,712      --           --
  Class A Common Stock...................................      368,212         2.6      --          342,500         2.7
Michael B. Kinnard
  Common Stock...........................................      --           --          --          --           --
  Class A Common Stock...................................      --           --          --          --           --
Denis McGlynn
  Common Stock...........................................      --           --          18,000      --           --
  Class A Common Stock...................................      202,500         1.4      --          184,500         1.5
Gary W. Rollins
  Common Stock...........................................      --           --         104,282      --           --
  Class A Common Stock...................................    1,125,000         8.0      --        1,020,718         8.1
Jeffrey W. Rollins
  Common Stock...........................................      --           --          52,750      --           --
  Class A Common Stock...................................      731,250         5.2      --          678,500         5.4
John W. Rollins
  Common Stock...........................................      --           --         950,000      --           --
  Class A Common Stock...................................    7,197,894        51.2      --        6,247,894        49.7
John W. Rollins, Jr.
  Common Stock...........................................      --           --          25,500      --           --
  Class A Common Stock...................................      265,500         1.9      --          240,000         1.9
R. Randall Rollins
  Common Stock...........................................      --           --         104,282      --           --
  Class A Common Stock...................................    1,125,000         8.0      --        1,020,718         8.1
Henry B. Tippie
  Common Stock...........................................      --           --         100,000      --           --
  Class A Common Stock...................................    1,800,000        12.8      --        1,700,000        13.5
Eugene W. Weaver
  Common Stock...........................................      --           --         119,474      --           --
  Class A Common Stock...................................    1,231,974         8.8      --        1,112,500         8.9
All directors and executive officers
  as a group (11 persons)
    Common Stock.........................................      --           --       1,395,718      --
    Class A Common Stock.................................   12,922,330        91.9      --       11,526,612        91.8


- ------------------
(1) Selling Stockholders will convert Class A Common Stock into Common Stock prior to selling the Common Stock in the Offering. Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. The Class A Common Stock is convertible, at any time, on a share-for-share basis into Common Stock at the option of the holders thereof. As a result, pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a stockholder is deemed to have beneficial ownership of the shares of Common Stock which such stockholder may acquire upon conversion of the Class A

    Common Stock. In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account such shares of Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Class A Common Stock held by a stockholder). The above numbers exclude up to 375,000 shares of Common Stock which may be sold by the Company and certain Selling Stockholders upon exercise of the over-allotment option granted to the Underwriters. See 'Underwriting.' The above numbers include the following shares of Class A Common Stock subject to options granted under the Company's 1991 Stock Option Plan which the listed beneficial owner has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(i) of the Securities Exchange Act of 1934: Eugene
    W. Weaver, 22,500 shares; and Denis McGlynn, 22,500 shares. The business address for John W. Rollins, Jeffrey W. Rollins, and Eugene W. Weaver is 2200 Concord Pike, Wilmington, Delaware 19803, for Henry B. Tippie is P.O. Box 26557, Austin, Texas 78755, and for R. Randall Rollins and Gary W. Rollins is P.O. Box 647, Atlanta, Georgia 30301.


                          DESCRIPTION OF CAPITAL STOCK


     The Company's authorized capital stock consists of 35,000,000 shares of Common Stock, par value $.10 per share, 30,000,000 shares of Class A Common Stock, par value $.10 per share, and 1,000,000 shares of Preferred Stock, par value $.10 per share (the 'Preferred Stock'). Upon consummation of the Offering, there will be 2,500,000 shares of Common Stock, 12,515,830 shares of Class A Common Stock, and no shares of Preferred Stock issued and outstanding. There are presently 10 holders of Class A Common Stock. All of the issued and outstanding shares of Common Stock and Class A Common Stock will be fully paid and nonassessable.


     The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by this reference to the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK AND CLASS A COMMON STOCK

     Voting. Each holder of Common Stock will be entitled to one vote for each share of Common Stock held and each holder of Class A Common Stock will be entitled to ten votes for each share of Class A Common Stock held, except to the extent that voting by class is required by law. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the Company's Certificate of Incorporation or Bylaws. Under the General Corporation Law of the State of Delaware, holders of Common Stock and Class A Common Stock will be entitled to vote as a class with respect to certain matters, including mergers and amendments to the Certificate of Incorporation of the Company which would have certain specified effects on the Common Stock and Class A Common Stock, respectively. There is no cumulative voting with respect to the election of directors (or any other matter). Because the Company's Board of Directors is classified, the holders of a majority of the shares at a meeting at which a quorum is present can elect all of the directors of the class then to be elected if they choose to do so, and, in such event, the holders of the remaining shares would not be able to elect any directors of that class.

     Dividends. Holders of Common Stock and Class A Common Stock will be entitled to receive ratably all such dividends, payable in cash or otherwise, as may be declared by the Board of Directors out of assets or funds legally available; provided that the Board of Directors may, in its discretion, pay to the holders of Common Stock a cash dividend greater than the dividend, if any, paid to the holders of Class A Common Stock; and provided further that in the event of a stock dividend or stock split, only shares of Common Stock may be distributed with respect to Common Stock and only shares of Class A Common Stock may be distributed with respect to Class A Common Stock. The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and will depend upon the Company's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors. See 'Dividend Policy.'

     Liquidation Rights. Owners of Common Stock and Class A Common Stock will be equal and have the same rights with respect to distributions in connection with a partial or complete liquidation of the Company.

     Mergers and Consolidations. Each holder of Common Stock and Class A Common Stock will be entitled to receive the same per share consideration in a merger or consolidation of the Company (whether or not the Company is the surviving corporation).

     Preemptive Rights. Neither the Common Stock nor the Class A Common Stock will carry any preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of the Company or any other securities convertible into shares of any class of stock of the Company.

     Convertibility. Shares of Class A Common Stock are convertible at any time into shares of Common Stock on a share for share basis at the option of the holders thereof.

     Certain Class A Common Stock Transfer Restrictions. The Company's Bylaws restrict the sale, transfer or disposition of Class A Common Stock except to existing Class A Common Stock stockholders and members of their families. This restriction may be amended only by stockholders owning 75% or more of the outstanding shares of Class A Common Stock. All Class A Common Stock stockholders retain the ability to convert Class A Common Stock to Common Stock. Common Stock is not subject to this transfer restriction.

     Exchange Listing. Shares of Common Stock have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Class A Common Stock has not been registered with the Securities and Exchange Commission or listed on any national securities exchange. The Company has no present intention to register or list the Class A Common Stock.

     State Statutes. Due to the dual class voting structure, some state securities statutes contain provisions which may restrict offerings of equity securities by the Company or the secondary trading of its equity securities in such states. Because of the availability of applicable exemptions from such restrictions and because such restrictions would only apply to offers or sales made in a limited number of states, the Company does not believe that such provisions will materially adversely affect the aggregate amount of equity securities which the Company will be able to offer, the price obtainable for its equity securities in such offerings, or the secondary trading market for its equity securities.

     Investments by Institutions. The holding of limited voting equity securities such as the Common Stock may not be permitted or may be discouraged by the investment policies of certain institutional investors, but the Company does not believe that such restrictions will materially adversely effect the aggregate amount of equity securities which the Company will be able to offer, the price obtainable for its equity securities in such offerings or the secondary trading market for its equity securities.

PREFERRED STOCK


     No shares of Preferred Stock are outstanding. The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 1,000,000 shares of Preferred Stock in one or more series and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of the Company. The issuance of Preferred Stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company.


     The issuance of any series of Preferred Stock and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any shares of Preferred Stock.

POSSIBLE LIMITATIONS ON TRANSFERABILITY OF SHARES

     Dover Downs is a Licensed Agent authorized to conduct licensed video lottery operations under the Delaware State Lottery Code. Under Delaware law, a change of ownership of a Licensed Agent will automatically terminate its license 90 days after the change of ownership occurs, unless the Director of the Delaware State Lottery Office determines after application to issue a new license to the new owners. Change of ownership may occur if any new individual or entity acquires, directly or indirectly, 10% or more of the Licensed Agent, or if more than 20% of the legal or beneficial interest in the Licensed Agent is transferred, whether by direct or indirect means. The Commission may require extensive background investigations of any new owner acquiring a 10% or greater interest in a Licensed Agent, including criminal background checks. These investigations and checks could severely limit transferability of the Company's Common Stock and could have an adverse effect on the market for the Company's securities.

     Pursuant to the Company's Bylaws, (a) any holders of Common Stock found to be disqualified or unsuitable or not possessing the qualifications required by the appropriate gaming authority could be required to dispose of such stock, and
(b) any holder of Common Stock intending to acquire 10% or more of the outstanding common stock of the Corporation must first obtain prior written approval from the Delaware State Lottery Office. All certificates issued for shares of Common Stock of the Company are legended and reflect these requirements with the following legend:

        'Any and all shares of Common Stock of the Corporation are held subject to the condition that if (a) any regulatory authority should request, determine or otherwise advise that the holder or owner is disqualified, or unsuitable, must qualify for or obtain a license, or must submit an application and satisfy a review process, including background checks, in order for the Corporation or any subsidiary to obtain or retain a license or a relicense, or otherwise avoid significant penalties or business disadvantage, and (b) such holder or owner shall fail to submit to qualification within fifteen (15) days following such request, determination or advice, or fail to be found qualified or suitable, then
        (c) such holder or owner, at the request of the Corporation or the appropriate regulatory authority, shall promptly dispose of such holder's or owner's interest in the Corporation's Common Stock and shall be subject to any order of such regulatory body limiting such holder's or owner's rights pending such disposition. Without limiting the foregoing, any holder or owner that intends to acquire, directly or indirectly, ten percent (10%) or more of the outstanding common stock of the Corporation (regardless of class or series) shall first notify the Corporation and obtain prior written approval from the Delaware State Lottery Office. Since money damages are inadequate to protect the Corporation, it shall be entitled to injunctive relief to enforce the foregoing provision.'

STOCK PURCHASE RIGHTS

  Common Stock

     On June 14, 1996, the Board of Directors of the Company authorized and declared the issuance of one Common Stock Purchase Right for each share of Common Stock of the Company issued thereafter, subject to certain limitations. Each Right entitles the registered holder to purchase from the Company one share of Common Stock at a Purchase Price of $250 per share. The description and terms of the Rights are set forth in a Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.C., the Company's transfer agent, as Rights Agent.

     As discussed below, initially the Rights will not be exercisable, certificates will not be sent to stockholders and the Rights will automatically trade with the Common Stock.

     Until the close of business on the Distribution Date, which will occur on the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons ('Acquiring Person') has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding combined equity of Common Stock and Class A Common Stock of the

Company (the 'Stock Acquisition Date') or (ii) a date fixed by the Board of Directors of the Company which is not later than the nineteenth business day after the commencement of a tender offer or exchange offer which would result in the ownership of 10% or more of the outstanding combined equity of Common Stock and Class A Common Stock, the Rights will be represented by and transferred with, and only with, the Common Stock. Certificates issued for Common Stock after June 14, 1996 will contain a legend incorporating the Rights Agreement by reference, and the surrender for transfer of any of the Company's Common Stock certificates will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate Right Certificates will be mailed to holders of record of the Company's Common Stock as of the close of business on the Distribution Date, and thereafter the separate certificates alone will evidence the Rights.

     The Rights are not exercisable until an event occurs which gives rise to a Distribution Date. The Rights will expire at the close of business on June 13, 2006, unless earlier redeemed by the Company as described below. Common Stock issued after the Distribution Date will be issued with Rights, if such Common Stock certificates are issued pursuant to the exercise of stock options or under an employee benefit plan.

     The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for Common Stock or convertible securities at less than the current market price thereof at the time of grant or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular cash dividends and dividends payable in Common Stock) or of subscription rights or warrants (other than those referred to above).

     Unless the Rights are earlier redeemed, in the event that, after the Stock Acquisition Date, the Company were to be acquired in a merger or other business combination (in which any shares of the Company's Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision shall be made so that each holder of record of a Right will from and after such date have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Purchase Price.

     In the event (i) any Person becomes the beneficial owner of 10% or more of the then outstanding combined equity of Common Stock and Class A Common Stock, other than pursuant to an all-cash tender offer on the same terms for all outstanding shares of Common Stock and Class A Common Stock pursuant to which no purchases of Common Stock or Class A Common Stock are made for at least 60 days from the date of commencement thereof and which is accepted by holders of not less than the number of shares of Common Stock and Class A Common Stock that, when aggregated with the number of shares of Common Stock and Class A Common Stock owned by the person making the offer (and its affiliates or associates), equals or exceeds 75% of the outstanding Common Stock and Class A Common Stock, (a 'Permitted Tender Offer'), or (ii) any Acquiring Person or any of its affiliates or associates engages in one or more 'self-dealing' transactions as described in the Rights Agreement, then each holder of a Right, other than the Acquiring Person, will have the right to receive, upon payment of the Purchase Price, a number of shares of Common Stock having a market value equal to twice the Purchase Price. This same right will be available to each holder of record of a Right, other than the Acquiring Person, if, while there is an Acquiring Person, there occurs any reclassification of securities, any recapitalization of the Company, or any merger or consolidation or other transaction involving the Company or any of its subsidiaries which has the effect of increasing by more than 1% the proportionate ownership interest in the Company or any of its subsidiaries which is owned or controlled by the Acquiring Person. To the extent that insufficient shares of Common Stock are available for the exercise in full of the Rights, holders of Rights will receive upon exercise, shares of Common

Stock to the extent available and then cash, property or other securities of the Company (which may be accompanied by a reduction in the Purchase Price), in proportions determined by the Company, so that the aggregate value received is equal to twice the Purchase Price. Rights are not exercisable following the occurrence of the events described in this paragraph until the expiration of the period during which the Rights may be redeemed as described below. Notwithstanding the foregoing, following the occurrence of the events described in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person will be null and void.

     Any Person that is the beneficial owner of 10% or more of the outstanding combined equity of Common Stock and Class A Common Stock prior to the adoption of the Rights Plan will not be deemed an Acquiring Person. John W. Rollins and Henry B. Tippie are, therefore, excluded from the definition of Acquiring Person.

     No fractional shares of Common Stock or other Company securities will be issued upon exercise of the Rights and, in lieu thereof, a payment in cash will be made to the holder of such Rights equal to the same fraction of the current market value of a share of Common Stock or other Company securities.

     At any time until ten days following the Stock Acquisition Date (subject to extension by the Board of Directors), the Board of Directors may cause the Company to redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment. Immediately upon the action of the Board of Directors authorizing redemption of the Rights, the right to exercise the Rights will terminate, and the holders of Rights will only be entitled to receive the Redemption Price without any interest thereon.

     For as long as the Rights are then redeemable, the Company may, except with respect to the redemption price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, the Company may amend the Rights in any manner that does not adversely affect the interests of holders of the Rights as such.

     Until a Right is exercised, the holder, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Registration Statement of which this Prospectus is a part. A copy of the Rights Agreement is available free of charge upon written request to the Company. This description of the Rights is qualified in its entirety by reference to the Rights Agreement, which is incorporated in this description by reference.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group who attempts to acquire the Company on terms not approved by the Board of Directors of the Company. The Rights were not declared in response to any specific effort to acquire control of the Company, and the Board of Directors of the Company is not aware of any such effort. The Rights should not interfere with any merger or other business combination approved by the Board since they may be redeemed by the Company at $.01 per Right at any time until the close of business on the tenth day after a person or group has obtained beneficial ownership of 10% or more of the outstanding shares of Common Stock and Class A Common Stock of the Company.

  Class A Common Stock

     A separate Rights Agreement applies to all shares of Class A Common Stock and has substantially the same terms as the Rights Agreement with respect to Common Stock, except that the Class A Common Stock Purchase Right is for the purchase of one share of Class A Common Stock at the same $250 per share Purchase Price and exercisable on the same triggering events. In both Rights Agreements, the triggering events are based on calculations involving the combined equity of Common Stock and Class A Common Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of the General Corporation Law of the State of Delaware and of the Company's Certificate of Incorporation and Bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest, removal of incumbent directors or management, takeover attempt or other transactions involving control of the Company that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders. The adoption of the Rights Plan also has certain anti-takeover effects. See 'Description of Capital Stock -- Stock Purchase Rights.'

     The anti-takeover measures described below were proposed by the Board of Directors and approved by the sole stockholder of the Company in 1996. Dover Downs, Inc. was the sole stockholder of the Company immediately prior to the 1996 Restructuring. At that time, the Board expressed its confidence in the continued leadership of John W. Rollins and existing management, viewing that leadership as an important factor in the Company's growth and success. The Charter and Bylaws are an effective means of assuring John W. Rollins and existing management, the opportunity to maintain majority voting control of the Company. They are also an effective means of assuring companies with which Dover Downs has had long-term relationships, such as sponsors, and various regulatory authorities that deal with the Company on a day-to-day basis, that continuity of leadership and management is more secure than it might be without such measures.

     The dual class structure and super majority voting of Class A Common Stock should facilitate continued ownership of a substantial portion of the voting securities of Dover Downs by John W. Rollins and existing management, even if one or more of the members of management should find it necessary to sell a significant block of stock for diversification, for tax obligations or for other reasons. This should enable the Company to continue to be managed based on long-term objectives, something which the Company's Board of Directors considers to be a significant benefit to the Company and its stockholders.

     Delaware Anti-takeover Law. The Company, a Delaware corporation, is subject to the provisions of the General Corporation Law of the State of Delaware, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203: or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. Under Section 203, the term 'business combination' includes mergers, asset sales and other similar transactions with an 'interested stockholder,' and the term 'interested stockholder' refers to a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election.

     Classified Board of Directors. The Company's Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. The over-all effect of the provision in the Certificate of Incorporation with respect to a classified Board of Directors may be to render more difficult a change in control of the Company or the removal of incumbent management.

     Removal of Directors; Filling Vacancies. The Bylaws and Certificate of Incorporation provide that directors may be removed by stockholders of the Company only for cause. The Bylaws provide that vacant directorships may be filled by the Board of Directors acting by vote of a majority of the directors then in office.

     Special Meetings of Stockholders. The Certificate of Incorporation and Bylaws provide that special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board of Directors, (ii) the Vice Chairman of the Board of Directors, (iii) the Chairman of the Executive Committee, or (iv) the President. Special meetings may not be called by the stockholders.

     Stockholder Action by Written Consent. The Company's Bylaws provide that action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, and stockholders shall have the power to consent in writing, without a meeting, to the taking of any action, except where prohibited by law or the rules and regulations of the New York Stock Exchange.

     Certain Business Combinations. The Company's Certificate of Incorporation provides that the affirmative vote of holders of a least 75% of the outstanding shares of capital stock of the Company entitled to vote in the election of directors is required to approve certain business combinations involving the Company and any person owning more than 20% of the Company's outstanding voting stock (an 'Interested Stockholder'), including any merger, consolidation or similar business combination, any issuance or transfer of securities by the Company or its subsidiary to any Interested Stockholder or its affiliate in exchange for cash, securities or other property having an aggregate fair market value of $5,000,000 or more, the transfer or other disposition of assets by the Company or its subsidiary to an Interested Stockholder or its affiliate having an aggregate fair market value of $5,000,000 or more, the adoption of any plan or proposal for liquidation or dissolution of the Company, and any reclassification or recapitalization which would increase the proportionate shareholdings of any class of stock owned by an Interested Stockholder or an affiliate of such Interested Stockholder.

     Amendment to Certain Provisions of the Certificate of Incorporation and Bylaws. Subject to the General Corporation Law of the State of Delaware, the Certificate of Incorporation may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, together with the affirmative vote of a majority of the outstanding shares of each class or series entitled to vote thereon as a class or series in accordance with the Delaware law and the Certificate of Incorporation. Notwithstanding the foregoing, the amendment, modification or repeal of certain provisions of the Certificate of Incorporation regarding (i) the Capital Stock of the Company, (ii) the classification of the Board of Directors, (iii) certain business combinations and (iv) amendments to the Certificate of Incorporation and the Bylaws requires the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock of the Company then entitled to vote in the election of directors.

     The stockholders may make, alter or repeal any bylaws whether or not adopted by them, provided, that any such additional bylaws, alterations or repeal may be adopted only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock of the Company entitled to vote in the election of directors, unless such additional bylaws, alterations or repeal have been recommended to the stockholders for adoption by a majority of the Board of Directors, in which event such additional bylaws, alterations or repeal may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote in the election of directors.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C. Its address for such purposes is 450 West 33rd Street, 15th Floor, New York, New York 10001-2697 and its telephone number at that address is 212-946-8494.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering made by this Prospectus, the Company will have outstanding 2,500,000 shares of Common Stock and 12,515,830 shares of Class A Common Stock. Class A Common Stock is convertible into Common Stock at any time on a share for share basis at the option of the holders thereof. The 2,500,000 shares of Common Stock sold in the Offering will be freely transferable and may be resold without further registration under the Securities Act. The holders of 12,515,830 shares of Class A Common Stock will be entitled to resell such shares only pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder such as an exemption provided by Rule 144. The foregoing numbers exclude up to 375,000 shares of Common Stock that may be sold by the Company or certain Selling Stockholders upon exercise of the over-allotment option granted to the Underwriters, 495,000 shares of Class A Common Stock reserved for issuance upon exercise of options granted pursuant to the Company's 1991 Stock Option Plan, and 96,256 shares of Common Stock reserved for issuance upon exercise of options granted pursuant to the Company's 1996 Stock Option Plan. See 'Underwriting' and 'Management -- Stock Option Plans.'


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned 'restricted securities' for at least two years may, under certain circumstances, resell within any three-month period such number of shares as does not exceed the greater of one percent of the then-outstanding shares or the average weekly trading volume during the four calendar weeks prior to such resale. Rule 144 also permits, under certain circumstances, the resale of shares without any quantity limitation by a person who has satisfied a three-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company. In addition, holding periods of successive non-affiliate owners are aggregated for purposes of determining compliance with these two and three year holding period requirements.


     Upon completion of the Offering, 11,852,830 shares of Class A Common Stock outstanding on the date of this Prospectus will have been held for at least two years. If these shares of Class A Common Stock are converted into Common Stock, the Common Stock may be resold pursuant to Rule 144 upon completion of the Offering.


     The availability of shares for sale or actual sales under Rule 144 may have an adverse effect on the market price of the Common Stock. Sales under Rule 144 also could impair the Company's ability to market additional equity securities. The Company has agreed, however, not to issue, and all officers and directors of the Company and the Selling Stockholders have agreed not to, directly or indirectly, sell, or otherwise dispose of, any shares of Common Stock, Class A Common Stock or other equity securities convertible or exchangeable into, or exercisable for such capital stock, of the Company for 180 days after the date of this Prospectus without the prior written consent of the representative of the Underwriters. The foregoing does not prohibit the Company's issuing shares pursuant to the exercise of the Underwriters' over-allotment option or under the 1991 or 1996 Stock Option Plans.

     The Securities and Exchange Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal, if adopted, would increase the number of shares of Common Stock eligible for immediate resale following the expiration of the lock-up agreements described above. No assurance can be given concerning whether or when the proposal will be adopted by the Commission.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the purchase agreement (the 'Purchase Agreement'), among the Company, the Selling Stockholders and each of the Underwriters named below, the Company and the Selling Stockholders have agreed to sell to each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative (the 'Representative'), and each of the Underwriters have severally agreed to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite its name below. In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the shares of Common Stock offered hereby, if any are purchased. In the event of default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.


                                                                                  NUMBER OF
UNDERWRITER                                                                        SHARES
- -----------                                                                        ------
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated......................................................
        Total.................................................................    2,500,000
                                                                                  =========

     The Underwriters have advised the Company that they propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not in excess of $    per share of Common Stock.
The Underwriters may allow, and such dealers may reallow, a discount not in
excess of $     per share of Common Stock on sales to certain other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

     The Company and certain Selling Stockholders have granted to the Underwriters an option exercisable during the 30 day period after the date of this Prospectus to purchase up to an additional 75,000 and 300,000 shares of Common Stock, respectively, to cover over-allotments, if any, at the initial public offering price set forth on the cover page hereof, less the underwriting discount. If the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the foregoing table is of the 2,500,000 shares of Common Stock initially offered hereby.


     At the request of the Company, the Underwriters have reserved up to 100,000 shares of Common Stock for sale at the initial public offering price to employees, business associates and related persons of the Company who have expressed an interest in purchasing shares of Common Stock. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.



     The Company, its officers, directors and the Selling Stockholders have agreed, subject to certain exceptions, not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, for a period of 180 days after the date of this Prospectus. The foregoing does not prohibit the issuance of shares pursuant to the exercise of the Underwriters' over-allotment option or pursuant to the exercise of options currently outstanding under the 1991 or 1996 Stock Option Plans.


     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Representative has advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.


     The Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol 'DVD.' In order to meet the requirements for listing of the Common Stock on that exchange, the Representative has undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.


     Prior to the Offering, there has been no market for the Common Stock of the Company. The initial public offering price was determined through negotiation between the Company and the

Representative. Among the factors considered in determining the initial public offering price were the Company's record of operations, the Company's current financial condition, its future prospects, the state of the markets for its services, the experience of its management, the economics of the industry in general, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

                                 LEGAL MATTERS

     Legal matters in connection with the authorization and issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Duane, Morris & Heckscher, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS


     The consolidated financial statements of Dover Downs Entertainment, Inc. as of July 31, 1996 and for the year then ended have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. The financial statements of Dover Downs Entertainment, Inc. as of July 31, 1995, and for each of the two years in the period ended July 31, 1995, included in this Prospectus and in the Registration Statement have been so included in reliance on the report of Siegfried Schieffer & Seitz, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.



     In June 1996, the Board of Directors of the Company engaged KPMG Peat Marwick LLP as its outside auditors and notified Siegfried Schieffer & Seitz that the Company elected not to engage that firm to perform the 1996 audit. The reports of Siegfried Schieffer & Seitz on the Company's financial statements for 1994 and 1995 contained no disclaimers, adverse opinions, or qualifications or modifications as to uncertainty, audit scope or accounting principles. During the period of those audits and through the Company's decision in June 1996 to change auditors, there were no disagreements between the Company and Siegfried Schieffer & Seitz.


                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'SEC') a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each such instance, reference is hereby made to the copy of the contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by this reference thereto. The Registration Statement, together with its exhibits and schedules, may be inspected at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of such materials may be obtained from any such office upon payment of the fees prescribed by the SEC. In addition, such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

                           GLOSSARY OF CERTAIN TERMS

     Unless the context otherwise requires, references herein to 'Dover Downs' or to the 'Company' means Dover Downs Entertainment, Inc. and its subsidiaries considered as one enterprise. 'Dover Downs' and 'Monster Mile' are registered trademarks and service marks of the Company. 'NASCAR,' 'Grand National,' and 'Winston Cup' are registered trademarks and service marks of the National Association for Stock Car Auto Racing, Inc. ('NASCAR'). 'Caesars' is a registered trademark of Caesars World, Inc. 'TNN' is a registered trademark of Opryland USA, Inc. 'Pepsi' is a registered trademark of Pepsi-Cola Company. 'Miller' and 'Miller Genuine Draft' are registered trademarks of Miller Brewing Company. 'MBNA' is a registered trademark of MBNA America Bank, N.A. 'Goodwrench' and 'AC Delco' are registered trademarks of General Motors Corporation.

     'Busch Series' refers to NASCAR's Busch Series, Grand National Division racing circuit.

     'Caesars' refers to Caesars World Gaming Development Corporation, a wholly-owned subsidiary of Caesars World, Inc., the casino gaming arm of ITT Corporation. Caesars manages and operates the Company's video lottery (slot) machine operations.

     'Cloverleaf' refers to Cloverleaf Standardbred Owner's Association, Inc., an organization representing horsemen participating at harness race meetings at Dover Downs and elsewhere in the United States and Canada.

     'Delaware State Harness Racing Commission' refers to the commission that supervises and regulates harness racing and pari-mutuel wagering in the State of Delaware.

     'Delaware State Lottery Office' refers to the Delaware state agency that operates and administers the operation of video lottery (slot) machines.

     'Handle' refers to the total amount bet or wagered on a harness race.

     'Harness Horse Racing' refers to the racing of horses in which the horses participating are harnessed to a sulky, carriage or similar vehicle and are not mounted by a jockey. Harness horse racing is sometimes referred to as standardbred horse racing.

     'Horse Racing Redevelopment Act' refers to 1994 legislation amending the Delaware State Lottery Code to permit video lottery (slot) machines at the three operating harness and thoroughbred race tracks in the State of Delaware.

     'Horsemen' refers to owners, trainers and drivers of harness horses.

     'NASCAR' refers to the National Association for Stock Car Auto Racing, Inc. NASCAR sanctions the Winston Cup and Busch Series races.

     'Paddock' refers to an enclosure in which horses scheduled to compete in a race program are confined prior to racing.

     'Pari-Mutuel Wagering' refers to pooled betting or wagering on harness horse racing by means of a totalizator. Through pooled betting, the wagering public, not the track, determines the odds and the payoff.

     'Purse' refers to the amount for any particular race date or race event distributed to the driving team owner for auto racing or to the horsemen for harness horse racing (or to Cloverleaf for the benefit of the horsemen).

     'Simulcasting' refers to the transmission of live horse racing by television, cable or satellite signal from one race track to another with pari-mutuel wagering being conducted at the sending and receiving track and a portion of the handle being shared by the sending and receiving tracks.

     'Superspeedway' refers to a motorsports racing track one mile or greater in length.

     'Totalizator' refers to an on-site or remote computer system that automatically registers and totals the amounts wagered at a race and displays the win, pool odds, pay off and similar items. For simulcast races, the system registers and totals the amounts wagered at all simulcast locations.

     'Video Lottery (Slot) Machine' refers to a machine that uses spinning reels or video displays or both, in which bills, coins or tokens are deposited in order to play a game of chance in which the results are randomly and immediately determined by the machine.

     'Winston Cup' refers to NASCAR's premier stock car racing circuit.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements:

  Independent Auditors' Reports...................................................................   F-2 - F-3

  Consolidated Statement of Earnings for the years ended July 31, 1994, 1995
     and 1996.....................................................................................      F-4

  Consolidated Balance Sheet as of July 31, 1995 and 1996.........................................      F-5

  Consolidated Statement of Cash Flows for the years ended July 31, 1994, 1995 and 1996...........      F-6

  Notes to Consolidated Financial Statements......................................................      F-7

                          INDEPENDENT AUDITORS' REPORT

The Shareholders and Board of Directors,
Dover Downs Entertainment, Inc.

     We have audited the accompanying consolidated balance sheet of Dover Downs Entertainment, Inc. and its subsidiaries as of July 31, 1995, and the related consolidated statements of earnings and of cash flows for each of the two years in the period ended July 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of Dover Downs Entertainment, Inc. and its subsidiaries as of July 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended July 31, 1995, in conformity with generally accepted accounting principles.

Siegfried Schieffer & Seitz

Wilmington, DE
July 10, 1996

                          INDEPENDENT AUDITORS' REPORT

The Shareholders and Board of Directors,
Dover Downs Entertainment, Inc.


     We have audited the accompanying consolidated balance sheet of Dover Downs Entertainment, Inc. and subsidiaries as of July 31, 1996, and the related consolidated statements of earnings and of cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dover Downs Entertainment, Inc. and subsidiaries as of July 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP
Philadelphia, Pennsylvania
August 21, 1996

                        DOVER DOWNS ENTERTAINMENT, INC.

                       CONSOLIDATED STATEMENT OF EARNINGS
                   YEARS ENDED JULY 31, 1994, 1995, AND 1996

                                                                  1994        1995         1996
                                                              -----------  -----------  -----------

Revenues:

  Motorsports...............................................  $13,524,000  $16,099,000  $18,115,000

  Gaming....................................................    1,024,000    1,309,000   38,278,000
                                                              -----------  -----------  -----------

                                                               14,548,000   17,408,000   56,393,000
                                                              -----------  -----------  -----------

Expenses:

  Operating.................................................    6,107,000    7,445,000   35,245,000

  Depreciation..............................................      775,000    1,088,000    1,495,000

  General and administrative................................    1,468,000    1,643,000    2,285,000
                                                              -----------  -----------  -----------

                                                                8,350,000   10,176,000   39,025,000
                                                              -----------  -----------  -----------

Operating earnings..........................................    6,198,000    7,232,000   17,368,000

Interest expense............................................      185,000      142,000      272,000
                                                              -----------  -----------  -----------

Earnings before income taxes................................    6,013,000    7,090,000   17,096,000

Income taxes................................................    2,314,000    2,847,000    7,104,000
                                                              -----------  -----------  -----------

Net earnings................................................  $ 3,699,000  $ 4,243,000  $ 9,992,000
                                                              ===========  ===========  ===========

Earnings per common share...................................  $       .27  $       .29  $       .69
                                                              ===========  ===========  ===========

Weighted average common shares and common share equivalents
  outstanding...............................................   13,935,000   14,511,000   14,511,000

The Notes to the Consolidated Financial Statements are an integral part of these statements.

                        DOVER DOWNS ENTERTAINMENT, INC.

                           CONSOLIDATED BALANCE SHEET
                             JULY 31, 1995 AND 1996

                                                                                         1995          1996
                                                                                     -----------   -----------
                                      ASSETS
Current assets:
  Cash and cash equivalents........................................................  $    98,000   $ 3,461,000
  Short-term investments...........................................................    3,300,000            --
  Accounts receivable..............................................................      704,000     1,023,000
  Due from affiliate...............................................................      362,000            --
  Due from State of Delaware.......................................................           --     1,573,000
  Inventories......................................................................      115,000       380,000
  Prepaid expenses.................................................................      363,000       647,000
  Deferred income taxes............................................................           --        59,000
                                                                                     -----------   -----------
      Total current assets.........................................................    4,942,000     7,143,000
                                                                                     -----------   -----------
Property, plant and equipment, at cost
  Land.............................................................................    1,878,000     9,497,000
  Casino facility..................................................................           --     6,455,000
  Racing facility..................................................................   25,757,000    29,034,000
  Machinery and equipment..........................................................    1,897,000     4,084,000
  Furniture and fixtures...........................................................      171,000       358,000
  Construction in progress.........................................................    1,790,000       926,000
                                                                                     -----------   -----------
                                                                                      31,493,000    50,354,000
      Less accumulated depreciation................................................  (12,393,000)  (13,888,000)
                                                                                     -----------   -----------
                                                                                      19,100,000    36,466,000
                                                                                     -----------   -----------
      Total assets.................................................................  $24,042,000   $43,609,000
                                                                                     ===========   ===========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable to bank............................................................  $        --   $ 3,500,000
  Accounts payable.................................................................      103,000       823,000
  Purses due horsemen..............................................................           --     2,254,000
  Accrued liabilities..............................................................    1,956,000     2,119,000
  Due to shareholder...............................................................      193,000            --
  Income taxes payable.............................................................      859,000     2,445,000
  Current portion of long-term debt................................................       78,000        22,000
  Deferred revenue.................................................................    5,735,000     6,738,000
                                                                                     -----------   -----------
      Total current liabilities....................................................    8,924,000    17,901,000
Long-term debt.....................................................................      675,000       774,000
Deferred income taxes..............................................................      323,000       487,000
Commitments (see Notes to the Consolidated Financial Statements)
Shareholders' equity:
  Preferred stock, $.10 par value; 1,000,000 shares authorized; issued and outstanding: none
  Common stock, $.10 par value; 35,000,000 shares authorized; issued and outstanding: none
  Class A common stock, $.10 par value; 30,000,000 shares authorized; issued and
    outstanding: 1995 -- 13,723,330 shares; 1996 -- 14,015,830 shares..............    1,372,000     1,402,000
  Additional paid-in capital.......................................................    4,396,000     4,701,000
  Retained earnings................................................................    8,352,000    18,344,000
                                                                                     -----------   -----------
      Total shareholders' equity...................................................   14,120,000    24,447,000
                                                                                     -----------   -----------
         Total liabilities and shareholders' equity................................  $24,042,000   $43,609,000
                                                                                     ===========   ===========

The Notes to the Consolidated Financial Statements are an integral part of these statements.

                        DOVER DOWNS ENTERTAINMENT, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                    YEARS ENDED JULY 31, 1994, 1995 AND 1996

                                                                     1994            1995           1996
                                                                  -----------     ----------     -----------
Cash flows from operating activities:
  Net earnings................................................     $3,699,000     $4,243,000     $ 9,992,000
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation.............................................        775,000      1,088,000       1,495,000
     Loss on disposition of property..........................             --        135,000              --
     (Increase) decrease in assets:
        Accounts receivable...................................       (601,000)       315,000        (319,000)
        Due from affiliate....................................       (228,000)        35,000         362,000
        Due from State of Delaware............................             --             --      (1,573,000)
        Inventories...........................................         (8,000)        (6,000)       (265,000)
        Prepaid expenses......................................        (68,000)        45,000        (284,000)
     Increase (decrease) in liabilities:
        Accounts payable......................................         74,000        (39,000)        720,000
        Purses due horsemen...................................             --             --       2,254,000
        Accrued liabilities...................................       (111,000)       118,000         163,000
        Current and deferred income taxes.....................        206,000       (245,000)      1,691,000
        Deferred revenue......................................      1,133,000        580,000       1,003,000
                                                                   ----------     ----------     -----------
     Net cash provided by operating activities................      4,871,000      6,269,000      15,239,000
                                                                   ----------     ----------     -----------
Cash flows from investing activities:
  Sale of short-term investments..............................      4,546,000      8,326,000       3,300,000
  Purchase of short-term investments..........................     (6,003,000)    (6,500,000)             --
  Capital expenditures........................................     (3,006,000)    (7,323,000)    (18,061,000)
                                                                   ----------     ----------     -----------
      Net cash used in investing activities....................     (4,463,000)    (5,497,000)    (14,761,000)
                                                                   ----------     ----------     -----------
Cash flows from financing activities:
  Short-term borrowings.......................................             --             --       3,500,000
  Repayment of long-term debt.................................        (71,000)       (68,000)       (757,000)
  Repayment to shareholder....................................       (225,000)      (809,000)       (193,000)
  Proceeds from stock options exercised including related tax
     benefit..................................................             --         18,000         335,000
                                                                   ----------     ----------     -----------
     Net cash (used in) provided by
        financing activities..................................       (296,000)      (859,000)      2,885,000
                                                                   ----------     ----------     -----------
Net increase (decrease) in cash and
  cash equivalents............................................        112,000        (87,000)      3,363,000
Cash and cash equivalents, beginning of year..................         73,000        185,000          98,000
                                                                   ----------     ----------     -----------
Cash and cash equivalents, end of year........................     $  185,000     $   98,000     $ 3,461,000
                                                                   ==========     ==========     ===========
Supplemental disclosures of cash flow information:
  Interest paid...............................................     $  448,000     $1,141,000     $   395,000
  Income taxes paid...........................................     $2,108,000     $3,093,000     $ 5,310,000
Non-cash investing and financing activities:
  Land acquired...............................................                                   $ 1,300,000
  Cash paid...................................................                                      (500,000)
                                                                                                 -----------
  Mortgage incurred...........................................                                   $   800,000
                                                                                                 ===========

The Notes to the Consolidated Financial Statements are an integral part of these statements.

                        DOVER DOWNS ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- REORGANIZATION:

     On June 14, 1996, Dover Downs Entertainment, Inc. (the Company) effected a tax-free restructuring pursuant to which all former shareholders of Dover Downs, Inc. exchanged each share of common stock held in Dover Downs, Inc. for 4,500 shares of Class A Common Stock of the Company. As a result of this share exchange, Dover Downs, Inc. became a wholly owned subsidiary of the Company and the former shareholders of Dover Downs, Inc. acquired an equal percentage of the equity of the Company. As part of the restructuring, the Company acquired by dividend from Dover Downs, Inc. all of the outstanding capital stock of Dover Downs International Speedway, Inc. (which was not operational), and the motorsports operation of Dover Downs, Inc. were transferred to Dover Downs International Speedway, Inc. Additionally, in June 1996, the Company formed Dover Downs Properties, Inc. for the initial purpose of holding some or all of the real estate of the Company. This reorganization has been accounted for on an as if pooled basis.


     All common share and per share amounts have been restated to give effect to the reorganization assuming the transaction had occurred on July 31, 1993. Results of operations, as previously reported, for each of the years in the two-year period ended July 31, 1995 were not affected by the reorganization.


NOTE 2 -- BUSINESS OPERATIONS:

     The Company owns and operates the Dover Downs International Speedway and the Dover Downs Raceway at a multi-purpose gaming and entertainment complex located on approximately 775 acres owned by the Company in Dover, Delaware. The Company hosts a variety of NASCAR-sanctioned events and harness horse racing events throughout the year. With expanded facilities completed at the end of 1995, the Company is now open 363 days per year both for video lottery (slot) machine gaming and for pari-mutuel wagering on simulcast harness and thoroughbred horse races across the country. Video lottery (slot) machine gaming began on December 29, 1995 pursuant to video lottery legislation enacted in the State of Delaware.

     The Company is a 'Licensed Agent' under the Delaware State Lottery Code and is authorized to conduct video lottery operations pursuant to legislation enacted in 1994 (the Horse Racing Redevelopment Act). Unless the Act is extended or reenacted, it will terminate on March 15, 2000, in which event the Company will be required to discontinue its video lottery operations. In addition, under the Act, no payments can be made to Dover Downs beyond December 29, 1998 unless new legislation is enacted, in which event, the Company would be required to discontinue its video lottery operations. The video lottery operations account for a significant portion of the Company's revenues and operating earnings.

     The Company's license from the Delaware Harness Racing Commission must be renewed on an annual basis. In order to maintain its license to conduct video lottery operations, the Company is required to maintain its harness horse racing license.

     Due to the nature of the Company's business activities, it is subject to various federal, state and local regulations.

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Consolidation -- The consolidated financial statements include the accounts of all subsidiaries. Intercompany transactions and balances among these subsidiaries have been eliminated.

     Revenue and expense recognition -- Tickets to motorsports races are sold and certain expenses are incurred in advance of the race date. Such advance sales and corresponding expenses are recorded as deferred revenue and prepaid expenses, respectively, until the race is held. Gaming revenues represent the net win from video lottery (slot) machine wins and losses and commissions from pari-

                        DOVER DOWNS ENTERTAINMENT, INC.

mutuel wagering. Payments to the State of Delaware pursuant to the lottery legislation are reported in operating expenses.

     Advertising Costs -- Advertising costs related to motorsports activities are initially deferred and recognized as expense when the related revenue from such activities is recognized, in June and September of each year. Subsequent to the opening of the Company's casino facility in December of 1995, all casino related advertising costs are expensed as incurred. Total advertising expense for the year ended July 31, 1996 amounted to $701,000.

     Earnings per share -- Earnings per common share are computed assuming the conversion of all potentially dilutive outstanding stock options.

     Cash and cash equivalents -- The Company considers as cash equivalents all highly liquid investments with an original maturity of three months or less.

     Short-term investments -- Short-term investments in fiscal 1995 consist of twelve certificates of deposit aggregating $3,300,000 which earned interest ranging from 5.25% to 5.90% and were issued by two banks. All short-term investments are stated at cost (which approximates market).

     Pre-opening costs -- The Company deferred costs in the amount of $760,000 associated with the opening of its new casino facility. Such costs were principally related to the wages and fringe benefits of newly hired personnel during a training period prior to opening, casino management and consulting fees, advertising and promotional expenses and supply items. All such costs were amortized during the period from the casino's opening on December 29, 1995 through July 31, 1996 in order to match such costs with associated gaming revenues. No pre-opening costs remained deferred at July 31, 1996.

     Inventories -- Inventories, primarily items held for sale at concession stands, are stated at the lower of cost or market with cost being determined on the first-in, first-out (FIFO) basis.

     Property, plant and equipment -- Property, plant and equipment is stated at cost. Depreciation is computed on a straight-line basis over the following estimated useful lives:

     Racing and casino facilities.............................  10 - 40 years
     Machinery and equipment..................................   5 - 10 years
     Furniture and fixtures...................................   5 years

     Income taxes -- Deferred income taxes are provided in accordance with the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109), 'Accounting for Income Taxes' on all differences between the tax bases of assets and liabilities and their reported amounts in the financial statements based upon enacted statutory tax rates in effect at the balance sheet date.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Values of Financial Instruments -- The carrying amount reported in the balance sheet for current assets and current liabilities approximates their fair value at July 31, 1996.

NOTE 4 -- INDEBTEDNESS:

     The Company has a credit facility with three lines of credit aggregating $15,000,000 from PNC Bank to provide seasonal funding needs and to finance capital improvements and working capital requirements. One line of credit is a $7,000,000 decreasing, revolving facility with an expiration date of June 30, 2000. Another line is for $2,000,000 and is renewable annually. The third line of credit is a $6,000,000 decreasing, revolving facility renewable annually with an expiration date of June 30, 1997.

                        DOVER DOWNS ENTERTAINMENT, INC.

At July 31, 1996, borrowings of $3,500,000 at an average interest rate of 7.6% were outstanding under the facility. The Company was in compliance with all terms of the facility at July 31, 1996. Under the credit facility, the Company is not permitted to pay any dividends in excess of its net earnings for the preceding year.

     Long-term debt consists of the following at July 31:

                                                                                   1995         1996
                                                                                 --------     --------
Mortgage note at 9% payable in semi-annual installments, plus interest through January 2001, and collateralized by land with a carrying value of
  $550,000..................................................................     $220,000           --
Mortgage note at 10% payable in quarterly principal and interest installments through December 2008, and collateralized by land with a
  carrying value of $193,000................................................      154,000           --
Mortgage note at 7% payable in quarterly principal and interest installments through April 2003, and collateralized by land with a carrying value of
  $425,000..................................................................      311,000           --
Mortgage note at 8% payable in monthly principal and interest installments through December 2018, and collateralized by land with a carrying value of
  $91,000...................................................................       68,000           --
Mortgage at 8% payable in quarterly principal and interest installments through January 2006, and collateralized by land with a carrying value of
  $1,300,000................................................................           --      796,000
                                                                                 --------     --------
                                                                                  753,000      796,000
Less amounts due within one year............................................      (78,000)     (22,000)
                                                                                 --------     --------
                                                                                 $675,000     $774,000
                                                                                 ========     ========

     Long-term debt matures as follows: 1997 -- $22,000; 1998 -- $22,000; 1999
- -- $22,000; 2000 -- $22,000; 2001 -- $22,000; and thereafter $686,000.

NOTE 5 -- INCOME TAXES:

     The current and deferred income tax provisions (benefit) are as follows:

                                                                        YEARS ENDED JULY 31,
                                                             ----------------------------------------
                                                                1994          1995            1996
                                                             ----------     ----------     ----------
Current --
  Federal...............................................     $1,888,000     $2,222,000     $5,519,000
  State.................................................        531,000        607,000      1,480,000
                                                             ----------     ----------     ----------
                                                              2,419,000      2,829,000      6,999,000
                                                             ----------     ----------     ----------
Deferred --
  Federal...............................................        (82,000)        14,000         87,000
  State.................................................        (23,000)         4,000         18,000
                                                             ----------     ----------     ----------
                                                               (105,000)        18,000        105,000
                                                             ----------     ----------     ----------
Total income taxes......................................     $2,314,000     $2,847,000     $7,104,000
                                                             ==========     ==========     ==========

     Deferred income taxes relate to the temporary differences between financial accounting income and taxable income and are primarily attributable to the timing of the recognition of prior years' extraordinary gains and depreciation using different methods for tax purposes.

                        DOVER DOWNS ENTERTAINMENT, INC.

     A reconciliation of the effective income tax rate with the applicable statutory federal income tax rate is as follows:

                                                                                YEARS ENDED JULY 31,
                                                                             --------------------------
                                                                             1994       1995       1996
                                                                             -----      ----       ----
Federal tax at statutory rate.........................................       34.0%      34.0%      35.0%
State taxes, net of federal benefit...................................        5.7        5.7        5.7
Other.................................................................       (1.2)        .5         .9
                                                                             ----       ----       ----
     Effective income tax rate........................................       38.5%      40.2%      41.6%
                                                                             ====       ====       ====

NOTE 6 -- PENSION PLAN:

     The Company participates in a multiple employer defined-benefit pension plan. Substantially all full-time employees are covered under this plan. Plan benefits are based on years of service and employees' remuneration over their employment with the Company. Pension costs are funded in accordance with the provisions of the Internal Revenue Code. Pension expense was $49,000, $32,000 and $24,000 for the years ended July 31, 1994, 1995 and 1996, respectively.

     At September 30, 1995, (the fiscal year-end of the pension plan), the assets of the plan were invested 74% in equity securities, 22% in fixed income securities and the balance in other short-term interest-bearing accounts. The discount rate and the rate of assumed compensation increase for all three years were 8.0% and 5.0%, respectively. The expected long-term rate of return on assets was 9.0% for 1995 and 9.5% for 1994 and 1993. With regard to the plan, at September 30, 1995, the actuarial present value of accumulated benefit obligations was $28,348,000, the projected benefit obligation was $33,734,000 and the market value of plan assets was $35,230,000. The Company's portion of the projected benefit obligation is less than two percent.

NOTE 7 -- SHAREHOLDERS' EQUITY:

     Changes in the components of shareholders' equity are as follows:

                                                       $.10 PAR VALUE    ADDITIONAL
                                                          CLASS A         PAID-IN         RETAINED
                                                        COMMON STOCK      CAPITAL         EARNINGS
                                                       --------------   -----------     ------------
Balance at July 31, 1993..............................   $1,371,000      $4,379,000      $   410,000
Net earnings..........................................           --              --        3,699,000
                                                         ----------      ----------      -----------
Balance at July 31, 1994..............................    1,371,000       4,379,000        4,109,000
Net earnings..........................................           --              --        4,243,000
Issuance of common stock..............................        1,000          17,000               --
                                                         ----------      ----------      -----------
Balance at July 31, 1995..............................    1,372,000       4,396,000        8,352,000
Net earnings..........................................                                     9,992,000
Exercise of stock options.............................       30,000         203,000               --
Tax benefit related to stock option plans.............           --         102,000               --
                                                         ----------      ----------      -----------
Balance at July 31, 1996..............................   $1,402,000      $4,701,000      $18,344,000
                                                         ==========      ==========      ===========

     Holders of Common Stock have one vote per share, holders of Class A Common Stock have ten votes per share. Shares of Class A Common Stock are convertible at any time into shares of Common Stock on a share for share basis at the option of the holder thereof. The terms and conditions of each issue of Preferred Stock are determined by the Board of Directors. No Preferred shares have been issued.

                        DOVER DOWNS ENTERTAINMENT, INC.

     The Company has adopted Rights Plans with respect to its Common Stock and Class A Common Stock which include the distribution of Rights to holders of such stock. The Rights entitle the holder, upon the occurrence of certain events, to purchase additional stock of the Company. The Rights are exercisable if a person, company or group acquires 10% or more of the outstanding combined equity of Common Stock and Class A Common Stock or engages in a tender offer. The Company is entitled to redeem each Right for one cent.

     The Company has stock option plans which provide that options be granted at exercise prices equal to the fair market value on the date the option is granted. Options granted under the plan generally become exercisable after one year in increments of 20 percent per year and expire seven years from the date of grant. The Company has reserved 1,245,000 shares of common stock for distribution under the plans. During fiscal 1995, the Company granted options to purchase 562,500 shares at a price of $1.33 per share. Previously, the Company issued options to purchase 225,000 shares of common stock at $.46 per share in fiscal 1992. In fiscal 1996, options on 292,500 shares of Class A Common Stock were exercised. At July 31, 1996, there were no exercisable shares of Class A Common Stock under the stock option plans.

     On August 5, 1996, options to acquire 96,256 shares of Common Stock were granted. The option price will be equal to the initial public offering price. None of these options are currently exercisable.

NOTE 8 -- RELATED PARTY TRANSACTIONS:

     Management services have been provided to a company principally owned by the majority shareholder. Management fees for the years ended July 31, 1994, 1995 and 1996 were $229,000, $189,000 and $100,000 respectively. At July 31,
1995 accounts receivable due from related party were $362,000 related to such services. There was no balance due the Company at July 31, 1996 as the management service agreement was cancelled. In June 1996, the Company acquired for cash several tracts of undeveloped land comprising a total of 206 acres for $6,200,000 from a company wholly-owned by the majority shareholder. The purchase price was determined on the basis of an independent appraisal performed in 1996. During the year ended July 31, 1996, the Company purchased certain paving, site work and construction services involving total payments of $568,000 from a company wholly owned by an employee/director.

     In the opinion of management of the Company, the foregoing transactions were effected at rates which approximate those which the Company would have realized or incurred had such transactions been effected with independent third parties.

     At July 31, 1995, the Company's obligation to its majority shareholder consisted of a note payable of $191,000 and related accrued interest of $2,000. The note payable and related accrued interest represented amounts due to the Company's majority shareholder upon demand. The note bears interest at the rate of 2% above the prime rate (8.75% at July 31, 1995), with interest at the greater of 10% or the prime rate plus 2% payable at least quarterly. Interest accruing in excess of that currently payable is due upon repayment of the loan principal. Interest expense recognized on the note was $103,000, $74,000 and $3,000 in 1994, 1995 and 1996, respectively. The note is secured by a first mortgage on a portion of the Company's property and plant. During fiscal years 1994 and 1995, the Company made principal payments aggregating $225,000 and $809,000, respectively, and interest payments totaling $375,000 and $1,074,000, respectively, under the note payable. The Company repaid the remaining balance due under this note arrangement in September 1995.

                        DOVER DOWNS ENTERTAINMENT, INC.

NOTE 9 -- BUSINESS SEGMENT INFORMATION:

     The Company's operations are in motorsports and gaming. Revenues, operating earnings, identifiable assets, capital expenditures and depreciation pertaining to these business segments are presented below.


                                                        MOTORSPORTS     GAMING       CONSOLIDATED
                                                       ------------   -----------    ------------
Year ended July 31, 1996
  Revenue............................................  $18,115,000    $38,278,000    $56,393,000
  Operating earnings.................................    9,930,000      7,438,000     17,368,000
  Identifiable assets at year-end....................   26,658,000     16,951,000     43,609,000
  Capital expenditures...............................   11,071,000      7,790,000     18,861,000
  Depreciation.......................................    1,038,000        457,000      1,495,000
Year ended July 31, 1995
  Revenue............................................  $16,099,000    $ 1,309,000    $17,408,000
  Operating earnings (loss)..........................    8,259,000     (1,027,000)     7,232,000
  Identifiable assets at year-end....................   17,269,000      6,773,000     24,042,000
  Capital expenditures...............................    5,342,000      1,981,000      7,323,000
  Depreciation.......................................      884,000        204,000      1,088,000


NOTE 10 -- COMMITMENTS:

     At July 31, 1996, the Company had purchase commitments for capital expenditures in connection with the expansion of its casino facility of $5,102,000.


     In May 1995, Dover Downs, Inc., a subsidiary of the Company, entered into a long-term management agreement with Caesars. The initial term of the agreement expires in December 1998 and Caesars has two additional three-year renewal options which Dover Downs may void if certain financial results are not achieved. Caesars acts as the exclusive agent to supervise, market, manage and operate the Company's video lottery operations. Caesars has been properly licensed by the Delaware State Lottery Office to perform these functions. In fiscal 1996, Caesars' performance-based fee for such services was $2,748,000. At July 31, 1996, amounts due to Caesars totaled $489,000 and are included in accrued liabilities.



     The Company currently holds sanctions to conduct four NASCAR-sanctioned events in 1996 (two of which were held in June 1996 and two of which will be held in September 1996). NASCAR sanctions are issued on an annual basis and require the payment of sanction fees, prize money and point funds to NASCAR. The Company has held NASCAR-sanctioned events for 28 consecutive years. Nonrenewal of a NASCAR event license would have a material adverse effect on the Company's financial condition and results of operations. In fiscal 1996, NASCAR payments amounted to $3,154,000.

                        DOVER DOWNS ENTERTAINMENT, INC.

NOTE 11 -- SUPPLEMENTAL PRO FORMA NET EARNINGS PER SHARE (UNAUDITED):

     The following net earnings per share calculation reflects the elimination of interest expense assuming that proceeds from the Offering were used to retire $946,000 and $3,500,000 of debt as of July 31, 1995 and June 30, 1996, respectively. Supplemental pro forma earnings per share is based on the weighted average common shares and common share equivalents outstanding, plus the number of shares the company would need to sell to fund the retirement of debt discussed above.


                                                                                           YEAR ENDED
                                                                                         JULY 31, 1996
                                                                                         --------------
Earnings before income taxes...........................................................    $17,096,000
Supplemental pro forma adjustment to eliminate interest expense........................        272,000
                                                                                           -----------
Supplemental pro forma earnings before income taxes....................................     17,368,000
Supplemental pro forma income taxes....................................................      7,217,000
                                                                                           -----------
Supplemental pro forma net earnings....................................................    $10,151,000
                                                                                           ===========
Supplemental pro forma earnings per common share.......................................    $       .70
                                                                                           ===========
Weighted average common shares and common share equivalents outstanding................     14,574,000
                                                                                           ===========


NOTE 12 -- QUARTERLY RESULTS (UNAUDITED):

                 1996                     OCTOBER 31     JANUARY 31       APRIL 30        JULY 31
                 ----                     ----------     ----------     -----------     -----------
Revenues..............................    $8,545,000     $4,691,000     $16,263,000     $26,894,000
Gross profit..........................    $5,143,000     $  402,000     $ 3,941,000     $10,167,000
Net earnings (loss)...................    $2,809,000     $ (184,000)    $ 1,762,000     $ 5,605,000
Earnings (loss) per common share......    $      .19     $     (.01)    $       .12     $       .39
                 1995
                 ----
Revenues..............................    $7,143,000     $  704,000     $   607,000     $ 8,954,000
Gross profit (loss)...................    $4,423,000     $ (388,000)    $  (366,000)    $ 5,206,000
Net earnings (loss)...................    $2,352,000     $ (642,000)    $  (440,000)    $ 2,973,000
Earnings (loss) per common share......    $      .17     $     (.05)    $      (.03)    $       .20

      [ PHOTOGRAPH OF VIDEO LOTTERY (SLOTS) CASINO AT NIGHT APPEARS HERE ]

                  [ AERIAL PHOTOGRAPHY OF TRACK APPEARS HERE ]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE OFFERING OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                                       PAGE
                                                       ----
Prospectus Summary.............................          3
Risk Factors...................................          7
Use of Proceeds................................         12
Dividend Policy................................         13
Dilution.......................................         13
Capitalization.................................         14
Selected Consolidated Financial Data...........         15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         16
Business.......................................         21
Management.....................................         38
Restructuring..................................         43
Certain Transactions...........................         45
Principal and Selling Stockholders.............         46
Description of Capital Stock...................         47
Shares Eligible for Future Sale................         53
Underwriting...................................         54
Legal Matters..................................         56
Experts........................................         56
Additional Information.........................         56
Glossary of Certain Terms......................         57
Index to Consolidated Financial Statements.....        F-1

                               ------------------

     UNTIL         , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,500,000 SHARES

                              [DOVER LOGO GRAPHIC]

                                  DOVER DOWNS
                              ENTERTAINMENT, INC.

                                  COMMON STOCK

                                   ----------
                                   PROSPECTUS
                                   ----------

                              MERRILL LYNCH & CO.

                                            , 1996
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions. All expenses other than the SEC registration fee, the NASD filing fee, and the NYSE filing fee are estimated.


SEC registration fee........................................... $ 20,819
NASD filing fee................................................    6,538
NYSE listing fee...............................................  125,325
Transfer agent's fee and expenses..............................   15,000
Accounting fees and expenses...................................   50,000
Legal fees and expenses........................................   75,000
'Blue Sky' fees and expenses (including legal fees)............   20,000
Costs of printing and engraving................................  125,000
Miscellaneous..................................................   50,318
                                                                --------
  Total........................................................ $488,000
                                                                ========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Certificate of Incorporation and Bylaw Provisions.

     The Company is incorporated under the General Corporation Law of the State of Delaware ('Delaware Law'). Delaware Law permits a corporation to indemnify its directors (and officers) against expenses, judgements, settlement payments and other costs incurred in connection with litigation or similar proceedings, subject to certain limitations. The By-Laws of the Company provide for indemnification of directors to the fullest extent legally permissible under Delaware Law. Delaware Law authorizes a Delaware corporation to include in its certificate of incorporation (and the Company's Certificate of Incorporation contains) a provision that eliminates or limits the ability of the corporation and its shareholders to recover monetary damages from a director for breach of fiduciary duty as a director; but Delaware Law does not permit such a provision to eliminate or limit the liability of a director for (i) any breach of the duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) paying a dividend or approving a stock repurchase which is illegal under certain provisions of Delaware Law, or (iv) any transaction from which the director derived an improper personal benefit.


     ARTICLE VII of the Bylaws of the Company, amended and restated as of June 14, 1996, provides as follows:


                                INDEMNIFICATION

     Section 7.1. General. The Company shall indemnify, and advance Expenses (as hereinafter defined) to, Indemnitee (as hereinafter defined) to the fullest extent permitted by applicable law in effect on the adoption of these Bylaws, and to such greater extent as applicable law may thereafter from time to time permit. The rights of Indemnitee provided under the preceding sentence shall include, but shall not be limited to, the rights set forth in the other Sections of this Article.

     Section 7.2. Proceedings Other Than Proceedings By Or In The Right Of The Company. Indemnitee shall be entitled to the indemnification rights provided in this Section 7.2 if, by reason of his Corporate Status (as hereinafter defined), he is, or is threatened to be made, a party to any threatened, pending, or completed Proceeding (as hereinafter defined), other than a Proceeding by or in the right of the Company. Pursuant to this Section 7.2, Indemnitee shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interestsof the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 7.3. Proceedings By Or In The Right Of The Company. Indemnitee shall be entitled to the indemnification rights provided in this Section 7.3 to the fullest extent permitted by law if, by reason of his Corporate Status, he is, or is threatened to be made, a party to any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 7.3, Indemnitee shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such Proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company.

     Section 7.4. Indemnification For Expenses Of A Party Who Is Wholly Or Partly Successful. Notwithstanding any other provision of this Article, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

     Section 7.5. Indemnification For Expenses Of A Witness. Notwithstanding any other provision of this Article, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

     Section 7.6. Advancement Of Expenses. The Company shall advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within twenty days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.

     Section 7.7. Procedure For Determination Of Entitlement To Indemnification.

          (a) To obtain indemnification under this Article, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The determination of Indemnitee's entitlement to indemnification shall be made not later than 60 days after receipt by the Company of the written request for indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

          (b) Indemnitee's entitlement to indemnification under any of Sections 7.2, 7.3 or 7.4 of this Article shall be determined in the specific case:
     (i) by the Board of Directors by a majority vote of a quorum of the Board consisting of Disinterested Directors (as hereinafter defined); or (ii) by Independent Counsel (as hereinafter defined), in a written opinion, if (A) a Change of Control (as hereinafter defined) shall have occurred and Indemnitee so requests, or (B) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs; or (iii) by the s tockholders of the Company; or (iv) as provided in Section 7.8 of this Article.

          (c) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 7.7(b) of this Article, the Independent Counsel shall be selected as provided in this
     Section 7.7(c). If a Change of Control shall not have occurred, the Independent Counsel shall be selected by the Board of Directors, and the Company shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. If a Change of Control shall have occurred, and if so requested by Indemnitee in his written request for indemnification, the Independent Counsel shall be selected by Indemnitee, and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within 7 days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of 'Independent Counsel' as defined in Section 7.13 of this Article, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is made, the Independent Counsel so selected shall be disqualified from acting as such. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 7.7(a) hereof, no Independent Counsel shall have been selected, or if selected shall have been objected to, in accordance with this Section 7.7(c), either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person so appointed shall act as Independent Counsel under Section 7.7(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in acting pursuant to Section 7.7(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 7.7(c), regardless of the manner in which such Independent Counsel was selected or appointed.

     Section 7.8. Presumptions And Effect Of Certain Proceedings. If a Change of Control shall have occurred, Indemnitee shall be presumed (except as otherwise expressly provided in this Article) to be entitled to indemnification under this Article upon submission of a request for indemnification in accordance with Section 7.7(a) of this Article, and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a determination contrary to that presumption. Whether or not a Change of Control shall have occurred, if the person or persons empowered under Section 7.7 of this Article to determine entitlement to indemnification shall not have made a determination within 60 days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification unless (i) Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification, or (ii) such indemnification is prohibited by law. The termination of any Proceeding described in any of Sections 7.2, 7.3, or 7.4 of this Article, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Article) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

     Section 7.9. Remedies Of Indemnitee.

          (a) In the event that (i) a determination is made pursuant to Section
     7.7 of this Article that Indemnitee is not entitled to indemnification under this Article, (ii) advancement of Expenses is not timely made pursuant to Section 7.6 of this Article, or (iii) payment of indemnification is not made within five (5) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Sections 7.7 or 7.8 of this Article, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The Company shall not oppose Indemnitee's right to seek any such adjudication or award in arbitration.

          (b) In the event that a determination shall have been made pursuant to
     Section 7.7 of this Article that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 7.9 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. If a Change of Control shall have occurred, in any judicial proceeding or arbitration commenced pursuant to this Section 7.9 the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

          (c) If a determination shall have been made or deemed to have been made pursuant to Sections 7.7 or 7.8 of this Article that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 7.9, unless (i) Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification, or (ii) such indemnification is prohibited by law.

          (d) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 7.9 that the procedures and presumptions of this Article are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Article.

          (e) In the event that Indemnitee, pursuant to this Section 7.9, seeks a judicial adjudication of, or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Article, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses (of the types described in the definition of Expenses in Section 7.13 of this Article) actually and reasonably incurred by him in such judicial adjudication or arbitration, but only if he prevails therein. If it shall be determined in said judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

     Section 7.10. Non-Exclusivity And Survival Of Rights. The rights of indemnification and to receive advancement of Expenses as provided by this Article shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the By-Laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. Notwithstanding any amendment, alteration or repeal of any provision of this Article, Indemnitee shall, unless otherwise prohibited by law, have the rights of indemnification and to receive advancement of Expenses as provided by this Article in respect of any action taken or omitted by Indemnitee in his Corporate Status and in respect of any claim asserted in respect thereof at any time when such provision of this Article was in effect. The provisions of this Article shall continue as to an Indemnitee whose Corporate Status has ceased and shall inure to the benefit of his heirs, executors and administrators.

     Section 7.11. Severability. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

          (a) the validity, legality and enforceability of the remaining provisions of this Article (including without limitation, each portion of any Section of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

          (b) to the fullest extent possible, the provisions of this Article (including, without limitation, each portion of any Section of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     Section 7.12. Certain Persons Not Entitled To Indemnification Or Advancement Of Expenses. Notwithstanding any other provision of this Article, no person shall be entitled to indemnification or advancement of Expenses under this Article with respect to any Proceeding, or any claim therein, brought or made by him against the Company.

     Section 7.13. Definitions.  For purposes of this Article:

          (a) 'Change in Control' means a change in control of the Company of a nature that would be required to be reported in response to Item 5(f) of
     Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the 'Act'), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any 'person' (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the 'beneficial owner') (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person attaining such percentage interest; (ii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

          (b) 'Corporate Status' describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Company.

          (c) 'Disinterested Director' means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

          (d) 'Expenses' shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

          (e) 'Indemnitee' includes any person who is, or is threatened to be made, a witness in or a party to any Proceeding as described in Sections 7.2, 7.3 or 7.4 of this Article by reason of his Corporate Status.

          (f) 'Independent Counsel' means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term 'Independent Counsel' shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Article.

     (g) 'Proceeding' includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 7.9 of this Article to enforce his rights under this Article.

     Section 7.14. Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

  Insurance.

     Dover Downs may obtain, prior to or after the effective date of this Registration Statement, insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

  Indemnification by Underwriters.

     Section 6(b) of the Underwriting Agreement (filed as Exhibit 1.1 to this Registration Statement) provides that the Underwriters severally and not jointly will indemnify and hold harmless the Registrant and each director, officer and controlling person of the Registrant from and against any liability caused by any statement or omission in the Registration Statement, in the Prospectus, in any Preliminary Prospectus or in any amendment or supplement thereto, in each case to the extent that the statement or omission was made in reliance upon and in conformity with written information furnished to the Registrant by the Underwriters expressly for use therein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     There have been no sales of unregistered securities by the Registrant within the past three years, except as follows:


1.         On March 14, 1995, the Registrant issued to Thomas Hatzis, 13,500 shares of Class A Common Stock for $18,000 in cash.
2.         On June 28, 1996, the Registrant issued to Denis McGlynn, 180,000 shares of Class A Common Stock for $162,000 in cash upon the exercise of stock options granted under the 1991 Stock Option Plan.
3.         On June 27, 1996, the Registrant issued to Melvin Joseph, 22,500 shares of Class A Common Stock for $30,000 in cash upon the exercise of stock options granted under the 1991 Stock Option Plan.
4.         On July 26, 1996, the Registrant issued to Eugene W. Weaver, 90,000 shares of Class A Common Stock for $41,600 in cash upon the exercise of stock options granted under the 1991 Stock Option Plan.
5.         In 1996, prior to the Offering, the Registrant effected a tax free restructuring pursuant to which all former stockholders of Dover Downs, Inc. exchanged each share of common stock held in Dover
           Downs, Inc. for 4,500 shares of Class A Common Stock of the Registrant. As a result of this share exchange, Dover Downs, Inc. became a wholly-owned subsidiary of the Registrant and the former stockholders of Dover Downs, Inc. acquired a percentage of the equity in the Registrant equal to the percentage previously owned by them in Dover Downs, Inc. See 'Restructuring -- 1996
           Restructuring.'


     With respect to Items 1 through 3 above, the number of shares has been adjusted to reflect the share exchange effected prior to the Offering. See 'Restructuring -- 1996 Restructuring.' None of the securities were registered under the Securities Act of 1933, as amended, in reliance upon the exemption from registration provided by Section 4 (2) of the Act. The factors that assured the availability of that exemption for each such transaction included the sophistication of the offerees and of the purchasers, their access to material information, the disclosures actually made to them by the Registrant and the absence of any general solicitation or advertising.

ITEM 16.  EXHIBITS.


  EXHIBIT
    NO.
  -------
    1.1   Form of Underwriting Agreement
    2.1   Share Exchange Agreement and Plan of Reorganization dated June 14, 1996 between Dover Downs
          Entertainment, Inc., Dover Downs, Inc., Dover Downs International Speedway, Inc. and the shareholders of Dover Downs, Inc.(1)
    3.1   Certificate of Incorporation of Dover Downs Entertainment, Inc., amended June 14, 1996, and further amended on June 28, 1996(1)
    3.2   Amended and Restated Bylaws of Dover Downs Entertainment, Inc.(1)
    4.1   Form of Common Stock Certificate(1)
    4.2   Rights Agreement dated as of June 14, 1996 between Dover Downs Entertainment, Inc. and ChaseMellon
          Shareholder Services, L.L.C.(1)
    5.1   Opinion letter of Duane, Morris & Heckscher regarding the legality of the securities registered
   10.1   Credit Agreement between PNC Bank and Dover Downs Entertainment, Inc. dated July 31, 1996
   10.2   Dover Downs Entertainment, Inc. $7 Million Dollar Committed Line of Credit Note in favor of PNC Bank dated July 31, 1996
   10.3   Dover Downs Entertainment, Inc. $6 Million Dollar Committed Line of Credit Note in favor of PNC Bank dated July 31, 1996
   10.4   Dover Downs Entertainment, Inc. $2 Million Dollar Committed Line of Credit Note in favor of PNC Bank dated July 31, 1996
   10.5   Guaranty and Suretyship Agreement dated July 31, 1996 in favor of PNC Bank
   10.6   Guaranty and Suretyship Agreement dated July 31, 1996 in favor of PNC Bank
   10.7   Project Consulting and Management Agreement between Dover Downs, Inc. and Caesars World Gaming
          Development Corporation dated May 10, 1995(1)(2)
   10.8   Agreement between Dover Downs, Inc. and Cloverleaf Standardbred Owners Association, Inc. dated
          February 2, 1996(1)
   10.9   Dover Downs Entertainment, Inc. 1996 Stock Option Plan(1)
  10.10   Dover Downs Entertainment, Inc. 1991 Stock Option Plan(1)
  10.11   NASCAR Sanction Application and Agreement Form, NASCAR Busch Series, Grand National Division, with
          Dover Downs International Speedway, Inc. dated January 1, 1996(1)(2)
  10.12   NASCAR Sanction Application and Agreement Form, Winston Cup Series, with Dover Downs International
          Speedway, Inc. dated January 1, 1996(1)(2)
     11   Computation of Earnings Per Share
   21.1   Subsidiaries(1)
   23.1   Consent of Siegfried Schieffer & Seitz
   23.2   Consent of KPMG Peat Marwick, LLP
   23.3   Consent of Duane, Morris & Heckscher (included in Exhibit 5.1 to this Registration Statement)
     24   Power of Attorney (included on page II-11 to the original Registration Statement on Form S-1 filed
          July 15, 1996)
     27   Financial Data Schedule


- ------------------

(1) Previously filed


(2) Portions of this exhibit have been deleted pursuant to the Company's request for confidential treatment pursuant to Rule 406 promulgated under the Securities Act of 1933.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing or closings specified in the Underwriting Agreement, certificates in such denominations and registered in such names as may be required by the Underwriters in order to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby further undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497
(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities assigned under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dover, Delaware on August 27, 1996.


                                DOVER DOWNS ENTERTAINMENT, INC.

                                By: /s/ DENIS MCGLYNN
                                    -------------------------------------
                                    Denis McGlynn
                                    President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                  SIGNATURE                            TITLE                                         DATE
                  ---------                            -----                                         ----

/s/ JOHN W. ROLLINS                             Chairman of the Board                            August 27, 1996
- -------------------------------------
John W. Rollins

/s/ HENRY B. TIPPIE                             Vice Chairman of the Board                       August 27, 1996
- -------------------------------------
Henry B. Tippie

/s/ DENIS MCGLYNN                               President, Chief Executive                       August 27, 1996
- -------------------------------------           Officer and Director
Denis McGlynn                                   (Principal Executive Officer)

/s/ ROBERT M. COMOLLO                           Treasurer and Secretary                          August 27, 1996
- -------------------------------------           (Principal Financial and
Robert Comollo                                  Accounting Officer)

/s/ EUGENE W. WEAVER                            Senior Vice President --                         August 27, 1996
- -------------------------------------           Administration and Director
Eugene W. Weaver

/s/ JOHN W. ROLLINS, JR.                        Director                                         August 27, 1996
- -------------------------------------
John W. Rollins, Jr.

/s/ R. RANDALL ROLLINS                          Director                                         August 27, 1996
- -------------------------------------
R. Randall Rollins

/s/ PATRICK J. BAGLEY                           Director                                         August 27, 1996
- -------------------------------------
Patrick J. Bagley

/s/ MELVIN L. JOSEPH                            Director                                         August 27, 1996
- -------------------------------------
Melvin L. Joseph

/s/ JEFFREY W. ROLLINS                          Director                                         August 27, 1996
- -------------------------------------
Jeffrey W. Rollins



                                 Exhibit Index


  EXHIBIT
    NO.
  -------
    1.1   Form of Underwriting Agreement(1)
    2.1   Share Exchange Agreement and Plan of Reorganization dated June 14, 1996 between Dover Downs
          Entertainment, Inc., Dover Downs, Inc., Dover Downs International Speedway, Inc. and the shareholders of Dover Downs, Inc.(1)
    3.1   Certificate of Incorporation of Dover Downs Entertainment, Inc., amended June 14, 1996, and further amended on June 28, 1996(1)
    3.2   Amended and Restated Bylaws of Dover Downs Entertainment, Inc.(1)
    4.1   Form of Common Stock Certificate(1)
    4.2   Rights Agreement dated as of June 14, 1996 between Dover Downs Entertainment, Inc. and ChaseMellon
          Shareholder Services, L.L.C.(1)
    5.1   Opinion letter of Duane, Morris & Heckscher regarding the legality of the securities registered
   10.1   Credit Agreement between PNC Bank and Dover Downs Entertainment, Inc. dated July 31, 1996
   10.2   Dover Downs Entertainment, Inc. $7 Million Dollar Committed Line of Credit Note in favor of PNC Bank dated July 31, 1996
   10.3   Dover Downs Entertainment, Inc. $6 Million Dollar Committed Line of Credit Note in favor of PNC Bank dated July 31, 1996
   10.4   Dover Downs Entertainment, Inc. $2 Million Dollar Committed Line of Credit Note in favor of PNC Bank dated July 31, 1996
   10.5   Guaranty and Suretyship Agreement dated July 31, 1996 in favor of PNC Bank
   10.6   Guaranty and Suretyship Agreement dated July 31, 1996 in favor of PNC Bank
   10.7   Project Consulting and Management Agreement between Dover Downs, Inc. and Caesars World Gaming
          Development Corporation dated May 10, 1995(1)(2)
   10.8   Agreement between Dover Downs, Inc. and Cloverleaf Standardbred Owners Association, Inc. dated
          February 2, 1996(1)
   10.9   Dover Downs Entertainment, Inc. 1996 Stock Option Plan(1)
  10.10   Dover Downs Entertainment, Inc. 1991 Stock Option Plan(1)
  10.11   NASCAR Sanction Application and Agreement Form, NASCAR Busch Series, Grand National Division, with
          Dover Downs International Speedway, Inc. dated January 1, 1996(1)(2)
  10.12   NASCAR Sanction Application and Agreement Form, Winston Cup Series, with Dover Downs International
          Speedway, Inc. dated January 1, 1996(1)(2)
     11   Computation of Earnings Per Share
   21.1   Subsidiaries(1)
   23.1   Consent of Siegfried Schieffer & Seitz
   23.2   Consent of KPMG Peat Marwick, LLP
   23.3   Consent of Duane, Morris & Heckscher (included in Exhibit 5.1 to this Registration Statement)
     24   Power of Attorney (included on page II-11 to the original Registration Statement on Form S-1 filed
          July 15, 1996)
     27   Financial Data Schedule


- ------------------

(1) Previously filed


(2) Portions of this exhibit have been deleted pursuant to the Company's request for confidential treatment pursuant to Rule 406 promulgated under the Securities Act of 1933.